   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1998



                                                      REGISTRATION NO. 333-56995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         PRESTIGE COSMETICS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              FLORIDA                                2844                              59-2224411
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                            ------------------------

                         1441 WEST NEWPORT CENTER DRIVE
                         DEERFIELD BEACH, FLORIDA 33442
                                 (954) 480-9202
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                                 JACQUES COHEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         PRESTIGE COSMETICS CORPORATION
                         1441 WEST NEWPORT CENTER DRIVE
                         DEERFIELD BEACH, FLORIDA 33442
                                 (954) 480-9202
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:


                  GARY EPSTEIN, ESQ.                                   RUBI FINKELSTEIN, ESQ.
               GREENBERG TRAURIG, P.A.                           ORRICK, HERRINGTON & SUTCLIFFE LLP
                 1221 BRICKELL AVENUE                                     666 FIFTH AVENUE
                 MIAMI, FLORIDA 33131                                    NEW YORK, NY 10103
                PHONE: (305) 579-0500                                  PHONE: (212) 506-5000
                 FAX: (305) 579-0717                                    FAX: (212) 506-5151


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, SEPTEMBER 16, 1998


PROSPECTUS

                                2,300,000 SHARES

                         PRESTIGE COSMETICS CORPORATION
                                  COMMON STOCK
                            ------------------------

     Prestige Cosmetics Corporation ("Prestige" or the "Company") hereby offers 2,300,000 shares of Common Stock, $.01 par value per share (the "Common Stock"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company and there can be no assurance that such a market will develop after the Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering price of the Common Stock will be between $6.00 and $7.00 per share. For information regarding the factors to be considered in determining the initial public offering price see "Underwriting." The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market System under the symbol "PRES."
                            ------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                            PUBLIC                DISCOUNTS(1)              COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3)..........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Excludes additional compensation payable to Josephthal & Co. Inc., the representative (the "Representative" or "Josephthal") of the several underwriters (the "Underwriters"), in the form of a non-accountable expense allowance. The Company has agreed to sell to the Representative, at a nominal price, warrants (the "Representative's Warrants") to purchase up to 230,000 shares of Common Stock at an exercise price per share equal to 120% of the initial public offering price. The Company has also agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting offering expenses payable by the Company estimated to be $625,000, including the Representative's non-accountable expense allowance.
(3) The Company has granted the Underwriters a 45-day option to purchase up to 345,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be
    $          , $          and $          , respectively.
                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering without notice and to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made
against payment on or about                , 1998 at the offices of Josephthal &
Co. Inc., New York, New York.

                             JOSEPHTHAL & CO. INC.

              THE DATE OF THIS PROSPECTUS IS                , 1998

                              [INSIDE FRONT COVER]


                                   PHOTOS OF



               "ADMINISTRATIVE AND MANUFACTURING FACILITIES, USA"



                  "FULLY INTEGRATED MANUFACTURING OPERATIONS"



                        "IN-HOUSE PRODUCTION FACILITIES"



                                "PRIVATE LABEL"



                       "PRESTIGE STUDIO MAKE-UP COUNTER"


                     "PRESTIGE COSMETICS IN-STORE DISPLAY"

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     THE COMPANY INTENDS TO FURNISH ANNUAL REPORTS TO SHAREHOLDERS CONTAINING AUDITED FINANCIAL STATEMENTS AND MAKE AVAILABLE QUARTERLY REPORTS AND SUCH OTHER PERIODIC REPORTS AS IT MAY DETERMINE TO BE APPROPRIATE OR AS MAY BE REQUIRED BY LAW.

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto, appearing elsewhere in this Prospectus.


     The Company intends to acquire (the "Acquisition Transactions"), prior to the consummation of this Offering, all of the outstanding capital stock of each of Les Cosmetiques P.C. Inc., a Canadian corporation, Prestige Cosmetics Pty Ltd., an Australian corporation, and Prestige Cosmetics s.r.l., an Italian corporation, each of which is currently engaged principally in distributing the Company's products in foreign markets. Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, the Representative's Warrants or outstanding options,
(ii) gives effect to the consummation of the Acquisition Transactions, and (iii) gives effect to a 12,594.14-for-1 stock split effected in September 1998. The fiscal years ended September 30, 1995, 1996 and 1997 are referred to herein as "Fiscal 1995," "Fiscal 1996" and "Fiscal 1997," respectively. References in this Prospectus to the historical results of operations of the Company mean the Company's results of operations without giving effect to the Acquisition Transactions. References in this Prospectus to the pro forma results of operations of the Company mean the Company's results of operations giving effect to the Acquisition Transactions. The Company was incorporated in the State of Florida on February 21, 1980 under the name Sinequanone Mfg. of America, Inc., changed its name to Lancetti Cosmetics Corporation in September 1982, and has been doing business as Prestige Cosmetics since 1985. In September 1998, the Company changed its name to Prestige Cosmetics Corporation. Except as otherwise noted, all references to the Company include the foreign companies to be acquired pursuant to the Acquisition Transactions, Les Cosmetiques P.C. Inc., Prestige Cosmetics Pty Ltd. and Prestige Cosmetics s.r.l. See "Prospectus Summary -- Acquisition Transactions" and Pro Forma Financial Statements.


                                  THE COMPANY


     The Company manufactures, markets and distributes, domestically and internationally, a full line of cosmetic products under its proprietary "Prestige"(R) and "Prestige Studio Make-Up"(TM) brand names, and manufactures private label products for cosmetic and other specialty retailers. The Company believes that it is one of the fastest growing niche cosmetic companies. The Company's marketing strategy emphasizes distinctive, high-fashion, premium color cosmetic products that are sold at prices that compare favorably to those of competitive products.



     The Company distributes its "Prestige" products through a variety of national and regional "self-select" distribution channels. This type of distribution channel, in which customers select their own purchases without the assistance of an in-store demonstrator, includes independent and chain drug stores, mass volume retailers, and supermarkets. In the United States, the Company markets and sells its products nationwide, in many large retail chains including Eckerd Drugs, Thrifty-Payless, Rite-Aid and Wal-Mart stores, as well as on a promotional basis in Walgreens and CVS. The Company has increased its distribution in retail outlets from approximately 7,000 outlets in Fiscal 1995, to 8,300 outlets in Fiscal 1996, to 10,000 outlets in Fiscal 1997 and to 11,000 outlets in the nine months ended June 30, 1998. In addition, the Company has recently commenced distribution into over 500 SAV-ON stores. Further, the Company has been realizing significant growth in sales of its products within existing outlets, including an increase of approximately 33% in sales of the Company's products within the same Wal-Mart stores during the 12-month period ended January 1998. The Company has successfully completed tests of its basic "Prestige" line in 30 K-Mart stores and its "Prestige Studio Make-Up" line in 53 Sears stores, and has recently expanded into 100 K-Mart stores and 385 Sears stores. Since completion of testing, the linear footage of the Company's product space has increased 150% in K-Mart stores and 300% in Sears stores. The Company has recently launched a new, upscale merchandising program with Sears. Pursuant to this new merchandising program, the Company's "Prestige Studio Make-Up"(TM) line will be prominently featured in free-standing center aisle displays in 385 of the approximately 550 existing Sears stores. The opening order from Sears for this program was $ million.

     The Company has operations based in three foreign countries and its products are currently sold in 28 countries, as compared to five countries in 1995. Internationally, the Company sells its products in leading mass, drug and/or department store chains, including Shoppers Drug Mart and London Drugs in Canada, Kaufhof and Karstadt in Germany, Les Galeries Lafayette in France and Myer and David Jones in Australia. The Company tailors its marketing strategy to meet the consumer trends in each country in which it sells its products. The major overseas markets in which the Company currently sells its products include Canada, Italy, Germany, Spain, Norway, Sweden, Greece, Australia, Hong Kong, Taiwan, France and Austria. In addition, the Company sells its products in such emerging markets as Kuwait, Lithuania, Brazil, Korea, Singapore and Argentina. In June 1997, the Company commenced distribution in Japan and anticipates additional significant sales in the Far East, including China, where the Company has recently begun sales of its products in a major retail chain. The Company believes that its foreign distribution network will enable it to expand in existing and new international markets and intends to use a portion of the net proceeds of this Offering for international expansion.


     In the United States, the Company believes that it generates retail sales of $2,500 to $9,000 per linear foot per year on products with suggested retail price points principally of $2.95 to $4.95, with most of the Company's volume in the $3,000 to $4,000 range per linear foot. According to Information Resources, Inc., for the 52-week period ended December 7, 1997, sales of the Company's lip products within domestic drug stores increased approximately 73% on a dollar basis and 54% on a unit basis and sales of the Company's eye makeup products within domestic drug stores increased approximately 21% on a dollar basis and 12% on a unit basis.


     The drug store industry has been experiencing a consolidation trend. In addition, there has been significant growth among mass volume retailers. These large retail chains typically seek vendors with the capability to offer a broad line of innovative products and to respond quickly to changing trends. The Company has positioned itself to capitalize on the consolidation trend in the drug store industry through its ability to (i) manufacture a broad selection of innovative high quality, competitively priced cosmetic products, (ii) respond quickly to changes in consumer trends by utilizing its management information systems which serve to differentiate it from many of its direct niche competitors and enable it to satisfy the requirements of the large retail chains, (iii) maintain lower levels of inventory than a number of its competitors who are dependent on third party manufacturers, and (iv) support a just-in-time delivery system.

     The Company currently manufactures most of its products in a 50,000 square foot modern facility in Deerfield Beach, Florida, at which the Company manufactures and/or processes, tests, packages and labels cosmetic products including lipstick, cosmetic pencils, lip gloss, powder, eyeshadow, blush, concealers, mascara, foundation and nail lacquer. The Company also owns and operates distribution facilities in Montreal, Canada, Melbourne, Australia and Bologna, Italy. The Company intends to commence manufacturing cosmetics at its Italian facility for the European and Middle Eastern markets thereby greatly reducing its cost of goods as well as shipping and distribution costs and allowing the Company to rapidly respond to local customer demands.

     The Company's strategy is to (i) strengthen and enhance the Prestige brand through marketing and advertising, (ii) further penetrate the self-select distribution channel, (iii) continue to expand in existing and new international markets, (iv) continue to extend its line of cosmetic products and expand into alternative markets, (v) continue to improve operating efficiencies, customer service and product quality by upgrading management information systems and manufacturing capabilities, and (vi) evaluate possible acquisitions of or investments in businesses and products that are complementary to those of the Company.

     The Company's principal executive offices are located at 1441 West Newport Center Drive, Deerfield Beach, Florida 33442, and its telephone number is (954) 480-9202.

                                  THE OFFERING

Common Stock offered hereby.........     2,300,000 shares

Common Stock to be outstanding after
the Offering........................     10,300,000 shares(1)

Use of proceeds.....................     For the repayment of indebtedness,
                                         including loans from shareholders,
                                         upgrade of the Company's in-store
                                         displays, expansion of advertising,
                                         marketing and sales efforts,
                                         acquisition of equipment, international
                                         expansion, possible acquisitions,
                                         working capital and other general
                                         corporate purposes. See "Use of
                                         Proceeds."

Risk factors........................     The shares of Common Stock offered
                                         hereby are speculative in nature and
                                         involve a high degree of risk and
                                         immediate substantial dilution and
                                         should not be purchased by investors
                                         who cannot afford the loss of their
                                         entire investment. See "Risk Factors"
                                         and "Dilution."

Proposed Nasdaq National Market
System symbol.......................     "PRES"
---------------

(1) Does not include (i) 437,500 shares of Common Stock reserved for issuance upon exercise of stock options, at an exercise price equal to the initial public offering price, granted under the Company's 1998 Stock Option Plan (the "Plan"), (ii) 312,500 shares of Common Stock reserved for issuance upon exercise of stock options which may be granted under the Plan and (iii) 230,000 shares of Common Stock reserved for issuance pursuant to the Representative's Warrants. See "Management -- 1998 Stock Option Plan" and "Underwriting."


                            ACQUISITION TRANSACTIONS


     The Company intends to acquire all of the outstanding capital stock of each of Les Cosmetiques P.C. Inc., a Canadian corporation ("Prestige Canada"), Prestige Cosmetics Pty Ltd., an Australian corporation ("Prestige Australia"), and Prestige Cosmetics s.r.l., an Italian corporation ("Prestige Italy" and, together with Prestige Canada and Prestige Australia, the "Foreign Subsidiaries"), prior to the consummation of this Offering. Each of the Foreign Subsidiaries is currently engaged principally in distributing the Company's products in foreign markets. The Company anticipates that it will acquire all of the outstanding capital stock of Prestige Canada, Prestige Australia and Prestige Italy in exchange for the issuance of 123,000, 380,000 and 1,199,923 shares of Common Stock, respectively. See "Certain Transactions."

                             SUMMARY FINANCIAL DATA


     The historical summary financial data set forth below reflect the results of operations of the Company without giving effect to the Acquisition Transactions. The pro forma summary financial data set forth below give effect to the Acquisition Transactions as if they had occurred as of June 30, 1998 or at the beginning of the periods presented. The pro forma summary statement of operations data for the year ended September 30, 1997 include the Company's results of operations for the year ended September 30, 1997, Prestige Canada's results of operations for the year ended December 31, 1997, Prestige Australia's results of operations for the year ended December 31, 1997 and Prestige Italy's results of operations for the year ended December 31, 1997. The pro forma summary statement of operations data for the nine months ended June 30, 1998 include the results of operations of the Company and each of the Foreign Subsidiaries for the same period.



                                             YEAR ENDED                           NINE MONTHS ENDED
                                           SEPTEMBER 30,                              JUNE 30,
                             ------------------------------------------    -------------------------------
                                                              PRO FORMA                          PRO FORMA
                              1995       1996       1997        1997        1997       1998        1998
                             -------    -------    -------    ---------    -------    -------    ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $10,469    $13,771    $20,252     $26,922     $15,517    $12,409     $18,297
Cost of goods sold.........    5,440      7,042      9,022      11,259       6,912      5,191       7,336
                             -------    -------    -------     -------     -------    -------     -------
Gross profit...............    5,029      6,729     11,230      15,663       8,605      7,218      10,961
Total operating expenses...    5,237      6,452      9,377      12,004       7,109      5,919       9,262
                             -------    -------    -------     -------     -------    -------     -------
Operating income (loss)....     (208)       277      1,853       3,659       1,496      1,299       1,699
Other (expense)............     (108)      (133)      (217)       (371)       (141)      (246)       (348)
Provision (benefit) for
  income taxes.............     (120)        60        793       1,411         694        455         612
                             -------    -------    -------     -------     -------    -------     -------
Net income (loss)..........  $  (196)   $    84    $   843     $ 1,877     $   661    $   598     $   739
                             =======    =======    =======     =======     =======    =======     =======
Basic and diluted earnings
  per share................  $  (.03)   $   .01    $   .13     $   .23     $   .10    $   .09     $   .09
Weighted average shares
  outstanding..............    6,297      6,297      6,297       8,000       6,297      6,297       8,000



                                           SEPTEMBER 30,                        JUNE 30, 1998
                                     --------------------------    ----------------------------------------
                                                                                               PRO FORMA AS
                                      1995      1996      1997     ACTUAL      PRO FORMA       ADJUSTED(1)
                                     ------    ------    ------    ------    --------------    ------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........  $    4    $   --    $   --    $   --       $   429          $10,908
Working capital (deficit)..........     (10)     (900)     (298)      154           742           14,021
Total assets.......................   3,562     6,585     8,759     9,387        21,886(2)        32,365(2)
Total liabilities..................   3,100     6,039     7,370     7,400        10,886            8,086
Total shareholders' equity.........     462       546     1,389     1,987        11,000           24,279


---------------
(1) Gives effect to the sale of the 2,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(2) Includes $8,424,000 of acquired intangibles relating to acquisitions of the Foreign Subsidiaries.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

STRONG COMPETITION

     The Company faces significant competition in the marketing and sale of its products. The Company's products compete for consumer recognition and shelf space with competitors who have longer operating histories, significantly greater financial, technical, manufacturing, distribution and marketing resources, significantly greater name recognition and substantially greater customer bases than the Company. The Company's principal competitors in the industry include large multi-national companies such as Revlon, Inc., L'Oreal Groupe, The Procter & Gamble Company, and smaller companies such as Del Laboratories, Inc., Renaissance Cosmetics, Inc. and Bonne Bell Company. The cosmetic industry is characterized by frequent introductions of new products, accompanied by substantial promotional campaigns. Many of these competitors may be able to respond more quickly to new or emerging changes in consumer preferences and demands and to devote greater financial resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to evolving industry trends or changing customer preferences.

     Brand recognition, together with product quality, performance and price and the extent to which consumers are educated on product benefits, have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, as well as the timing of new product introductions and line extensions, also have a significant impact on buying decisions, and the structure and quality of the sales force affect product reception, in-store position, permanent display space and inventory levels in retail outlets.

     Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect the Company's business, results of operations and financial condition. The Company's products also compete with similar products sold door-to-door or through mail order or telemarketing by representatives of direct sales companies. In addition, as the Company expands internationally, it may face new competition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations and financial condition.

DEPENDENCE ON CUSTOMERS


     As is typical in the cosmetic industry, the Company does not have long-term or exclusive contracts with any of its customers and sells products pursuant to purchase orders placed from time to time in the ordinary course of business. The Company is dependent on a limited number of customers for a significant portion of its revenues. During Fiscal 1996, Wal-Mart and Thrifty-Payless were was the Company's largest customers and accounted for approximately 8% and 5%, respectively, of the Company's historical gross sales. During Fiscal 1997, Rite-Aid (which acquired Thrifty-Payless in December 1996), Eckerd Drugs and Wal-Mart were the Company's three largest customers, and accounted for approximately 12%, 6%, and 6%, respectively, of the Company's historical gross sales. During the nine months ended June 30, 1998, Wal-Mart and Rite-Aid accounted for approximately 8% and 10%, respectively, of the Company's historical gross sales. No single customer accounted for more than 10% of the Company's pro forma gross sales during the years ended September 30, 1996 or 1997 or the nine months ended June 30, 1998. The loss of any of the Company's significant customers, especially Rite-Aid, Eckerd Drugs or Wal-Mart, or a decrease in orders from any such customers, could have a material adverse effect on the Company and its business. There can be no assurance that sales to any of these customers will continue at historic levels, if at all. See "Business -- Customers."

RISKS OF INTEGRATION

     The Foreign Subsidiaries have been operating as separate legal entities and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or institute the necessary Company-wide systems and procedures to manage the combined enterprise profitably. The Foreign Subsidiaries use different strategies and technologies and target different marketplaces. These differences increase the risk inherent in successfully completing such integration. The inability of the Company to integrate the Foreign Subsidiaries successfully would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS


     The Company is currently dependent on a sole source manufacturer, Schwan-STABILO


GmbH, for all of its pencil products, which account for approximately 45% of its gross sales for the nine months ended June 30, 1998. The Company does not maintain a written agreement with such pencil manufacturer and, accordingly, such manufacturer could terminate its relationship at any time. The Company is dependent on the ability of its pencil manufacturer to adhere to the Company's product, price and quality specifications and scheduling requirements. The Company's operations require it to have production orders in place in advance of shipment to the Company's warehouses (product deliveries typically take 60 days). Any delay by such manufacturer in supplying finished pencil products to the Company would adversely affect the Company's ability to deliver products on a timely and competitive basis. In addition, raw materials necessary for the manufacture of the Company's products are purchased from third-party suppliers. The Company does not maintain agreements with any such suppliers and is subject to risks of periodic price fluctuations, shortages and delays. Delays in the delivery of raw materials, components or packaging products from suppliers could have a material adverse effect on the financial condition and results of operations of the Company. See "Business -- Manufacturing and Related Operations." Any material interruption in the availability or significant price increases for raw materials would have a material adverse effect on the Company's operating margins. See "Business -- Raw Materials; Suppliers."


RELIANCE ON SINGLE MANUFACTURING FACILITY


     The Company manufactures or processes substantially all of its products, except for its pencils, at its Florida facility. The Company's manufacturing operations use certain custom designed equipment which, if damaged or otherwise rendered inoperable or unavailable, could result in the disruption of the Company's manufacturing operations. Any extended interruption of operations at the Company's manufacturing facility could have a material adverse effect on the business of the Company. See "Business -- Manufacturing and Related Operations."


MANAGEMENT OF GROWTH

     The Company believes that expansion of its operations will be required in order to address potential market opportunities. Such growth may place substantial strain on the Company's management, operational and financial resources and systems. To manage its growth, the Company must implement, improve and effectively utilize its operational, management, marketing and financial systems and expand, train and manage its employees. In addition, it may become necessary for the Company to increase the capacity of its software, hardware and telecommunications systems on short notice. There can be no assurance that the Company will be able to effectively manage the expansion of its operations or that the Company's systems, procedures or controls will be adequate to support the Company's operations. Any failure of management to effectively manage the Company's growth would have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH FOREIGN OPERATIONS


     The Company has operations based in three foreign countries and its products are currently sold in 28 countries. The Company intends to continue to expand internationally and expects that its international operations will be subject to most of the risks inherent in its business generally. In addition, the Company has been and will continue to be subject to risks inherent in doing business in international markets, such as changes in regulatory requirements, tariffs, import quotas and other trade barriers, fluctuations in currency exchange rates, potentially adverse tax consequences, costs associated with the shipping of the Company's products, longer payment cycles and difficulties in collecting accounts receivable, political and economic instability and difficulties in managing or overseeing foreign operations. The Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates, which may favorably or adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. The Company incurred a foreign exchange loss of $161,285 for Fiscal 1995 primarily as a result of unfavorable currency exchange rates. The Company currently does not engage in any hedging transactions to reduce the risks associated with fluctuations in foreign currency exchange rates. There can be no assurance that one or more of such factors would not have a material adverse effect on the Company's current or future international operations and, consequently, on the Company's business, results of operations and financial condition.


RELIANCE ON NEW PRODUCT DEVELOPMENT AND CONSUMER TRENDS

     The Company's ability to anticipate changes in technologies, markets and industry trends and to successfully develop and introduce new and enhanced products on a timely basis will be a critical factor in its ability to grow and remain competitive. There can be no assurance that new products will be completed or that such products can be marketed successfully. In addition, the anticipated development schedules for new or improved products are inherently difficult to predict and are subject to change as a result of shifting priorities in response to customers' requirements and competitors' new product introductions. The Company expects to devote substantial resources, including expenditures aggregating approximately $1.0 million, to product development efforts over the next two years. The costs of such efforts will be expensed as they are incurred, notwithstanding that the benefits, if any, from such efforts (in the form of increased revenues or decreased product costs) may not be reflected until subsequent periods. There can be no assurance that any new products introduced by the Company will achieve any significant degree of market acceptance or that any acceptance that is achieved will be sustained for any significant amount of time. The failure of new product lines or product innovations to achieve or sustain market acceptance could have a material adverse effect on the Company's business, results of operations and financial condition.

     In addition, the Company expects that the formulation of its cosmetics and other products will be modified from time to time as a result of the Company's ongoing product development and testing programs. As a result of such modifications, products that the Company produces in the future may differ from those that were the subject of earlier research and testing. In that event, the Company may be required to make significant additional expenditures on developing and testing of these new formulations. Furthermore, there can be no assurance that future product formulations will be commercially viable.

DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS


     The Company's management information systems have been, and continue to be, substantially upgraded to provide comprehensive order processing, production and accounting support for the Company's business. Many of the Company's key accounts utilize the electronic data interchange ("EDI") system whereby a retail store or distribution center automatically and electronically orders additional Prestige products from the Company to replace products it has sold. Certain other large retail chains also require that the Company utilize their computerized order and reorder systems. During the nine months ended June 30, 1998, the Company spent approximately $110,000 for hardware and software upgrades for the Company's management information systems and intends to use a portion of the net proceeds of the Offering to purchase additional computer equipment and software. Such costs included the cost of software updates required to allow the systems to process data attributable to the year 2000 and thereafter. The Company believes that its management information systems are year 2000 compliant. The Company has determined that no significant additional expenditures will be required to upgrade the computer systems of the Foreign Subsidiaries for year 2000 solutions. The Company's major customers have informed the Company that they are year 2000 compliant. There can be no assurance that the Company's current management information systems will be sufficient or effective, or that suppliers will complete compatible technology upgrades, or that significant further investments in management information systems will not be necessary. See "Use of Proceeds."


MERCHANDISE RETURNS AND REFUNDS


     In general, the cosmetics industry in the United States has a flexible return policy. Typically, the Company is not contractually obligated to accept returns. However, the Company emphasizes customer service and may accept returns in order to assure customer satisfaction. The Company believes that its return policy is standard for the cosmetic industry in the United States. Refunds and merchandise credits under the Company's return policy, in Fiscal 1995, 1996, 1997 and the nine months ended June 30, 1998 were approximately, 12%, 8%, 10% and 9%, respectively, of historical gross sales. The Company makes allowances in its financial statements for anticipated merchandise returns and refunds based on historical return rates. While the Company maintains reserves for product returns which it considers adequate, the possibility exists that the Company could experience returns at a rate significantly exceeding its historical levels, which could have a material adverse impact on the Company's business, results of operations and financial condition.


FLUCTUATIONS IN OPERATING RESULTS


     The Company's operating results have fluctuated significantly from quarter to quarter, in part because of the timing of promotions, changes in product colors, the addition of new customers and changes in existing customer buying patterns. The Company updates the colors in its product lines annually and supplements its product lines seasonally with promotional colors which causes increases in revenues and returns in quarters in which the updates occur. The Company's operating results also vary significantly due to the timing of customer reset orders, pursuant to which a customer places a large order to update its product line. In addition, the consolidation trend in the drug store industry may result in gains or losses of outlets in which the Company's products are sold. The Company's operating expenses also fluctuate due to expenditures for the purchase of new display units for the Company's products. The Company's operating results for any particular quarter are not necessarily indicative of results for any future period or for the full year.


RISKS RELATING TO INDEBTEDNESS


  Historical Indebtedness



     As of June 30, 1998, on a historical basis, the Company had outstanding indebtedness of approximately $4.5 million, including approximately $3.1 million under a line of credit with First Union National Bank of Florida (the "Bank") which is due on demand, and $1.3 million under notes payable to Jacques Cohen and Gabriel Cohen, principal shareholders, executive officers and directors of the Company (the "Shareholder Notes") which are also due on demand. In addition, the Company and Jacques Cohen and Gabriel Cohen, individually, have guaranteed a bank loan of C&C General Partnership, an affiliate of the Company, of which approximately $1.1 million was outstanding as of June 30, 1998. The Company repaid an aggregate of approximately $48,000 in principal amount of the Shareholder Notes in July 1998. Substantially all of the Company's assets are pledged to the Bank as collateral and the Company is subject to restrictions on the incurrence of additional indebtedness, which could, under certain circumstances, limit the Company's ability to obtain financing in the future for working capital needs, capital expenditures and possible acquisitions. In addition, the agreements with the Bank subject the Company to various covenants which, among other things: (i) require the Company to maintain certain levels of net worth and minimum financial ratios, (ii) restrict the payment by the Company of dividends or other distributions to shareholders and (iii) prohibit the sale by the Company of all or substantially all of its assets. At September 30, 1997, the Company was not in compliance with certain covenants relating to the maintenance of minimum financial ratios. In January 1998, the Bank waived such non-compliance. Although the Company was in compliance with such covenants at June 30, 1998, there can be no assurance that the Company will be able to comply with the terms of its financing agreements in the future. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."


  Pro Forma Indebtedness



     As of June 30, 1998, on a pro forma basis, the Company had outstanding indebtedness of approximately $5.3 million. As of June 30, 1998, the outstanding indebtedness of Prestige Italy included unsecured loans of approximately $238,000 and $157,000 maturing in November 2000 and October 2001, respectively, approximately $47,000 under an unsecured line of credit and capital lease obligations of approximately $99,000. As of June 30, 1998, the outstanding indebtedness of Prestige Australia included approximately $161,000 under an unsecured line of credit, which is due upon demand and capital lease obligations of approximately $89,000.


TRADEMARKS AND PROPRIETARY RIGHTS; RISK OF THIRD PARTY CLAIMS FOR INFRINGEMENT


     The Company holds United States trademark registrations for the "Prestige" and the "Wear Ever" names, and has filed for trademark registrations for certain other names, including "Prestige Studio Make-Up," "Quick Stick," "Lip Loofa," "Secret Agent," "Daily Dose," "Extreme Cover," "Everyday Cover," "Spot Check" and "Complexion Equalizer." In addition, the Company holds trademark registrations for the "Prestige" name in a number of foreign countries. The Company also uses other names for which it has not applied for registration. The Company believes that its rights in these names is a significant part of the Company's business and that its ability to create demand for its products is dependent to a large extent on its ability to exploit its trademarks. There can be no assurance as to the breadth or degree of protection that trademarks afford the Company, that the Company's marks are in fact of value, that such marks do not or will not violate the proprietary rights of others, or that any trademark applications will result in registered trademarks or that trademarks will not be invalidated if challenged. In addition, there can be no assurance that the Company will be able to secure adequate protection for its trademarks in foreign countries other than those in which the Company already has registered trademark rights. Many foreign countries have a "first to file" trademark registration system and thus the Company may be prevented from registering its marks in certain countries if third parties have previously filed applications to register or have registered the same or similar marks. It is possible that competitors of the Company or others will adopt product or service names similar to the Company's, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The inability of the Company to protect the name of its marks adequately would have a material adverse effect on the Company's business, results of operations and financial condition. The Company is not aware of independent claims or other challenges to any of the Company's trademarks. See "Business -- Proprietary Rights and Trademarks."


     The Company's success and ability to compete depend in large part on the protection of its proprietary processes and formulas. The Company seeks to protect such processes through confidentiality agreements with certain key employees who have access to such processes. However, there can be no assurance that such agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of unauthorized use or disclosure. Any such unauthorized disclosure or use could have a material adverse effect on the Company.

GOVERNMENT REGULATION

     The manufacturing, processing, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Federal Trade Commission (the "FTC"), the Food and Drug Administration (the "FDA"), the Consumer Product Safety Commission and the Occupational Safety and Health Administration as well as by various other federal, state and local regulatory authorities. The Company is also subject to foreign consumer laws in the foreign countries where its products are sold. Compliance with federal, state, local and foreign laws and regulations has not had a material adverse effect on the Company to date. Nonetheless, federal, state and local regulations in the United States that are designed to protect consumers have had, and can be expected to have, an impact on product claims, production methods, product content, and packaging. In addition, any expansion by the Company of its operations to produce cosmetic and related products that include over-the-counter drug ingredients would result in the Company becoming subject to additional FDA regulation as well as a higher degree of inspection and greater burden of regulatory compliance than currently exist. The Company believes that it is in compliance with all governmental laws and regulations and maintains all permits and licenses required for its operations. Nevertheless, there can be no assurance that the Company will continue to be in compliance with current laws and regulations or that the Company will be able to comply with any future laws and regulations and licensing requirements. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions.

     The failure by the Company to comply with current or future environmental regulations could result in the imposition of fines on the Company, suspension of production, or a cessation of operations. Compliance with such regulations could require the Company to acquire costly equipment or to incur other significant expenses. The Company believes that it is in substantial compliance with applicable federal, state and local rules and regulations regarding environmental issues. There are no significant capital expenditures for environmental control matters anticipated in the current year or expected in the near future. See "Business -- Government Regulation."

PRODUCT LIABILITY AND INSURANCE


     As a manufacturer and marketer of cosmetic products, the Company is subject to product liability claims from consumers. The nature and use of cosmetic products could give rise to product liability claims if one or more users of the Company's products were to suffer adverse reactions following their use of the products. Such reactions could be caused by various factors, many of which are beyond the Company's control, including allergic sensitivity and the possibility of tampering with the Company's products. In the event of such an occurrence, the Company could incur substantial litigation expense, adverse publicity and a loss of sales. To date, the Company has never been subject to any product liability claims. The Company maintains product liability insurance in the amount of $1.0 million per occurrence (with an annual limit of $2.0 million), which it believes is adequate for the types of products currently offered by the Company, and umbrella insurance in the amount of $4.0 million per occurrence and a general aggregate of $4.0 million. The Foreign Subsidiaries do not maintain separate product liability insurance. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at a reasonable cost. In the event of a partially or completely uninsured successful claim against the Company, the Company's financial condition and reputation would be materially adversely affected.


DEPENDENCE ON KEY PERSONNEL


     The Company's future success depends, in significant part, upon the continued service of its senior management and other key personnel, including Jacques Cohen, Chairman of the Board, President and Chief Executive Officer, Gabriel Cohen, Executive Vice President, Thomas Winarick, Executive Vice President, Marc Feller, Chief Financial Officer, Giorgio Ventura, President of Prestige Italy and Chris Dow, President of Prestige Australia. The Company has entered into employment agreements with each of Jacques Cohen, Gabriel Cohen, Thomas Winarick, Marc Feller, Chris Dow and Giorgio Ventura. The Company has purchased "key man" life insurance with respect to Jacques Cohen, in the amount of $2.0 million. However, the Company has agreed to assign any such "key man" life insurance policy with respect to Jacques Cohen to the Bank in connection with the Company's line of credit with the Bank. The loss of the services of one or more of these executive officers or other key employees could have a material adverse effect on the Company, and there can be no assurance that the Company will be able to retain its key personnel. See "Management -- Executive Officers and Directors."


     The Company's future success also depends on its continuing ability to attract and retain highly qualified financial, technical and managerial personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract or retain a sufficient number of highly qualified employees in the future. If the Company is unable to hire and retain personnel in key positions, the Company's business, results of operations and financial condition could be materially adversely affected.

BENEFITS TO RELATED PARTIES


     The Company's existing shareholders, including certain members of management, are expected to benefit from the Offering due to the anticipated improved liquidity of their shares of Common Stock and an increase in the net tangible book value of their shares of Common Stock. In addition, the Company intends to use approximately $1.5 million of the net proceeds of this Offering to reduce amounts outstanding under its line of credit with the Bank, which will reduce the personal liability of Messrs. Jacques Cohen and Gabriel Cohen under their personal guarantees. The Company will seek to release Messrs. Jacques Cohen and Gabriel Cohen from their personal guarantees following this Offering. The Company also intends to use a portion of the net proceeds of the Offering to repay the remaining amounts due under the Shareholder Notes, including any accrued interest thereon. See "Use of Proceeds" and "Certain Transactions."


CONTROL BY EXISTING SHAREHOLDERS


     Upon completion of this Offering, Jacques Cohen and Gabriel Cohen will beneficially own approximately 61.2% of the outstanding Common Stock (approximately 59.1% of the outstanding Common Stock assuming full exercise of the Underwriters' over-allotment option). As a result, Jacques Cohen and Gabriel Cohen, if they act as a group, will be able to elect the entire Board of Directors of the Company and to control the vote on all other matters submitted to a vote of the Company's shareholders, including approval of significant corporate transactions, including increasing the authorized capital, dissolving or merging the Company and selling the assets of the Company. Control by Jacques Cohen and Gabriel Cohen may discourage certain types of transactions involving an actual or potential change in control of the Company including transactions in which the shareholders might receive a premium for their shares above prevailing market prices. See "Management," "Principal Shareholders" and "Description of Capital Stock."


MANAGEMENT'S DISCRETION AS TO USE OF NET PROCEEDS

     The Company has designated specific uses for a substantial portion of the net proceeds from the sale by the Company of the Common Stock offered hereby. The Board of Directors and management of the Company, however, will have discretion and some flexibility in applying the net proceeds of this Offering. In addition, a significant portion of such net proceeds has been allocated to working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds. The failure of management to apply such net proceeds effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this Offering. The initial public offering price will be determined by negotiation between the Company and the Representative based upon several factors and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Company's Common Stock could be subject to fluctuations in response to quarterly variations in results of operations, announcements of technological innovations or new services or products by the Company or its competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies and other events or factors. In addition, the stock market has experienced volatility that often has been unrelated to the operating performance of companies in the cosmetic industry. These broad market fluctuations may adversely affect the trading price of the Common Stock. See "Underwriting."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS UNDER FLORIDA LAW AND THE COMPANY'S CHARTER AND BYLAWS

     The Company is organized under the laws of the State of Florida. Certain provisions of Florida law may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles") and Amended and Restated Bylaws (the "Bylaws") may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. The Articles will authorize the Board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series, without any vote or action by the Company's shareholders. Thus, the Board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Common Stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company, since the terms of the preferred stock that might be issued could potentially prohibit the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the Common Stock. See "Description of Capital Stock -- Anti-Takeover Provisions of Florida Law" and "-- Certain Effects of Authorized but Unissued Stock."



SHARES ELIGIBLE FOR FUTURE SALE; FUTURE EQUITY ISSUANCES



     Sales of substantial amounts of Common Stock in the public market following this Offering, or the perception that such sales will occur, could have an adverse effect on the market price of the Company's Common Stock. After the completion of this Offering, 10,300,000 shares of Common Stock will be outstanding. Of such shares, only the 2,300,000 shares sold pursuant to this Offering will be tradable in the public market without restriction. The remaining 8,000,000 shares of Common Stock to be outstanding after the Offering are "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144. Beginning 90 days after the date of this Prospectus, 6,297,077 of these shares of Common Stock will be eligible for resale in the public market, subject to certain volume, timing and other requirements of Rule 144 and to the lock-up agreements. See "Shares Eligible for Future
Sale -- Lock-Up Agreements and Registration of Options."


     The Company and each of its existing shareholders has agreed not to offer, sell or contract to sell or otherwise dispose of any Common Stock for a period of nine months after the date of this Prospectus without the prior written consent of Josephthal. Sales of substantial amounts of Common Stock in the public market following this Offering could have an adverse effect on the market price of the Common Stock.

REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET

     A significant number of shares of Common Stock offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of shares of Common Stock through or with the Representative. Although it has no obligation to do so, the Representative intends to make a market in the Common Stock and may otherwise affect transactions in the Common Stock. If the Representative participates in such market, the Representative may influence the market, if one develops, for the Common Stock. Such market-making activity may be discontinued at any time. Moreover, if the Representative sells the securities issuable upon exercise of the Representative's Warrants, it may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to temporarily suspend its market-making activities. The prices and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION


     Investors participating in this Offering will incur an immediate, substantial dilution, assuming an initial public offering price of $6.50 per share, of $4.97 (77%) in the pro forma net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."


NO DIVIDENDS


     Although the Company has previously paid dividends to shareholders, the Company does not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends on its securities is prohibited by the terms of the Company's financing agreements with the Bank. See "Dividend Policy."

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the 2,300,000 shares of Common Stock offered hereby, assuming an initial public offering price of $6.50 per share, are estimated to be approximately $13,278,500 ($15,330,000 if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.


     The Company currently intends to use the estimated net proceeds from this Offering approximately as follows:


                                                                               APPROXIMATE
                                                      APPROXIMATE DOLLAR    PERCENTAGE OF NET
APPLICATION OF PROCEEDS                                     AMOUNT              PROCEEDS
-----------------------                               ------------------    -----------------
Repayment of indebtedness (1).......................     $ 2,800,000               21.1%
Upgrade of in-store displays (2)....................       2,500,000               18.8
Advertising, marketing and sales (3)................       2,500,000               18.8
Acquisition of equipment and software (4)...........       1,500,000               11.3
International expansion (5).........................         500,000                3.8
Working capital (6).................................       3,478,500               26.2
                                                         -----------              -----
          Total use of proceeds.....................     $13,278,500              100.0%
                                                         ===========              =====


---------------

(1) The Company intends to reduce the amount outstanding under its line of credit with the Bank by approximately $1.5 million. Borrowings under the line of credit vary daily based on the Company's working capital requirements. At June 30, 1998, approximately $3.1 million was outstanding under the line of credit. Interest accrues on advances made under the line of credit at the prime rate established by the Bank (8.5% at June 30, 1998). Borrowings under the line of credit are due on demand. Advances under the line of credit have been used to finance increased levels of inventories, equipment, upgrades in MIS systems, and accounts receivable. The Company also intends to repay all remaining amounts due under the Shareholder Notes. At June 30, 1998, approximately $1.3 million was due and payable under the Shareholder Notes, of which an aggregate of $48,000 was repaid in July 1998. The Shareholder Notes bore interest at a rate of 9% per annum during Fiscal 1996 and 10% per annum during Fiscal 1997, and currently bear interest at the rate of 10% per annum for the year ending September 30, 1998. Amounts due under the Shareholder Notes are due on demand. See "Management's Discussion and Analysis of Financial Conditions and Results of
    Operations -- Liquidity and Capital Resources" and "Certain Transactions."


(2) Represents anticipated costs associated with the purchase and installation of approximately 7,500 new in-store displays.

(3) Represents amounts to be used in connection with the expansion of worldwide advertising, marketing and sales activities, including increases in advertising in consumer magazines and areas other than print and preparation of sales materials. See "Business -- Business Strategy" and "-- Marketing and Sales."


(4) Represents anticipated costs associated with purchasing manufacturing equipment for further automation at the Company's Florida facility, manufacturing equipment for its Italian manufacturing facility and computer equipment and software upgrades for the Company's management information systems.


(5) Represents anticipated costs to expand the Company's distribution capabilities internationally through additional service personnel and worldwide trade shows.


(6) Working capital may be used, among other things, to pay for inventories, product development, possible acquisitions and other general corporate purposes. Any net proceeds from the Underwriter's exercise of the over-allotment option will be applied to working capital.


     From time to time, the Company expects to evaluate possible acquisitions of or investments in businesses, products and technologies that are complementary to those of the Company, for which a portion of the net proceeds of this Offering may be used. The Company presently has no commitments or understandings for any such acquisitions, and is not presently engaged in any negotiations for any such acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition.

     Based on currently proposed plans and assumptions relating to its operations, the Company believes that the proceeds of this Offering, together with projected cash flow from operations and available cash resources, including its line of credit, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this Offering. In the event that the Company's plans change (due to changes in market conditions, competitive factors or new or different business opportunities that may become available in the future), its assumptions change or prove to be inaccurate or if the proceeds of this Offering or cash flow prove to be insufficient to implement the Company's proposed expansion strategy (due to unanticipated expenses, operating difficulties or otherwise), the Company may find it necessary to reallocate a portion of the proceeds within the above-described categories, use proceeds for other purposes, seek additional financing or curtail its expansion activities. There can be no assurance that additional financing, if required, will be available to the Company on commercially reasonable terms, or at all.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                                DIVIDEND POLICY

     Although the Company has previously paid dividends to shareholders, the Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. In addition, the Company's line of credit agreement with the Bank contains covenants that prohibit the Company from paying dividends.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at June 30, 1998 (i) on an actual basis, (ii) on a pro forma basis to give effect to the Acquisition Transactions, and (iii) on a pro forma as adjusted basis to give effect to (a) the Acquisition Transactions and (b) the sale of the 2,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                                                        JUNE 30, 1998
                                                           ---------------------------------------
                                                                                        PRO FORMA
                                                           ACTUAL      PRO FORMA       AS ADJUSTED
                                                           ------    --------------    -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term obligations...................................  $4,500       $ 5,006          $ 2,206
                                                           ======       =======          =======
Long-term obligations....................................  $   14       $   342          $   342
                                                           ------       -------          -------
Shareholders' equity(1):
Preferred stock, $.01 par value; 5,000,000 shares
  authorized; no shares issued or outstanding actual, pro
  forma or pro forma as adjusted.........................      --            --               --
Common stock, $.01 par value; 30,000,000 shares
  authorized; 6,297,077 shares actual; 8,000,000 shares
  pro forma; 10,300,000 shares pro forma as adjusted
  issued and outstanding.................................      63            80              103
Additional paid-in capital...............................      --         8,713           21,969
Retained earnings........................................   1,924         2,207            2,207
                                                           ------       -------          -------
     Total shareholders' equity..........................   1,987        11,000           24,279
                                                           ------       -------          -------
          Total capitalization...........................  $2,001       $11,342          $24,621
                                                           ======       =======          =======


---------------

(1) Does not include (i) 437,500 shares of Common Stock reserved for issuance upon exercise of stock options, at an exercise price equal to the initial public offering price, granted under the Plan, (ii) 312,500 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Plan, and (iii) 230,000 shares of Common Stock reserved for issuance pursuant to the Representative's Warrants. See "Management -- 1998 Stock Option Plan," "Description of Capital Stock -- Warrants and Options" and "Underwriting."

                                    DILUTION


     The difference between the initial public offering price per share and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share of Common Stock on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on that date, by the number of shares of Common Stock. The pro forma net tangible book value of the Company as of June 30, 1998, was $2,507,000, or $.31 per share of Common Stock, after giving effect to the Acquisition Transactions. After giving effect to the sale of the 2,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 per share, after deducting the estimated underwriting discount and estimated expenses to be paid by the Company, and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1998 would have been $15,785,500, or $1.53 per share. This represents an immediate increase in such pro forma net tangible book value of $1.22 per share to existing stockholders and an immediate dilution of $4.97 per share to new investors purchasing shares in this Offering. The following table summarizes, on a pro forma basis as of June 30, 1998, this per share dilution:



Assumed initial public offering price per share.............           $6.50
                                                                       -----
Pro forma net tangible book value per share at June 30,
  1998......................................................  $ .31
                                                              -----
Increase per share attributable to new investors............   1.22
                                                              -----
Pro forma net tangible book value per share as of June 30,
  1998 after giving effect to Offering......................            1.53
                                                                       -----
Dilution per share to new investors.........................           $4.97
                                                                       =====



     The following table summarizes as of June 30, 1998, the number of shares of Common Stock purchased from the Company, the total cash consideration paid to the Company and the average price paid per share by existing shareholders and by the purchasers of the shares of Common Stock offered hereby at an assumed initial offering price of $6.50 per share:



                                SHARES PURCHASED       TOTAL CASH CONSIDERATION(1)
                              ---------------------    ----------------------------    AVERAGE PRICE
                                NUMBER      PERCENT        AMOUNT         PERCENT        PER SHARE
                              ----------    -------    --------------    ----------    -------------
Existing shareholders.......   8,000,000      77.7%     $   113,000(2)        1.0%       $    .01
New investors...............   2,300,000      22.3%      14,950,000          99.0%       $   6.50
                              ----------     -----      -----------        ------
          Total.............  10,300,000     100.0%     $15,063,000         100.0%
                              ==========     =====      ===========        ======


---------------


(1) The above computations do not include (i) 437,500 shares of Common Stock reserved for issuance upon exercise of stock options, at an exercise price equal to the initial public offering price, granted under the Plan, (ii) 312,500 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Plan and (iii) 230,000 shares of Common Stock issuable upon the exercise of the Representative's Warrants. See "Management -- 1998 Stock Option Plan," "Description of Capital
    Stock -- Warrants and Options" and "Underwriting."



(2) Excludes the value of the shares issued in connection with the Acquisition Transactions.

                            SELECTED FINANCIAL DATA


     The following table sets forth certain historical and pro forma selected financial data of the Company as of and for the dates indicated. The historical selected financial data as of September 30, 1996 and 1997, and for the years ended September 30, 1995, 1996 and 1997, have been derived from the financial statements that have been audited by Arthur Andersen LLP, independent certified public accountants, and are included elsewhere herein. The historical selected financial data as of and for the years ended September 30, 1993 and 1994 have been derived from the Company's financial statements not included elsewhere herein. The historical selected financial data as of and for the nine months ended June 30, 1997 and 1998 have been derived from the Company's unaudited interim financial statements included elsewhere herein, and in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Results for the nine months ended June 30, 1998 are not necessarily indicative of the results for the entire year. The pro forma selected financial data have been derived from the Company's unaudited pro forma financial statements included elsewhere herein. The pro forma selected financial data give effect to the Acquisition Transactions as though such transactions occurred as of June 30, 1998 or the beginning of the periods presented. The pro forma summary statement of operations data for the year ended September 30, 1997 include the Company's results of operations for the year ended September 30, 1997, Prestige Canada's results of operations for the year ended December 31, 1997, Prestige Australia's results of operations for the year ended December 31, 1997 and Prestige Italy's results of operations for the year ended December 31, 1997. The pro forma selected statement of operations data for the nine months ended June 30, 1998 include the results of operations of the Company and each of the Foreign Subsidiaries for the same period. The selected financial data set forth below is qualified by reference to and should be read in conjunction with the Company's financial statements, related notes and other financial information included in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                           YEAR ENDED SEPTEMBER 30,                      NINE MONTHS ENDED JUNE 30,
                          -----------------------------------------------------------   -----------------------------
                                                                            PRO FORMA                       PRO FORMA
                           1993      1994      1995      1996      1997       1997       1997      1998       1998
                          -------   -------   -------   -------   -------   ---------   -------   -------   ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales...............  $10,275   $10,752   $10,469   $13,771   $20,252    $26,922    $15,517   $12,409    $18,297
Cost of goods sold......    5,079     4,981     5,440     7,042     9,022     11,259      6,912     5,191      7,336
                          -------   -------   -------   -------   -------    -------    -------   -------    -------
Gross profit............    5,196     5,771     5,029     6,729    11,230     15,663      8,605     7,218     10,961
Operating expenses:
  Selling, general and
    administrative
    expenses............    3,264     3,779     4,184     5,785     7,587     10,391      6,169     5,258      7,943
  Shareholders'
    compensation........    1,584     1,844       705       505     1,513        740        737       442        555
  Provision for doubtful
    accounts............       --        --        72       115       220        220        117        66        160
  Depreciation and
    amortization........       --        --       144       174       256        790        220       207        598
  Realized and
    unrealized foreign
    exchange (gain)
    loss................       --        --       132      (127)     (199)      (137)      (134)      (54)         6
                          -------   -------   -------   -------   -------    -------    -------   -------    -------
         Total operating
           expenses.....    4,848     5,623     5,237     6,452     9,377     12,004      7,109     5,919      9,262
                          -------   -------   -------   -------   -------    -------    -------   -------    -------
Operating income
  (loss)................      348       148      (208)      277     1,853      3,659      1,496     1,299      1,699
Other (expense).........       --       (13)     (108)     (133)     (217)      (371)      (141)     (246)      (348)
Provision (benefit) for
  income taxes..........      139        55      (120)       60       793      1,411        694       455        612
                          -------   -------   -------   -------   -------    -------    -------   -------    -------
Net income (loss).......  $   209   $    80   $  (196)  $    84   $   843    $ 1,877    $   661   $   598    $   739
                          =======   =======   =======   =======   =======    =======    =======   =======    =======
Basic and diluted
  earnings per share....  $   .03   $   .01   $  (.03)  $   .01   $   .13    $   .23    $   .10   $   .09    $   .09
Weighted average shares
  outstanding...........    6,297     6,297     6,297     6,297     6,297      8,000      6,297     6,297      8,000

                                                    SEPTEMBER 30,                            JUNE 30, 1998
                                      ------------------------------------------   ---------------------------------
                                                                                              PRO       PRO FORMA
                                       1993     1994     1995     1996     1997    ACTUAL    FORMA    AS ADJUSTED(1)
                                      ------   ------   ------   ------   ------   ------   -------   --------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........  $   25   $   --   $    4   $   --   $   --   $   --   $   429      $10,908
Working capital (deficit)...........     224      671      (10)    (900)    (298)     154       742       14,021
Total assets........................   3,910    3,617    3,562    6,585    8,759    9,387    21,886(2)    32,365(2)
Total liabilities...................   3,232    2,960    3,100    6,039    7,370    7,400    10,886        8,086
Total shareholders' equity..........     678      657      462      546    1,389    1,987    11,000       24,279


---------------
(1) Gives effect to the sale of the 2,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(2) Includes $8,424,000 of acquired intangibles relating to acquisitions of the Foreign Subsidiaries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's historical results of operation and financial condition should be read together with the financial statements and notes thereto included elsewhere herein.

GENERAL


     The Company manufactures, markets and/or distributes, domestically and internationally, a full line of cosmetic products under its proprietary "Prestige"(R) brand name, and, to a lesser extent, manufactures private label products for retailers. Sales to Foreign Subsidiaries and other foreign customers accounted for approximately 10% of the Company's historical gross sales and have not fluctuated significantly between periods. In September 1998, the Company began marketing and distributing products under its proprietary "Prestige Studio Make-Up"(TM) brand name. The Company's marketing strategy emphasizes distinctive, high-fashion premium products that are sold at prices that compare favorably to those of competitive products.


     At the time of shipment of products, the Company records sales and establishes reserves for estimated returns, allowances, customer discounts and rebates, which reserves are deducted from accounts receivable.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Company's statements of operations:


                                                                                    NINE MONTHS
                                                                                       ENDED
                                                      YEAR ENDED SEPTEMBER 30,        JUNE 30,
                                                     --------------------------    --------------
                                                      1995      1996      1997     1997     1998
                                                     ------    ------    ------    -----    -----
Net sales..........................................  100.0%    100.0%    100.0%    100.0%   100.0%
Cost of goods sold.................................   52.0      51.1      44.5      44.5     41.8
                                                     -----     -----     -----     -----    -----
Gross profit.......................................   48.0      48.9      55.5      55.5     58.2
Selling, general and administrative expenses.......   40.0      42.0      37.5      39.8     42.4
Shareholders' compensation.........................    6.7       3.7       7.5       4.7      3.5
Provision for doubtful accounts....................    0.7       0.8       1.1        .8       .5
Depreciation and amortization......................    1.4       1.3       1.3       1.4      1.7
Realized and unrealized foreign exchange (gain)
  loss.............................................    1.2      (0.9)     (1.0)      (.9)     (.4)
                                                     -----     -----     -----     -----    -----
Operating income (loss)............................   (2.0)      2.0       9.1       9.7     10.5
                                                     -----     -----     -----     -----    -----
Income (loss) before provision for income taxes....   (3.0)      1.0       8.0       8.7      8.5
                                                     -----     -----     -----     -----    -----
Net income (loss)..................................   (1.9)%     0.6%      4.2%      4.3%     4.8%
                                                     =====     =====     =====     =====    =====



NINE MONTHS ENDED JUNE 30, 1998 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1997



     Net Sales. Net sales decreased by $3,108,318 or 20% during the nine months ended June 30, 1998 when compared with the nine months ended June 30, 1997. This is principally due to two significant non-recurring sales aggregating approximately $2.6 million during the nine months ended June 30, 1997. Included in such sales during the nine months ended June 30, 1997, were sales of $850,000 to a customer that was acquired by a large chain that does not currently carry the Company's products. Accordingly, no sales were made to this customer during the nine months ended June 30, 1998. Also included during the nine months ended June 30, 1997 were sales of approximately $1.7 million to a customer who was completing a periodic reset. Pursuant to a reset order, the customer places a large order to replace all of its displays of the Company's merchandise. The Company did not receive any significant reset orders during the nine months ended June 30, 1998. The balance of the decrease is the result of lower overall sales of Prestige brand name products. Sales of private label products increased by $632,146 or 50% to $1,900,727 during the nine months ended June 30, 1998 from $1,268,581 during the nine months ended June 30, 1997.

     Gross Profit. Gross profit decreased by $1,386,971 or 16% during the nine months ended June 30, 1998 when compared with the nine months ended June 30, 1997. This is principally due to the lower level of sales during the same period. As a result of efficiencies in the manufacturing process, the Company improved its level of gross profit on sales from 56% during the nine months ended June 30, 1997 to 58% during the nine months ended June 30, 1998.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $911,995 or 15% during the nine months ended June 30, 1998 when compared with the nine months ended June 30, 1997. This is principally due to a decrease of approximately $450,000 in commissions paid on sales during the nine months ended June 30, 1998 when compared to the same period during the prior year as a result of lower sales. Additionally, shipping costs decreased by approximately $134,000. As a percentage of net sales, selling, general and administrative expenses increased by 2.6%. A portion of such expenses are fixed, and accordingly, do not fluctuate as a result of fluctuations in sales.



     Shareholders' Compensation. Shareholders' compensation decreased by $295,537 or 40% during the nine months ended June 30, 1998 when compared to the nine months ended June 30, 1997. This is principally the result of bonuses taken during Fiscal 1997 as a result of corporate profitability.



     Operating Income. Operating income decreased by $196,146 or 13% during the nine months ended June 30, 1998 when compared with the nine months ended June 30, 1997. This is principally due to the net effect of the previously described decrease in sales. Additionally, during the nine months ended June 30, 1998, the foreign exchange gains resulting from the Company's inventory purchases decreased by $80,914 due to currency fluctuations between the U.S. dollar and the German Deutsche Mark.



     Other Income (Expense). Total other expenses increased by $105,301 or 75% during the nine months ended June 30, 1998 when compared with the nine months ended June 30, 1997. This is principally due to the increase in interest expense incurred during the same period as a result of increased borrowings under the line of credit and the amounts due to shareholders.



     Provision (Benefit) for Income Taxes. The effective tax rate decreased from approximately 51% for the nine months ended June 30, 1997 to approximately 43% for the nine months ended June 30, 1998, due primarily to certain non-deductible expenses incurred by the Company in the nine months ended June 30, 1997.



     Net Income. Net income decreased by $62,631 or 9% during the nine months ended June 30, 1998 when compared with the nine months ended June 30, 1997. This is principally due to the net effect of the previously described decrease in sales. Additionally, during the nine months ended June 30, 1998 the Company had interest expense of $246,382 compared with $128,345 incurred during the nine months ended June 30, 1997.


FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1996


     Net sales. Net sales increased by $6,481,449 or 47% during Fiscal 1997 when compared with Fiscal 1996. This is principally due to an increased volume of sales during Fiscal 1997 resulting from added promotional programs, new private label customers, increased outlets, increased wholesale distribution and increased sales to foreign affiliates. Sales of private label products increased $851,204 or 90% to $1,795,774 during Fiscal 1997 from $944,570 during Fiscal
1996. The Company also initiated a price increase on January 1, 1997 of approximately 5% on most of its major products.



     Gross Profit. Gross profit increased by $4,501,618 or 67% during Fiscal 1997 when compared with Fiscal 1996. This is principally due to the previously mentioned increased level of sales. As a percentage of net sales, gross profit improved to 56% during Fiscal 1997 compared to 49% during Fiscal 1996. The Company continued to improve profit margins on sales through increased operating efficiencies in the Company's production process, the decreased cost of foreign source product as a result of the strengthening U.S. dollar and the previously mentioned price increase on merchandise sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1,802,548 or 31% during Fiscal 1997 when compared with Fiscal 1996. This is partially due to the increase in sales during Fiscal 1997. When compared with Fiscal 1996, this resulted in approximately $400,000 of increased commissions and fees paid to establish and service the new and existing customer accounts and approximately $140,000 in increased shipping costs.



     Shareholders' Compensation. Shareholders' compensation increased by $1,007,875 during Fiscal 1997 when compared to Fiscal 1996. This is principally the result of bonuses taken during Fiscal 1997 as a result of corporate profitability.



     Operating Income. Operating income increased by $1,576,045 during Fiscal 1997 when compared with Fiscal 1996. This is principally due to the net effect of the previously described increase in sales as well as the increase in the foreign exchange gain as a result of currency fluctuations relating to the Company's purchases of inventory.


     Other (Expense). Total other expenses increased by $83,699 or 63% during Fiscal 1997 when compared with Fiscal 1996. This is principally due to the increase in interest expense incurred during the same period as a result of increased borrowings under the line of credit and the amounts due to shareholders.


     Provision (benefit) for income taxes. The effective tax rate increased from 42% for Fiscal 1996 to 48% for Fiscal 1997 due primarily to certain non-deductible expenses incurred by the Company in Fiscal 1997.



     Net Income. Net income increased by $759,100 during Fiscal 1997 when compared with Fiscal 1996. This is principally due to the net effect of the previously described increase in sales.


FISCAL YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1995


     Net sales. Net sales increased by $3,302,180 or 32% during Fiscal 1996 when compared with Fiscal 1995. This is principally due to an increased volume of sales during Fiscal 1996 resulting from new private label customers, increased wholesale distribution and increased sales to foreign affiliates.


     Gross Profit. Gross profit increased by $1,700,249 or 34% during Fiscal 1996 when compared with Fiscal 1995. This is principally due to the previously mentioned increased level of sales during the same period. As a percentage of net sales, gross profit improved to 49% during Fiscal 1996 compared to 48% during Fiscal 1995. This is principally due to increased operating efficiencies as a result of the Company's move into its current production facility.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1,600,960 or 38% during Fiscal 1996 when compared with Fiscal 1995. This is partially due to the increase in sales during Fiscal 1996. When compared with the results of Fiscal 1995, the Company experienced an increase of approximately $235,000 in commissions and fees paid to establish and service the new and existing customer accounts and approximately $175,000 in increased shipping costs.

     Shareholders' Compensation. Shareholders' compensation decreased by $199,534 during Fiscal 1996 when compared to Fiscal 1995. This is principally the result of smaller bonuses taken during Fiscal 1996.


     Operating Income. Operating income increased by $485,376 during Fiscal 1996 when compared with Fiscal 1995. This is principally due to the net effect of the previously described increase in sales as well as the foreign exchange loss becoming a gain due to fluctuations in the currency in which the Company purchases inventory.


     Other (Expense). Total other expenses increased by $25,123 or 23% during Fiscal 1996 when compared with Fiscal 1995. This is principally due to the increase in interest expense incurred during the same period as a result of increased borrowings under the line of credit and the amounts due to shareholders.


     Provision (benefit) for income taxes. The benefit for income taxes in Fiscal 1995 resulted from the Company's operating loss position. The provision in Fiscal 1996 resulted from the income during Fiscal 1996.

     Net Income. Net income increased by $280,147 during Fiscal 1996 when compared with Fiscal 1995. This is principally due to the net effect of the previously described increase in sales.

LIQUIDITY AND CAPITAL RESOURCES


     The Company has entered into a credit agreement with the Bank, which provides for borrowings under a line of credit of up to $3.5 million. At June 30, 1998, approximately $3.1 million was outstanding under the line of credit. Borrowings under the line of credit bear interest at the Bank's prime rate (8.5% at June 30, 1998) payable monthly and are due on demand. The Company utilizes the line of credit to fund its operating account as needed. The Company maintains a depository account which is used to repay amounts outstanding under the line of credit as funds are deposited. Accordingly, the Company generally maintains a zero cash balance. In December 1997, the Company entered into a term loan agreement with the Bank providing for a term loan of $500,000. The term loan bore interest at the Bank's prime rate plus 1% payable monthly and was payable in full on March 1, 1998. In March 1998, the term loan was consolidated with the line of credit. The Company intends to use a portion of the net proceeds of this Offering to reduce the amount outstanding under the line of credit by $1.5 million.



     The Company's principal sources of funds have been borrowings under its line of credit with the Bank, cash flow from operations and borrowings from its shareholders. The Company had working capital of $153,685 at June 30, 1998 as compared to a working capital deficit of $298,171 at September 30, 1997.



     Substantially all of the Company's assets including accounts receivable, inventory and equipment, are pledged to the Bank as collateral. The Company is subject to restrictions on the incurrence of additional indebtedness, which could, under certain circumstances, limit the Company's ability to expand. In addition, the credit agreement with the Bank subjects the Company to various covenants which, among other things: (i) require the Company to maintain certain levels of net worth and minimum financial ratios, (ii) restrict the payment by the Company of dividends or other distributions to shareholders and (iii) prohibit the sale by the Company of all or substantially all of its assets. At September 30, 1997, the Company was not in compliance with certain covenants relating to the maintenance of minimum financial ratios. In January 1998, the Bank waived such non-compliance. The Company was in compliance with such covenants at June 30, 1998. To date, the Company has relied on the personal guarantees of Jacques Cohen, the Company's Chairman of the Board, President and Chief Executive Officer, and Gabriel Cohen, the Company's Executive Vice President, respectively, in connection with its bank borrowings. It is not anticipated that such persons will provide personal guarantees following consummation of this Offering.



     At June 30, 1998, the Company had outstanding Shareholder Notes in the principal amount of approximately $1.3 million of which an aggregate of $48,000 was repaid in July 1998. The notes, which are due on demand, bore interest at a rate of 9% per annum for Fiscal 1996 and 10% per annum for Fiscal 1997 and currently bear interest at a rate of 10% per annum for the year ending September 30, 1998. The Company intends to repay the balance due under the Shareholder Notes with the proceeds of the Offering.



     During the nine months ended June 30, 1998, net cash used by the Company's operating activities was $970,960 as compared to net cash provided of $23,942 during the nine months ended June 30, 1997. The decrease in liquidity was principally due to a decrease in trade accounts payable of $1,473,492 as a result of the Company's efforts to minimize excess merchandise inventories which were reduced by $854,130 and the increase in accounts receivable of $1,385,877 which was due to the addition of significant amount of new customers, as well as the extended payment period for invoices for foreign customers. Net cash used in investing activities during the nine months ended June 30, 1998 was $207,487, as compared to $343,144 in the nine months ended June 30, 1997, which was principally the result of purchases of property and equipment. Net cash provided by financing activities was $1,178,447, during the nine months ended June 30, 1998 as compared to $319,202 during the nine months ended June 30, 1997, which was principally the result of increased net borrowings under the line of credit of $381,774.


     Net cash used in operating activities was $456,892 in Fiscal 1997 compared to net cash provided by operating activities of $239,170 in Fiscal 1996. The increase in net cash used in operating activities was primarily the result of an increase in inventories and a decrease in accounts payable. Net cash used in investing activities was $1,206,374 and $510,026 in Fiscal 1996 and Fiscal 1997, respectively, representing the purchase of property and equipment. Net cash provided by financing activities was $964,004 and $966,918 in Fiscal 1996 and Fiscal 1997, respectively, representing borrowings under its financing arrangements with the Bank and borrowings from shareholders.


     The Company's principal cash requirements arise from the purchase of raw materials, inventories, in-store displays and equipment. At June 30, 1998, neither the Company nor any of the Foreign Subsidiaries had commitments for material capital expenditures. Based upon the Company's current level of operations and anticipated growth as a result of its business strategy, the Company expects that the proceeds of this Offering, together with cash flows from operations and borrowings under its existing line of credit will be sufficient to enable the Company to meet its anticipated cash requirements for at least 12 months following consummation of this Offering.



     During the nine months ended June 30, 1998, the Company spent approximately $110,000 for hardware and software upgrades for the Company's management information systems and intends to use a portion of the net proceeds of the Offering to purchase additional computer equipment and software. Such costs included the cost of software updates required to allow the systems to process data attributable to the year 2000 and thereafter. The Company believes that its management information systems are year 2000 compliant. The Company has determined that no significant additional expenditures will be required to upgrade the computer systems of the Foreign Subsidiaries for year 2000 compliance. The Company's major customers have informed the Company that they are year 2000 compliant.



PRO FORMA



     As of June 30, 1998, on a pro forma basis, the Company had outstanding indebtedness of approximately $5.3 million. As of June 30, 1998, the outstanding indebtedness of Prestige Italy included unsecured loans of approximately $238,000 and $157,000 maturing in November 2000 and October 2001, respectively, and approximately $47,000 under an unsecured line of credit and capital lease obligations of approximately $99,000. As of June 30, 1998, the outstanding indebtedness of Prestige Australia included approximately $161,000 under an unsecured bank line of credit, which is due upon demand and capital lease obligations of approximately $89,000.



     The Company has entered into employment agreements with certain shareholders. See "Management -- Employment Agreements." Pursuant to the terms of these agreements the aggregate salaries will be $740,000 on an annualized basis. This compares to actual salaries and bonuses paid in Fiscal 1997 of $1,749,000 and $628,000 for the nine months ended June 30, 1998.


QUARTERLY RESULTS


     The Company's operating results have fluctuated significantly from quarter to quarter, in part because of the timing of promotions, changes in product colors, the addition of new customers and changes in existing customer buying patterns. The Company updates the colors in its product lines annually and supplements its product lines seasonally with promotional colors which causes increases in revenues and returns in quarters in which the updates occur. The Company's operating results also vary significantly due to the timing of customer reset orders, pursuant to which a customer places a large order to update its product line. In addition, the consolidation trend in the drug store industry may result in gains or losses of outlets in which the Company's products are sold. The Company's operating expenses also fluctuate due to expenditures for the purchase of new display units for the Company's products. The Company's operating results for any particular quarter are not necessarily indicative of results for any future period or for the full year.



     The following table presents certain unaudited historical quarterly financial data for each of the quarters in Fiscal 1997 and the nine months ended June 30, 1998. This information has been prepared on the same basis as the Financial Statements appearing elsewhere in the Prospectus and include, in the opinion of management, all adjustments (consisting of all normal recurring adjustments) necessary to present fairly the quarterly results when read in conjunction with the Financial Statements and the notes thereto.


                              FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD
                             QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                              1997       1997       1997       1997       1998       1998       1998
                             -------    -------    -------    -------    -------    -------    -------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................  $5,952     $4,865     $4,700     $4,735     $3,374     $4,009     $5,026
Gross profit...............   3,593      2,614      2,398      2,625      2,080      2,150      2,988
Net income (loss)..........     597        308       (244)       182         27        230        341
Earnings (loss) per
  share....................     .09        .05       (.04)       .03         --        .04        .05



     The loss in the third quarter of Fiscal 1997 was due primarily to executive bonuses of $530,500 accrued in that quarter. No accrual was made during the first two quarters of Fiscal 1997 for these bonuses because of the timing of the principal's determination to pay bonuses.


RECENT ACCOUNTING PRONOUNCEMENTS


     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 simplifies the standards for computing and presenting earnings per share ("EPS") and makes them comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS No. 128 became effective for financial statements issued for periods ending after December 15, 1997 and requires restatement of all prior periods presented. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during such period. Diluted EPS includes the potential impact of convertible securities and dilutive common stock equivalents using the treasury stock method of accounting. The Company had no common stock equivalents outstanding at September 30, 1997 or June 30, 1998.


     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. The Company does not currently have income which would be considered in other comprehensive income and therefore does not believe the adoption of SFAS No. 130 will have a significant impact on its financial statement presentation.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments including, among other things, a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. The Company has not yet determined the impact that implementation of SFAS No. 131 will have on its financial statement presentation.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's financial position or results of operations.


     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998). The adoption of SFAS 133 will not have a material impact on the Company's financial statements since the Company does not currently or intend to use derivative financial instruments.



CHANGE IN INDEPENDENT AUDITORS



     In December 1997 the Company's Board of Directors replaced Goldstein Lewin & Co. ("Goldstein"), with Arthur Andersen LLP as its independent auditor. The report of Goldstein on the financial statements of the Company as and for the years ended September 30, 1995 and 1996 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles and there were no disagreements with Goldstein on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Goldstein, would have caused it to make reference thereto in its report on the Company's financial statements for such year.

                                    BUSINESS

GENERAL


     The Company manufactures, markets and distributes, domestically and internationally, a full line of cosmetic products under its proprietary "Prestige"(R) and "Prestige Studio Make-Up"(TM) brand names, and manufactures private label products for cosmetic and other specialty retailers. The Company believes that it is one of the fastest growing niche cosmetic companies. The Company's marketing strategy emphasizes distinctive, high-fashion, premium color cosmetic products that are sold at prices that compare favorably to those of competitive products.



     The Company distributes its "Prestige" products through a variety of national and regional "self-select" distribution channels. This type of distribution channel, in which customers select their own purchases without the assistance of an in-store demonstrator, includes independent and chain drug stores, mass volume retailers, and supermarkets. In the United States, the Company markets and sells its products nationwide, in many large retail chains including Eckerd Drugs, Thrifty-Payless, Rite-Aid and Wal-Mart stores, as well as on a promotional basis in Walgreens and CVS. The Company has increased its distribution in retail outlets from approximately 7,000 outlets in Fiscal 1995, to 8,300 outlets in Fiscal 1996, to 10,000 outlets in Fiscal 1997 and to 11,000 outlets in the nine months ended June 30, 1998. In addition, the Company has recently commenced distribution into over 500 SAV-ON stores. Further, the Company has been realizing significant growth in sales of its products within existing outlets, including an increase of approximately 33% in sales of the Company's products within the same Wal-Mart stores during the 12-month period ended January 1998. The Company has successfully completed tests of its basic "Prestige" line in 30 K-Mart stores and its "Prestige Studio Make-Up" line in 53 Sears stores, and has recently expanded into 100 K-Mart stores and 385 Sears stores. Since completion of testing, the linear footage of the Company's product space has increased 150% in K-Mart stores and 300% in Sears stores. The Company has recently launched a new, more upscale merchandising program with Sears. Pursuant to this new merchandising program, the Company's "Prestige Studio Make-Up"(TM) line will be prominently featured in free-standing center aisle displays in 385 of the approximately 550 Sears stores. The opening order from Sears for this program was $ million.



     The Company has operations based in three foreign countries and its products are currently sold in 28 countries, as compared to five countries in 1995. Internationally, the Company sells its products in leading mass, drug and/or department store chains, including Shoppers Drug Mart and London Drugs in Canada, Kaufhof and Karstadt in Germany, Les Galeries Lafayette in France and Myer and David Jones in Australia. The Company tailors its marketing strategy to meet the consumer trends in each country in which it sells its products. The major overseas markets in which the Company currently sells its products include Canada, Italy, Germany, Spain, Norway, Sweden, Greece, Australia, Hong Kong, Taiwan, France and Austria. In addition, the Company sells its products in such emerging markets as Kuwait, Lithuania, Brazil, Korea, Singapore and Argentina. In June 1997, the Company commenced distribution in Japan and anticipates additional significant sales in the Far East, including China, where the Company has recently begun sales of its products in a major retail chain. The Company believes that its foreign distribution network will enable it to expand in existing and new international markets and intends to use a portion of the net proceeds of this Offering for international expansion.


MARKET OVERVIEW


     During the 52-week period ended June 30, 1996, over $2 billion was spent in drug stores on make-up items. During such period, mass retail stores accounted for over $919 million in sales, up 12.3% from the previous comparable period, and 37% of cosmetic dollars were spent in mass retail outlets, up from 35% in the previous comparable period. The Company believes that 91.6 million U.S. women aged 18 and older will be cosmetic users by the year 2000.

                    U.S. MASS COLOR COSMETIC INDUSTRY REVIEW


                  (FOR THE 52 WEEK PERIOD ENDED JUNE 30, 1996)



                                                            $ SALES         % CHG.       % SHARE OF
                                                         (IN MILLIONS)    V. YR. AGO    TOTAL MARKET
                                                         -------------    ----------    ------------
Total Market...........................................     2,484.4            4.3%         100%
Mass Cosmetic Sales By Distribution Channel
  - Food...............................................       352.5            5.3%          14%
  - Drug...............................................     1,212.3           -1.3%          49%
  - Mass volume retailer...............................       919.6           12.3%          37%
Mass Cosmetic Sales By Product Category
  - Lip................................................       509.6           10.6%          21%
  - Eye................................................       679.9            4.6%          27%
  - Face...............................................       821.0            3.2%          33%
  - Nail...............................................       247.7            1.6%          10%
  - Misc. .............................................       226.2        unknown            9%


---------------

* Source: Information Resources, Inc. Business Strategy


     Historically, the large cosmetic companies dominated the sale of cosmetic products in drug stores and mass retail stores. In recent years, there has been a shift in consumer buying patterns to niche brand cosmetic products. The Company has recently outperformed major brands in terms of percentage annual growth in net sales, and believes that as a result of the shift in consumer buying patterns, new opportunities have been created for niche marketers of cosmetic products. The Company believes that it is one of the fastest growing niche marketers of cosmetic products.

BUSINESS STRATEGY

     The Company's business strategy includes the following components:

     Strengthen Prestige Brand. The Company seeks to strengthen its brand name by increasing its exposure within the stores in which its products are sold. One of the Company's strategies for increasing its exposure is to upgrade its in-store displays with new, innovative displays which will hold more products per linear foot and enhance its consumer sales. The Company also intends to increase the number of in-store demonstrations and the training of in-store personnel regarding Prestige products through third-party independent contractors. As part of the strategy to strengthen and broaden its brand name, the Company has increased and plans to further increase its investment in advertising and promotion with a portion of the net proceeds of the Offering. The Company coordinates its advertising efforts through its in-house advertising department. The Company believes that maintaining an in-house advertising department enables it to better control advertising, execute creative concepts quickly, and reduce costs, such as agency commissions. To augment its advertising, which has primarily consisted of print advertising and in-store displays, the Company will seek to expand its advertising to include exposure in leading fashion and beauty magazines.


     Further Penetrate Self-Select Distribution Channel. The Company believes that the self-select distribution channel in the United States represents the fastest-growing channel of distribution for cosmetics and personal care products. The Company intends to capitalize on its established presence and experience in marketing into the self-select distribution channel to increase market share in this channel. For example, the Company intends to continue to seek to increase its sales in Wal-Mart, which carries Prestige products in only about 650 of over 2,600 of its stores (up from 550 in 1997) and to secure distribution in other major drug store chains. During the twelve month period ended January 1998, sales of the Company's products within the same Wal-Mart stores increased approximately 33%. The Company has recently expanded further into SAV-ON, Sears and K-Mart and intends to open new national accounts with a number of additional retail chains. The Company believes that it can attract consumers from department stores and specialty stores, existing consumers in the self-select distribution channel, and new cosmetics consumers by providing them with fashion-forward quality products at competitive prices. The Company also provides point-of-sale testers on some of the Company's display units which provide information about the Company's products and permit consumers to test the products, thereby achieving the benefits of an in-store demonstrator without the corresponding cost. The Company develops jointly with retailers carefully tailored advertising, point of purchase and other focused marketing programs. The Company believes that strong relationships with retailers and consumer traffic generated by its innovative marketing programs will enable the Company to increase its market share in the self-select distribution channel.


     International Expansion. The Company believes that international markets for cosmetics and skin care and personal care products represent a significant growth opportunity. The Company believes that the Company's existing international presence, together with the Company's strengths in the self-select distribution channel, provide platforms from which to gain further significant international penetration. The Company intends to achieve growth through (i) increasing distribution into the expanding self-select distribution channels in Europe, Canada, Australia, the Far East (including China and Japan) and South America, (ii) entering new and emerging markets and (iii) pursuing strategic acquisitions of international cosmetic companies.



     Product Extensions and Alternative Markets. The Company has successfully completed tests of its "Prestige Studio Make-Up" line in 53 Sears stores. Following these successful tests, the Company is expanding distribution of its "Prestige Studio Make-Up" line into 385 Sears stores. In addition, the Company has begun to manufacture private label cosmetic products for several well-known retailers and direct sales companies. The Company believes that it can compete successfully in the area of contract manufacturing given its high-quality products, its flexible manufacturing capabilities, low-production costs and its ability to provide "turn-key" cosmetic programs. The Company believes that its private label manufacturing will continue to increase, resulting in additional growth in the Company's business. The Company also intends to pursue acquisitions of brands and businesses which expand the Company's market share and product lines, although the Company does not currently have any agreements with respect to any acquisitions.


     Continue to Improve Operating Efficiencies, Customer Service and Product Quality. The Company intends to continue programs initiated in Fiscal 1997 to increase efficiencies in its sourcing, manufacturing and distribution processes. The Company is obtaining sell-through data from retailers which enables it to replenish inventory based on consumer purchasing trends with reduced paperwork and to allocate manufacturing capacity more efficiently. The Company has recently upgraded its management information systems to provide an integrated system for forecasting, production, inventory management, distribution, procurement and accounting. As part of its efforts to improve operating efficiencies, the Company attempts to ensure that a significant portion of its capital expenditures are devoted to improving operating efficiencies. Improvements in manufacturing, sourcing and systems have contributed to improved customer service levels, improved product quality, an increase in gross profit as a percentage of net sales and improved management of working capital. The Company believes that such improvements are essential to maintaining a diversified line of cosmetics at price points below that of comparable competitive products.


     Possible Acquisitions. The Company believes that the cosmetic industry is fragmented and intends to seek out opportunities, on a highly selective basis, to acquire other cosmetic brands, distribution channels and businesses, both internationally and domestically. The Company believes that through strategic acquisitions, joint ventures and licensing agreements, the Company will be able to utilize its existing infrastructure to expand its business.


DOMESTIC AND INTERNATIONAL OPERATIONS


     During Fiscal 1996 and Fiscal 1997 and the nine months ended June 30, 1998, sales to Foreign Subsidiaries and other foreign customers accounted for approximately 10% of the Company's historical gross sales. During the year ended September 30, 1997 and the nine months ended June 30, 1998, sales by the Foreign Subsidiaries and sales by the Company to other customers in foreign countries accounted for approximately 29% and 40%, respectively, of the Company's pro forma gross sales. The Company's international operation is increasing distribution through the expanding self-select distribution channels such as department stores, drug stores/chemists, perfumeries, mass volume retailers, specialty stores and variety stores, as the Company's lines gain acceptance in the marketplace. The Company continues to pursue strategies to establish its presence in new and emerging markets including China, Japan, Eastern Europe, Southeast Asia and South America.

PRODUCTS

     The Company sells a full line of cosmetics designed to fulfill specifically identified consumer needs, including lip, eye and face make-up. The Company's products are principally priced in the moderate range of the self-select distribution channel and are marketed to women of all age groups. The Company's advertising typically focuses on products, so that the age and appearance of the model is not a factor in determining the target customer.


     The Company has trademark rights to the "Wear Ever" lipstick line, which includes 16 shades of silicone-free, long-lasting and smudge-proof color, to supplement its sales of 40 shades of classic lipstick. The Company also sells a variety of colors of vitamin E-enriched lipstick crayons and lip glosses, including aromatherapy lip glosses infused with natural ingredients. The Company's facial make-up includes foundation, powder, blush and concealers, all under the Prestige brand name. The Company's eye make-up products include mascaras, eyeshadows and eyeliners and the Company offers a variety of seasonal colors. The Company has recently launched "The Correctives" line of concealers, which are designed to cover facial imperfections. The Company also sells a variety of waterproof eye and lip liners, vitamin E-enriched mascara and a long lash formula mascara. In April 1997, the Company began to market a 32-color assortment of nail lacquers. The "Prestige Studio Make-Up" line is an upscale product line and presentation featuring a number of products sold at higher price points than the basic Prestige line.



     The Prestige line includes 272 SKUs, and the "Prestige Studio Make-Up" line is being expanded to 258 SKUs. The Company's Prestige products principally retail at $2.95 to $6.00 per item. The Company's Prestige Studio Make-Up products retail at $7.50 to $12.50 per item. The following charts provide a summary of the

Company's products, the number of shades of color for each product and the typical suggested U.S. retail price as of June 30, 1998:


                             PRESTIGE PRODUCT LINES


                                                               NUMBER          SUGGESTED
PRODUCT CATEGORY                                              OF SHADES    U.S. RETAIL PRICE
----------------                                              ---------    -----------------
                                            EYE
Classic Kohl Eye Pencils....................................     12            $2.95
Eyebrow Pencils.............................................      4            $2.95
Waterproof Eyeliners........................................      8            $4.25
Waterproof Mechanical Eyeliners.............................     12            $4.25
Liquid Eyeliner.............................................      6            $4.95
Vitamin Enriched Mascara....................................      4            $3.95
Long Lash Mascara...........................................      3            $3.95
Eyeshadow Compacts..........................................     15            $3.25
                                            LIPS
Classic Lip Liner Pencils...................................     12            $2.95
Waterproof Lipstick Liner Pencils...........................     20            $4.25
Waterproof Mechanical Lip Liners............................     16            $4.25
Matte Lipstick Crayons......................................     16            $4.50
Aromatherapy Lipgloss Pots..................................     10            $2.95
Classic Lipstick............................................     24            $3.95
Shimmering Pearl Lipstick...................................      8            $3.95
Sheer Finish Lipstick.......................................      8            $3.95
Wear Ever Lipstick..........................................     16            $4.95
                                            FACE
Blush Compacts..............................................     12            $3.25
Foundation..................................................      7            $3.95
                                        CORRECTIVES
Everyday Cover..............................................      3            $4.00
Complexion Equalizers.......................................      3            $4.00
Extreme Cover Concealer Cream...............................      8            $6.00
                                        ACCESSORIES
Sharpeners..................................................      3         $1.75-$2.95
Make-up Brushes.............................................     10         $1.75-$12.00
                                            NAIL
Nail Lacquers...............................................     32            $2.95

                     PRESTIGE STUDIO MAKE-UP PRODUCT LINES



                                                                   NUMBER             SUGGESTED
PRODUCT CATEGORY                                                 OF SHADES        U.S. RETAIL PRICE
----------------                                              ----------------    -----------------
                                                EYE
Eyeliner Pencils............................................          9               $7.50
Eye Brow Pencils............................................          3               $7.50
Eye Shadows.................................................         28               $7.50
Mascara.....................................................          4               $7.50
4 Color Kits................................................          4               $12.50
Eye Make-up Remover.........................................          1               $5.00
                                                LIP
Lipliner Pencils............................................         24               $7.50
Lipsticks...................................................         60               $7.50
Lipgloss....................................................          8               $7.50
                                               FACE
Moisturizing Foundation.....................................         12               $7.50
Oil-Free Foundation.........................................         12               $7.50
Wet/Dry Foundation..........................................         12               $7.50
Soft Face Powder............................................          6               $7.50
Loose Powder................................................          4               $7.50
Concealers..................................................          6               $7.50
Color Correctors............................................          3               $7.50
All-Over Shimmer............................................          3               $7.50
Blush.......................................................         12               $7.50
Bronzing Powder.............................................          2               $7.50
                                            ACCESSORIES
Applicators.................................................          1               $3.00
Sponges.....................................................          1               $3.00
Puffs.......................................................          1               $3.00
Wedges......................................................          1               $3.00
Brushes.....................................................          9             $5.00-$15.00
                                               NAILS
Nail Lacquers...............................................         32               $5.00



     In addition to the Prestige line of products, the Company has developed "private label" lines of color cosmetics for several well-known retailers and direct-sales companies. During Fiscal 1996 and Fiscal 1997 and for the nine months ended June 30, 1998, sales of "private label" products accounted for 6%, 8% and 14% of the Company's historical gross sales, respectively.


MANUFACTURING AND RELATED OPERATIONS

     The Company's manufacturing facilities provide the Company with the capability to manufacture, assemble and package a wide range of cosmetics and other personal care products. At its Florida facility, the Company manufactures all of its products other than its pencil products, which it imports from Europe. Manufacturing operations performed by the Company include compounding and blending individual ingredients into bulk products, which are then filled and packaged into finished products.

     The Company's strategy is to maintain state-of-the-art manufacturing capabilities which, combined with its product development initiatives, allow it to respond quickly to customer orders and changes in consumer preferences. The Company's sophisticated manufacturing, sourcing and related operations have contributed to high levels of customer service, including timeliness in order fulfillment and new product and promotion deliveries. The Company has automated a significant portion of the manufacturing process, including the processing, packaging and labeling of its cosmetics. Such improvements have caused a reduction in labor intensive tasks and resulted in lower manufacturing costs. The Company intends to use a portion of the net proceeds from the Offering to purchase additional equipment, to increase automation and further reduce labor costs.


     The Company assures that extensive safety and quality tests on the Company's products are undertaken, including microbiology and package testing. In addition to the Company's quality control procedures, in certain instances the Company develops with the customer a customized quality control program to monitor the production of a specific product order. The Company's quality control program includes laboratory testing and assures that the product conforms to desired specifications. The Company also utilizes two of its in-house chemists and its plant manager to monitor the appearance of finished products and to confirm that each product includes the required product quantity or weight. The Florida manufacturing facility is registered with the FDA as a drug manufacturing establishment. The Company retains an international consultant based in France to ensure compliance with certain product standards established in the Company's foreign markets.


     The Company currently has a distribution facility in Italy where it is developing manufacturing capabilities which are expected to become fully operational during the 1999 calendar year. When developed and operational, the facility would manufacture products for distribution and sale to customers located in Europe and the Middle East. The Company also maintains distribution facilities in Canada and Australia.


SUPPLIERS



     The Company devotes a significant portion of its capital budget to the enhancement of operating efficiencies. The Company purchases raw materials and components throughout the world, continuously pursuing reductions in cost of goods through the global sourcing of raw materials and components from qualified vendors and utilizing its purchasing capacity to maximize cost savings. The Company requires that materials supplied by its vendors meet the Company's quality standards. The global sourcing of raw materials and components from such vendors also ensures the quality of the raw materials and components. The raw materials used in the Company's manufacturing includes pigments, waxes, oils and preservatives. In those instances where there may be only a limited number of suppliers for a particular ingredient, there generally are available a number of alternate ingredients that are functionally equivalent. The Company has no long-term contractual relationships with any of its suppliers. The Company has obtained all of its supply of pencil products from a European-based manufacturer for over 20 years. The Company believes it currently has a good relationship with such manufacturer, whose product accounted for approximately 45% of its gross sales for the nine months ended June 30, 1998. Other than its pencil products, none of the Company's suppliers provide more than 10% of the raw materials and finished goods utilized by the Company. The Company believes that alternate sources of pencils exist and does not anticipate any significant shortages of, or difficulty in obtaining, such materials.



MARKETING AND SALES


     The Company's strategy is to provide glamour and excitement through innovative quality products at affordable prices. The Company's marketing efforts are designed to implement this strategy. The Company uses print advertising and point-of-sale merchandising, including displays and in-store samples. The Company coordinates advertising campaigns with in-store promotional and other marketing activities, and has developed joint advertising, point-of-purchase and other focused marketing programs with key retailers.

     In the United States, the Company believes that it efficiently generates sales of $2,500 to $9,000 per linear foot per year on products with suggested retail price points principally of $2.95 to $4.95, with most of the Company's volume in the $3,000 to $4,000 range per linear foot. According to an industry trade journal, New Products Report, A Confidential Analysis of Drug, Cosmetic and Appliance Trends, the Company has outperformed certain of its competition in terms of sales per linear foot per year.

     The Company's domestic sales force consists of approximately 100 independent sales representatives who are compensated solely on a commission basis, and whose efforts are coordinated by a national sales manager.

Virtually all key national accounts are handled directly by senior executives of the Company supported by the independent sales force. To promote the Company's understanding of, and responsiveness to, the needs of its key accounts, the Company's management interacts directly with marketing and merchandising executives at these accounts. The Company has a network of distributors through which it markets its products internationally. The Company generally has contractual arrangements with its international distributors pursuant to which the distributor is granted the exclusive right to market the Company's products in the defined territory. The distributor is typically not required to meet sales quotas to maintain its relationship with the Company, however the distributor's performance is monitored on a regular basis by the Company. The Company's international distributors purchase its products for resale to their customers. As a result of its commitment to customer service and innovative marketing programs which are market specific, as well as the consumer traffic generated by its products, the Company believes that it has established significant relationships with self-select distribution cosmetic retailers both domestically and internationally.


     The Company has been able to capitalize on the recent demand for "make-up artist" and "professional" cosmetics with a full line of color products. For these products, the Company occasionally runs in-store demo promotions. During Fiscal 1996, 97% of customers who participated in such promotions purchased Prestige products. The Company intends to utilize a significant portion of the proceeds of this Offering to upgrade its in-store displays and expand its marketing and sales programs, including aggressive advertising of its brand name products and penetrating new distribution outlets.



     The Company also utilizes "co-op" advertising, in which the Company provides an allowance equal to a percentage of sales to certain retail chains and, in turn, the Company's products are featured in a glossy, color advertisement in such chain's sales circulars.


CUSTOMERS


     The Company's principal customers include chain drug stores, specialty and variety stores, and large mass volume retailers, including such well known retailers as Wal-Mart, Eckerd Drugs, Rite-Aid, Thrifty-Payless and SAV-ON. During Fiscal 1996, Wal-Mart and Thrifty-Payless were the Company's largest customers and accounted for approximately 8% and 5%, respectively, of the Company's historical gross sales. During Fiscal 1997, sales to the Company's three largest customers, Rite-Aid (which acquired Thrifty-Payless in December
1996), Eckerd Drugs, and Wal-Mart accounted for approximately 12%, 6% and 6%, respectively, of historical gross sales. For the nine months ended June 30, 1998, Wal-Mart and Rite-Aid accounted for approximately 8% and 10%, respectively, of the Company's historical gross sales. No single customer accounted for more than 10% of pro forma combined gross sales during the years ended September 30, 1996 or 1997 or the nine months ended June 30, 1998. The Company does not have any long-term contractual relationships with any of its customers, nor are any of the Company's customers subject to any contractual provisions or other restrictions which preclude them from purchasing products from the Company's competitors.


PRODUCT DEVELOPMENT

     The Company is developing innovative cosmetic products. The Company's marketing and product development personnel identify consumer needs and shifts in consumer preferences in order to develop new product introductions, tailor line extensions and promotions and redesign or reformulate existing products to satisfy such needs or preferences. The Company's product development personnel work closely with the Company's sales and marketing groups to keep current with changes in consumer tastes and new product developments in the industry at large. Specifically, the Company has retained a New York-based fashion and color forecasting consulting firm to keep the Company in the forefront of national and international trends in fashion and color. The Company updates the colors in its product lines annually and supplements its product lines seasonally with promotional colors.

     The Company principally relies on the experience of its staff in conducting research on a wide range of areas in developing new and innovative products and improving its existing formulations. As a result of its relationships with key suppliers worldwide, the Company has been able to cooperate in the formulation of new products and has introduced a number of innovative products.

     The Company's laboratory services comprise a key element of its business strategy and provide for the timely development and production of a wide variety of cosmetics. The Company has three chemists on its laboratory staff whose services include the development of product formulas, analytical assays, reformulations and quality control. The Company provides, or arranges for, all necessary toxicological, microbiological and stability testing.


COMPETITION

     The Company's principal competitors in the industry include large multi-national companies such as Revlon, Inc., L'Oreal Groupe, The Procter & Gamble Company, and smaller companies such as Del Laboratories, Inc., Renaissance Cosmetics, Inc. and Bonne Bell Company. The Company competes with such companies by offering quality cosmetic products at competitive prices. The Company believes that it has a quicker response time to consumer trends and is capable of developing and manufacturing new products faster than most of its larger competitors. Further, the Company believes that it is better positioned to capitalize on opportunities for future growth than most of its smaller competitors because of its manufacturing and distribution capabilities, experienced management, and in-house creative talent. The Company believes continued expansion in marketing, sales, manufacturing and distribution will enable it to compete effectively in the future.


MANAGEMENT INFORMATION SYSTEMS



     The Company's management information systems have been, and continue to be, substantially upgraded to provide comprehensive order processing, production and accounting support for the Company's business. Many of the Company's key accounts utilize the EDI system whereby a retail store or a distribution center automatically and electronically orders additional Prestige products from the Company to replace products it has sold. The Company also subscribes to Wal-Mart's "Retail Link," an on-line business management system designed to assist manufacturers in meeting Wal-Mart's order and category management demands. Certain other large retail chains also require that the Company utilize their computerized order and reorder systems. The Company intends to continue to upgrade management information systems in 1998, which will include further conversion to EDI billing and other improved systems for forecasting, production, inventory management and order processing. During the nine months ended June 30, 1998, the Company has expended approximately $110,000 for hardware and software upgrades for the Company's management information systems and intends to use a portion of the net proceeds of the Offering to purchase additional computer equipment and software. Such costs included the cost of software updates required to allow the systems to process data attributable to the year 2000 and thereafter. The Company has determined that no significant additional expenditures will be required to upgrade the computer systems of the Foreign Subsidiaries for year 2000 solutions. The Company's major customers have informed the Company that they are year 2000 compliant.



     The Company anticipates that these systems and improvements will continue to be instrumental in contributing to the reduction of the time from order entry to shipment and improved forecasting of demand and overall operating efficiencies. The Company believes that its current management information system provides the Company with an additional competitive advantage.


GOVERNMENT REGULATION

     The manufacturing, processing, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Federal Trade Commission (the "FTC"), the Food and Drug Administration (the "FDA"), the Consumer Product Safety Commission and the Occupational Safety and Health Administration, as well as by various other federal, state and local regulatory authorities. The Company is also subject to foreign consumer laws in the foreign countries where its products are sold. Compliance with federal, state, local and foreign laws and regulations has not had a material adverse effect on the Company to date. Nonetheless, federal, state and local regulations in the United States, as well as foreign regulations, that are designed to protect consumers have had, and can be expected to have, an increasing influence on product claims, production methods, product content, and packaging. In addition, any expansion by the Company of its operations to produce cosmetic and related products that include over-the-counter drug ingredients would result in the Company becoming subject to additional FDA regulation as well as a higher degree of inspection and greater burden of regulatory compliance than currently exist. The Company's Florida facility is registered with the FDA. There are no pending reviews or investigations of the Company by the FDA or any other government entity. The Company believes that it is in substantial compliance with applicable federal, state and local rules and regulations regarding environmental issues. There are no significant capital expenditures for environmental control matters anticipated in the current year or expected in the near future.

PROPRIETARY RIGHTS AND TRADEMARKS

     The Company's success and ability to compete depend in large part on the protection of its proprietary processes and formulas. The Company seeks to protect such processes through confidentiality agreements with certain key employees who have access to such processes. The Company does not own any patents on any of its technology. The Company believes that the trademarks it owns on certain product names have significant value and are important to the marketing of its products.


     The Company holds United States trademark registrations for the "Prestige" and the "Wear Ever" names, has filed for trademark registrations for certain other names, including "Prestige Studio Make-Up," "Quick Stick," "Lip Loofa," "Secret Agent," "Daily Dose," "Extreme Cover," "Everyday Cover," "Spot Check" and "Complexion Equalizer." The Company uses other names for which it has not applied for registration. The Company believes that its rights in these names is a significant part of the Company's business and that its ability to create demand for its products is dependent to a large extent on its ability to exploit its trademarks. There can be no assurance as to the breadth or degree of protection that trademarks afford the Company, or that any trademark applications will result in registered trademarks or that trademarks will not be invalidated if challenged. The Company is currently not aware of independent claims or other challenges to any of the Company's trademarks. The Company also has registered the "Prestige" name in numerous foreign countries including Mexico, France, Colombia, Ecuador, Brazil, Argentina and Peru, filed for registration of the "Prestige" name in Singapore, Taiwan and Korea, and is in the process of acquiring rights to the "Prestige" name in approximately 30 additional foreign countries. The Company has also instituted proceedings to claim exclusive right to use the "Prestige" name in Australia.


PROPERTIES


     The Company's manufacturing, laboratory, distribution, storage, sales and administrative operations are maintained in an approximately 50,000 square foot building located in Deerfield Beach, Florida. The building is occupied pursuant to a lease expiring on May 31, 2002 which may be extended by the Company for two additional six year terms. The Company's rent paid pursuant to this lease is approximately $25,000 per month, gradually increasing to approximately $31,000 per month during the last year of the lease's current term. The building is owned by C & C Partnership, a partnership in which Jacques Cohen and Gabriel Cohen, principal shareholders, executive officers and directors of the Company, are the sole general partners. The Company's packing and distribution operations in Italy are maintained in an approximately 10,000 square foot building under a lease with an annual rent of approximately U.S. $67,000, gradually increasing to approximately U.S. $89,000 during the last two years of the lease term, such lease expiring in January 2004 with an option to extend the lease for an additional term of five years. The building is owned by the in-laws of Giorgio Ventura, the President of Prestige Italy. The Company's distribution operations in Canada are maintained in an approximately 3,670 square foot building under a lease with an annual rent of U.S. $27,000, such lease expiring on April 30, 2000 with an option to extend the lease for an additional term of two years. The Company's distribution operations in Australia are maintained in an approximately 3,000 square foot building under a lease with an annual rent of approximately U.S. $32,000. The Company's lease for the Australian distribution facility expires in December 1998, and the Company is currently negotiating the terms of a lease for a new distribution facility in Australia. The Company believes that its existing facilities are adequate for its current requirements and that additional space can be obtained on commercially reasonable terms to meet its future requirements. See "Certain Transactions."

EMPLOYEES


     As of June 30, 1998, the Company employed 126 persons in the United States, including 2 part-time employees, of whom 89 were engaged in manufacturing and distribution operations, 3 were engaged in laboratory services, and 32 were engaged in management and administration, including 11 in marketing and customer service. None of the Company's employees are members of a labor union. The Company believes that its employee relations are satisfactory. As of June 30, 1998, the Foreign Subsidiaries employed 51 full-time persons, consisting of 19 employees in Italy, 9 employees in Canada and 23 employees in Australia. Of such employees, 16 were engaged in manufacturing and distribution operations, 16 were engaged in marketing and sales and 13 were engaged in management and administration.


LEGAL PROCEEDINGS

     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:


NAME                                 AGE                      POSITION
----                                 ---                      --------
Jacques Cohen......................  51    Chairman, Chief Executive Officer and President
Gabriel Cohen......................  46    Executive Vice President and Director
Thomas Winarick....................  39    Executive Vice President and Director
Marc Feller........................  38    Chief Financial Officer and Secretary
Ronald Korn........................  56    Director Nominee
Ann Spector Lieff..................  46    Director Nominee
W. Keith Schilit...................  44    Director Nominee


     Jacques Cohen is a co-founder and one of the principal shareholders of the Company. He has served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception, and his responsibilities include overseeing all aspects of the operations of the Company, including marketing and sales, manufacturing and distribution, research and development and management and administration. Jacques Cohen is the brother of Gabriel Cohen.


     Gabriel Cohen is a co-founder and one of the principal shareholders of the Company. He has served as Executive Vice President since July 1998, and Vice President and a Director of the Company since its inception, and his responsibilities include serving as director of administrative systems in the United States. Gabriel Cohen is the brother of Jacques Cohen.


     Thomas Winarick has served as Executive Vice President of the Company since August 1997 and as a Director of the Company since June 1998, and served as Vice President of Operations -- Marketing of the Company from November 1994 until July 1997. From October 1992 to October 1994, Mr. Winarick served as the President of Signature Beauty Care, a Florida based cosmetics company.


     Marc Feller has served as Chief Financial Officer and Secretary of the Company since May 1998. From January 1997 to April 1998, Mr. Feller served as Vice-President and Chief Financial Officer of International Hospitality, Inc., a Canadian based public company. From August 1992 to January 1997, Mr. Feller was Executive Vice President and Chief Operating Officer of Farm Stores, a Florida based company.


     Ronald Korn will become a director of the Company upon the consummation of this Offering. Since July 1991, Mr. Korn has served as President of Ronald Korn Consulting, a business consulting firm, and as Chairman of the Board of Carol Korn Interiors, Inc., an interior design firm. From 1961 to 1991, Mr. Korn was a partner with the certified public accounting firm of KPMG Peat Marwick, including six years in which Mr. Korn served as Managing Partner of KPMG Peat Marwick's Miami, Florida office. Since October 1991, Mr. Korn has served as a director and Chairman of the Compensation and Audit Committees of the Board of Directors of Engle Homes, Inc., a company whose common stock is traded on the NASDAQ National Market. Since 1996, Mr. Korn has also served as a director of Magicworks Entertainment Incorporated, a public company.


     Ann Spector Lieff will become a director of the Company upon the consummation of the Offering. Since March 1993, Ms. Lieff has served as President and Chief Executive Officer of Spec's Music, Inc., a retail company whose common stock was formally traded on the NASDAQ National Market. Ms. Lieff is past president of the National Association of Recording Merchandisers.



     W. Keith Schilit will become a director of the Company upon the consummation of the Offering. Mr. Schilit is an entrepreneur, consultant, author and lecturer. Since 1982, Mr. Schilit has been the principal officer of Catalyst Ventures, a consulting firm which assists emerging growth businesses in private and public financing. He has served on the board of directors and has served as Chairman of the Compensation and Benefits Committee and on the Audit Committee of Chico's FAS, Inc., a company whose common stock is traded on the NASDAQ National Market, and Dataflex CP and Check Express Inc., two companies whose stock was formally traded on the NASDAQ National Market. Mr. Schilit has served on the faculties of Keio University (Tokyo), Syracuse University and the University of South Florida.

     Effective upon the consummation of this Offering, the Company's Board of Directors will be comprised of six members. All directors are elected annually and hold office until the next annual meeting of shareholders of the Company and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. Except for the relationship between Jacques Cohen and Gabriel Cohen, there are no family relationships among the directors and officers of the Company.

     The Company has agreed that, for a period of five years following the completion of this Offering, the Representative will have the right to designate one individual to be elected to the Company's Board of Directors. As of the date of this Prospectus, no person has been identified by the Representative for election as a director.

COMMITTEES OF THE BOARD OF DIRECTORS


     The Company's Board of Directors intends to establish, effective upon consummation of this Offering, an Audit Committee which will be composed of two non-employee directors. The Audit Committee will be responsible for reviewing audit functions, including accounting and financial reporting practices of the Company, the adequacy of the Company's system of internal accounting control, the quality and integrity of the Company's financial statements and relations with independent auditors. The Company also plans to establish, effective upon consummation of this Offering, a Compensation Committee which will be composed of a majority of non-employee directors and will be responsible for establishing the compensation of the Company's directors, officers and employees, including salaries, bonuses, commissions, and benefit plans, administering the Company's stock option plans and other forms of or matters relating to compensation.


DIRECTOR COMPENSATION


     Directors who are not employees of the Company will receive a quarterly retainer of $2,500. Each non-employee director will also receive options to purchase 7,500 shares of Common Stock at the initial public offering price vesting over a period of three years. The Company will reimburse its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors. Directors who are also officers of the Company will not be compensated for their services as a director.


EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during Fiscal 1997 by the Company's Chief Executive Officer and its other two executive officers (the "Named Executive Officers"). No other executive officer's salary and bonus equaled or exceeded $100,000 for services rendered to the Company during such year.


                                                              ANNUAL COMPENSATION(1)
                                                              ----------------------
NAME AND PRINCIPAL POSITION                                    SALARY        BONUS
---------------------------                                   ---------    ---------
Jacques Cohen...............................................  $296,000     $533,120
  Chairman, President and Chief Executive Officer
Gabriel Cohen...............................................  $150,100     $534,150
  Executive Vice President
Thomas Winarick.............................................  $154,350     $ 76,000
  Executive Vice President


---------------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than the lesser of $50,000 or 10% of the total annual salary and bonus of such officer.


     No executive officers received option grants in Fiscal 1997. During Fiscal 1998, options to purchase 125,000 and 50,000 shares of Common Stock of the Company were granted to Thomas Winarick, Executive Vice President and Marc Feller, Chief Financial Officer and Secretary, respectively.

EMPLOYMENT AGREEMENTS


     The Company has entered into employment agreements with each of Jacques Cohen, Chairman of the Board, President and Chief Executive Officer of the Company, Gabriel Cohen, Executive Vice President, Thomas Winarick, Executive Vice President, Marc Feller, Chief Financial Officer and Secretary, Chris Dow, President of Prestige Australia, and Giorgio Ventura, President of Prestige Italy, each of which expires on June 30, 2001 (the "Employment Agreements"). Each of the Employment Agreements is automatically renewable for an additional period of one year, unless either party gives written notice of an intent not to renew within six months prior to the expiration date. Pursuant to the Employment Agreements, Messrs. Cohen, Cohen, Winarick, Feller, Dow and Ventura will receive annual base salaries of $225,000, $195,000, $175,000, $150,000, $125,000 and
$195,000, respectively, and such bonuses as may be awarded from time to time by the Board of Directors or any compensation committee thereof. If an Employment Agreement is terminated by the Company other than by reason of death, Disability (as defined) or Cause (as defined), or by the executive for Good Reason (generally defined as a material breach by the Company of the Employment Agreement), such executive will be entitled to receive (i) any unpaid salary through the effective date of such termination and (ii) an amount equal to such executive's annual base salary on the date of termination.


1998 STOCK OPTION PLAN


     Under the Company's 1998 Stock Option Plan (the "Plan"), which will be
effective on September   , 1998, 750,000 shares of Common Stock are reserved for
issuance upon exercise of stock options granted under the Plan. The Plan is designed as a means to retain and motivate qualified and competent persons who provide services to the Company and its subsidiaries. The Board of Directors or a committee (the "Committee") of outside directors appointed by the Board of Directors will administer and interpret the Plan. The Board of Directors and the Committee each shall be authorized to grant options thereunder to all eligible employees, directors (whether or not also employees of the Company or any of its subsidiaries), consultants and independent contractors of the Company or its subsidiaries. In the event of a change in the Common Stock due to a stock dividend or recapitalization, the Plan provides for appropriate adjustment in the number of shares available for grant under the Plan and the number of shares and the exercise price per share under any option then outstanding under the Plan, so that the same percentage of the Company's issued and outstanding shares shall remain subject to being optioned under the Plan or subject to purchase at the same aggregate exercise price under any such outstanding option, as applicable. Unless otherwise provided in any option, the Committee or the Board of Directors may change the option price and/or number of shares under any outstanding option when, in their discretion, such adjustment becomes appropriate so as to preserve but not increase benefits under the Plan. The aggregate number of shares subject to options granted to any one optionee under the Plan may not exceed 250,000 subject to adjustment as described above. However, no incentive stock options (as defined in Section 422 of the Internal Revenue Code) may be granted to a person who is not also an employee of the Company or a subsidiary.


     The Plan provides for the granting of both incentive stock options and nonqualified stock options. Options may generally be granted under the Plan on such terms and at such prices as determined by the Committee or the Board of Directors, except that the per share exercise price of any incentive stock options cannot be less than the fair market value of a share of the Common stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may become exercisable after the expiration of ten years from the date of grant. The Board of Directors or the Committee may accelerate the exercisability or vesting of any option or shares previously acquired by the exercise of any options, and, in the event of a change in control (as defined in the Plan), unless otherwise provided in the option, each outstanding option will become immediately fully exercisable. Incentive stock options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries must have an exercise price of at least 110% of the fair market value of the Common Stock subject to such option on the date of grant and a term of no more than five years. Incentive stock options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. Nonqualified stock options are also not transferable unless the prior written consent of the Committee or the Board of Directors is obtained and such transfer does not violate Rule 16b-3 under the Securities Exchange

Act of 1934. Unless otherwise provided in any option, and subject to such guidelines as the Committee or the Board of Directors may establish, the option price may be paid by cash, certified or official bank check, personal check if accepted by the Committee or the Board of Directors, money order, shares of Common Stock, withholding of shares of Common Stock, any cashless exercise procedure approved by the Committee or the Board of Directors, other consideration deemed appropriate by the Committee or the Board of Directors, or a combination of the above. The Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at the prime rate of the Company's principal lender, (iii) be secured by the shares of Common Stock purchased, and (iv) contain such other terms as the Committee or the Board of Directors in its sole discretion shall reasonably require. The Board of Directors or the Committee has the authority to amend or terminate the Plan or any options, provided that no such action may substantially impair the rights or benefits of the holder of any outstanding option without the consent of such holder, and provided further that certain amendments to the Plan are subject to shareholder approval. Unless terminated sooner, the Plan will continue in effect until all options granted thereunder have expired or been
exercised, provided that no options may be granted after September   , 2008.



     Options granted under the Plan will be exercisable in accordance with the option agreement executed in connection with such grant. The Company has granted stock options under the Plan, effective upon consummation of this Offering, to purchase an aggregate of 437,500 shares of Common Stock. Such options are immediately exercisable at an exercise price equal to the initial public offering price per share of the shares offered hereby (110% of such public offering price per share in the case of shareholders holding more than 10% of the outstanding shares of Common Stock of the Company).


     The Company will agree with the Representative that for a 9-month period immediately following the effective date of the Registration Statement of which this Prospectus forms a part, the Company will not, without the consent of the Representative, adopt or propose to adopt any plan or arrangement permitting the grant, issue or sale of any shares of its Common Stock or issue, sell or offer for sale any of its Common Stock, or grant any option for its Common Stock which shall: (x) have an exercise price per share of Common Stock less than the greater of (a) the initial public offering price of the Common Stock offered in this Prospectus or (b) the fair market value of the Common Stock on the date of grant; or (y) be granted to any direct or indirect beneficial holder of more than 10% of the issued and outstanding Common Stock of the Company. No option or other right to acquire Common Stock granted, issued or sold during the 9-month period immediately following the effective date of the Registration Statement of which this Prospectus forms a part shall permit (a) the payment with any form of consideration other than cash, (b) the payment of less than the full purchase or exercise price for such shares of Common Stock or other securities of the Company on or before the date of issuance, or (c) the existence of stock appreciation rights, phantom options or similar arrangements.

                              CERTAIN TRANSACTIONS

ACQUISITION OF THE FOREIGN SUBSIDIARIES


     In September 1998, the Company intends to acquire all of the outstanding stock of each of Prestige Canada, Prestige Australia and Prestige Italy, each of which is currently engaged principally in distributing the Company's products in foreign markets. The Company anticipates that it will acquire all of the outstanding capital stock of Prestige Canada, Prestige Australia and Prestige Italy in exchange for the issuance of 123,000, 380,000 and 1,199,923 unregistered shares of Common Stock, respectively. The Company anticipates that, pursuant to the acquisition agreements, the current shareholders of the Foreign Subsidiaries will make certain representations and warranties to the Company, and will indemnify the Company with respect to breaches of such representations and warranties, including with respect to certain tax matters.



LEASES WITH AFFILIATES



     The Company leases its Deerfield Beach, Florida headquarters from C&C General Partnership, a partnership in which Jacques Cohen and Gabriel Cohen are the general partners, pursuant to a lease expiring on May 31, 2002 for $25,200 per month, plus real estate and sales taxes, insurance and other costs. The Company has the option to extend the lease for two additional five year terms. Rent expense on this facility totaled $203,520, $310,368 and $241,744 for Fiscal 1996 and 1997 and the nine months ended June 30, 1998, respectively.



     Prior to Fiscal 1996, the Company leased its former headquarters from Jacques Cohen pursuant to a lease that expired in 1996. Rent expense on this facility totaled $78,288 and $26,076 for Fiscal 1995 and 1996.



     The Company and each of Jacques Cohen and Gabriel Cohen, individually, have guaranteed a bank loan of C&C General Partnership, of which Jacques Cohen and Gabriel Cohen are the general partners, of which approximately $1.1 million was outstanding as of June 30, 1998.



LEASE OF ITALIAN FACILITY



     The Company leases its Bologna, Italy distribution facility from Finelli Dante and Vechi Rosina, the in-laws of Giorgio Ventura, the President of Prestige Italy, pursuant to a lease expiring in January 2004. Rent expense on this facility totaled $67,340, $67,340, $67,340, $50,505, for Fiscal 1995, 1996
and 1997 and the nine months ended June 30, 1998, respectively.



GUARANTEES AND LOANS BY CERTAIN SHAREHOLDERS


     Jacques Cohen and Gabriel Cohen have personally guaranteed the Company's $3.5 million bank line of credit and have received no compensation for such guaranty. To the extent that the Company applies a portion of the net proceeds of this Offering to reduce the Company's bank debt, Messrs. Cohen will be relieved of their personal guarantee of such indebtedness. The Company will seek to release Messrs. Jacques Cohen and Gabriel Cohen from their personal guarantees following this Offering. See "Use of Proceeds."


     During Fiscal 1995 and Fiscal 1996, Jacques Cohen and Gabriel Cohen loaned the Company an aggregate of $289,548 and $229,255, respectively, for working capital purposes. During Fiscal 1997, each of Jacques Cohen and Gabriel Cohen loaned the Company $491,536 and $176,490, respectively, for working capital purposes. These loans bore interest at a rate of 9% per annum for Fiscal 1996, and 10% per annum for Fiscal 1997 and currently bear interest at the rate of 10% per annum for the year ended September 30, 1998. Amounts due under the Shareholder Notes are due upon demand. During Fiscal 1995 and Fiscal 1996, the Company repaid $295,933 and $130,000, respectively, of such loans. During Fiscal 1997, the Company repaid $390,144 and $109,606 to Jacques Cohen and Gabriel Cohen, respectively. In the nine months ended June 30, 1998, the Company repaid $250,000 and $80,000 to Jacques Cohen and Gabriel Cohen, respectively, and borrowed an additional $517,945 and $180,436 from each of Jacques Cohen and Gabriel Cohen, respectively, during the same period. In July 1998, the Company repaid $48,000 to Gabriel Cohen.

     It is not anticipated that Messrs. Cohen will continue to provide funds to the Company or guarantee the Company's indebtedness following consummation of this Offering.



ROYALTY AGREEMENT



     Prestige Italy had a royalty agreement with an affiliate of Jacques Cohen, Chairman, President and Chief Executive Officer of the Company, which provided for the payment of a royalty of 12% of certain revenue of Prestige Italy. The royalty agreement expired during the year ended December 31, 1997. Total royalties incurred during the years ended December 31, 1996 and 1997 were approximately $307,340 and $327,160, respectively. As of December 31, 1997, approximately $140,291 was due under the royalty agreement. At June 30, 1998, all amounts due under the royalty agreement had been paid.


FOREIGN SUBSIDIARY TRANSACTIONS


     The Company purchases goods from, and sells goods to, certain of the Foreign Subsidiaries. Purchases from Prestige Canada aggregated $80,742, $41,599, $61,908, $60,843 and $9,313 for Fiscal 1995, 1996 and 1997, and for the
nine months ended June 30, 1997 and 1998, respectively. Sales to Prestige Canada aggregated $143,395, $542,845, $549,394, $390,034 and $610,940 for Fiscal 1995,
1996 and 1997, and for the nine months ended June 30, 1997 and 1998, respectively. Sales to Prestige Italy aggregated $0, $157,048, $784,535, $676,284 and $279,785 for Fiscal 1995, 1996 and 1997, and for the nine months ended June 30, 1997 and 1998, respectively. Sales to Prestige Australia aggregated $124,546, $509,932, $710,408, $417,886 and $373,564 for Fiscal 1995,
1996 and 1997, and for the nine months ended June 30, 1997 and 1998, respectively.



TAX INDEMNITY AGREEMENTS



     Upon consummation of the Acquisition Transactions, the Company will enter into tax indemnity agreements with each of the shareholders of Prestige Italy, Prestige Canada and Prestige Australia which provide among other things, that the shareholders of each of Prestige Italy, Prestige Canada and Prestige Australia will indemnify the Company against (i) additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by any of Prestige Italy, Prestige Canada and Prestige Australia prior to the closing of the Acquisition Transactions, (ii) any material breach of a representation or warranty in the tax indemnity agreement or (iii) any tax liability resulting from the Acquisition Transactions.



     The Company believes that the terms of the foregoing transactions with the affiliates are no less favorable to the Company than could be obtained in arms' length negotiations with unaffiliated third parties. Any future transactions with affiliates will be approved by a majority of disinterested directors then serving on the Board of Directors.

                             PRINCIPAL SHAREHOLDERS



     The following table sets forth information with respect to the beneficial ownership of the outstanding Common Stock as of September 1, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, director nominee and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.



                                                                                      PERCENT
                                                      NUMBER OF SHARES    --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)              BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
---------------------------------------              ------------------   ---------------   --------------
Jacques Cohen......................................      3,695,646             46.2%             35.9%
Gabriel Cohen......................................      2,601,431             32.5%             25.3%
Thomas Winarick....................................             --               --                --
So. Ge. Cos. S.A...................................      1,058,812             13.2%             10.3%
Giorgio Ventura(2).................................      1,157,685             14.5%             11.2%
Ronald Korn........................................             --               --                --
Ann Spector Lieff..................................             --               --                --
W. Keith Schilit...................................             --               --                --
Marc Feller........................................             --               --                --
All directors and executive officers of the Company
  as a group (5 persons)...........................      6,297,077             78.7%             61.2%


---------------

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 1441 West Newport Center Drive, Deerfield Beach, FL 33442. Except as otherwise indicated, such beneficial owners have sole voting and investment power with respect to all shares of Common Stock owned by them.



(2) Consists of (i) 71,995 shares owned by Giorgio Ventura, President of Prestige Italy, (ii) 1,058,812 shares owned by So. Ge. Cos. S.A., a company affiliated with Mr. Ventura, and (iii) 26,878 shares owned by the wife of Giorgio Ventura.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. As of September 1, 1998, 8,000,000 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were outstanding.


COMMON STOCK


     As of September 1, 1998, there were 8,000,000 shares of Common Stock outstanding and held of record by nine shareholders. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 2,300,000 shares of Common Stock offered hereby, there will be 10,300,000 shares of Common Stock outstanding upon the closing of this Offering.


     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future. Upon the completion of this Offering, there will be no shares of preferred stock outstanding.

WARRANTS AND OPTIONS


     In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, the Representative's Warrants to purchase up to 230,000 shares of Common Stock. Upon consummation of this Offering, the Company will have outstanding options for 437,500 shares of Common Stock granted under the Company's 1998 Stock Option Plan. See
"Management -- 1998 Stock Option Plan" and "Underwriting."


PREFERRED STOCK


     Upon the closing of this Offering, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. See "-- Anti-Takeover Provisions of Florida Law," and "-- Certain Effects of Authorized But Unissued Stock." The Company has no present plans to issue any shares of preferred stock.


ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW


     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The "Control Share Acquisitions" section of the Florida Business Corporation Act (the "FBCA") generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of a corporation's outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The "Affiliated Transactions" section of the FBCA generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance or transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding shares of the corporation, or any affiliate of such shareholder.


     The directors of the Company are subject to the "general standards for directors" provisions set forth in the FBCA. These provisions provide that in discharging his or her duties and determining what is in the best interests of the Company, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the Company and its shareholders and the social, economic, legal or other effects of any proposed action on the employees, suppliers or customers of the Company, the communities and society in which the Company operates and the economy of the state and nation. Consequently, in connection with any proposed action, the Board of Directors is empowered to consider interests of other constituencies in addition to the Company's shareholders, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the shareholders than if the law did not permit consideration of such other factors.


CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

     The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

LIMITED LIABILITY AND INDEMNIFICATION


     Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.


     The Articles and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.


     The Company has also entered into indemnification agreements with each of its directors and executive officers where it has agreed to indemnify each of them to the fullest extent permitted by law. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise, against liabilities arising from conduct performed in good faith that such persons reasonably believed to be in, nor not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have 10,300,000 shares of Common Stock outstanding. Of these shares, the 2,300,000 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act (an "Affiliate"), which may generally be sold only in compliance with Rule 144 as described below. The remaining 8,000,000 shares of Common Stock will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). All of the Restricted Shares will be subject to lock-up agreements as described below. Beginning 90 days after the date of this Prospectus, 6,297,077 of these shares of Common Stock will be eligible for resale in the public market, subject to certain volume, timing and other requirements of Rule 144 and to the lock-up agreements. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 103,000 shares immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission. Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. The Company is unable to estimate accurately the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors -- Shares Eligible for Future Sale; Future Equity Issuances" and "Risk Factors -- No Prior Public Market; Possible Volatility of Stock Price."


LOCK-UP AGREEMENTS AND REGISTRATION OF OPTIONS

     All officers and directors of the Company and all existing holders of the Common Stock and options to purchase Common Stock have agreed that they will not, without the prior written consent of Josephthal, directly or indirectly, offer to sell, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of nine months after the effective date of this Offering (the "Lock-up Period"). Josephthal may, in its sole discretion and at any time, without notice, release all or any portion of the securities subject to lock-up agreements.


     Options to purchase a total of 437,500 shares ("Option Shares") of Common Stock have been granted by the Company. All of the Options Shares are subject to the lock-up agreements described above. An additional 312,500 shares of Common Stock are available for future grants under the Plan. See "Management -- 1998 Stock Option Plan."



     The Company intends to file a registration statement under the Securities Act on Form S-8 to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock plan, promptly upon expiration of the Lock-up Period. Following the filing of the Form S-8, shares issued under the Company's stock plan will be eligible for sale in the public markets upon vesting and exercise of options or awards, subject to the Rule 144 volume restrictions applicable to affiliates.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Josephthal & Co. Inc. is acting as the Representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Common Stock set forth opposite their names below.

                                                                 NUMBER
UNDERWRITER                                                     OF SHARES
-----------                                                     ---------
Josephthal & Co. Inc........................................

                                                                ---------
          Total.............................................    2,300,000
                                                                =========

     The Underwriters are committed to purchase all the shares of Common Stock offered hereby, if any of such shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the conditions precedent specified therein.

     The Company has been advised by the Representative that the Underwriters initially propose to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not in excess of $     per share of Common
Stock. Such dealers may re-allow a concession not in excess of $     per share
of Common Stock to other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative.

     The Representative has advised the Company that it does not anticipate sales to discretionary accounts by the Underwriters to exceed five percent of the total number of shares of Common Stock offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay the Representative an expense allowance on a non-accountable basis equal to one and one-half percent of the gross proceeds of the Offering, of which $25,000 has been paid to date.

     The Underwriters have been granted an option by the Company, exercisable within 45 days of the date of this Prospectus, to purchase up to an additional 345,000 shares of Common Stock at the initial public offering price per share of Common Stock offered hereby, less underwriting discounts and the non-accountable expense allowance (the "Over-Allotment Option"). Such option may be exercised solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares offered hereby. To the extent such option is exercised, in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment.

     The Company has agreed that, for five (5) years after the effective date of this Prospectus, the Representative will have the right to designate one individual to be elected to the Company's Board of Directors. Such individual may be a director, officer, employee or affiliate of the Representative. In the event the Representative elects not to designate a person to serve on the Company's Board of Directors, the Representative may designate an observer to attend meetings of the Board of Directors.

     All of the Company's officers and directors and all existing holders of Common Stock and holders of options to purchase Common Stock have executed agreements pursuant to which they have agreed not to offer to sell, sell, transfer, hypothecate or otherwise encumber or dispose of any beneficial interest in any shares of Common Stock owned by them, directly or indirectly, without the prior written consent of Josephthal, for a period of nine months from the effective date of this Offering. An appropriate legend shall be marked on the face of the certificates representing all such securities.

     Upon consummation of this Offering, the Company has agreed to sell to the Representatives, for nominal consideration, the Representative's Warrants to purchase from the Company 230,000 shares of Common

Stock. The Representative's Warrants are initially exercisable at a price per share equal to 120% of the initial public offering price for a period of four years commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers of Josephthal. The Representative's Warrants also provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Representative's Warrants.

     Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representative and is not necessarily related to the Company's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant.

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of establishing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 345,000 shares of Common Stock, by exercising the Over-Allotment Option. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters, whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to the copies of such agreements which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig, P.A., Miami, Florida. Orrick, Herrington & Sutcliffe LLP New York, New York, has acted as counsel for the Underwriters in connection with the Offering.


                                    EXPERTS

     The Financial Statements included in this Prospectus and Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


     As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

                         PRESTIGE COSMETICS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
REGISTRANT
  Report of Independent Certified Public Accountants........   F-3
  Balance Sheets -- September 30, 1996 and 1997 and June 30,
     1998 (Unaudited).......................................   F-4
  Statements of Operations -- For the Years Ended September
     30, 1995, 1996 and 1997 and for the Nine Months Ended
     June 30, 1997 and 1998 (Unaudited).....................   F-5
  Statements of Shareholders' Equity -- For the Years Ended
     September 30, 1995, 1996 and 1997 and for the Nine
     Months Ended June 30, 1998 (Unaudited).................   F-6
  Statements of Cash Flows -- For the Years Ended September
     30, 1995, 1996 and 1997 and for the Nine Months Ended
     June 30, 1997 and 1998 (Unaudited).....................   F-7
  Notes to Financial Statements.............................   F-8
PRESTIGE COSMETICS S.R.L.
  Report of Independent Certified Public Accountants........  F-17
  Balance Sheets -- December 31, 1997 and June 30, 1998
     (Unaudited)............................................  F-18
  Statements of Income -- For the Year Ended December 31,
     1997, and for the Six Months Ended June 30, 1998
     (Unaudited)............................................  F-19
  Statements of Shareholders' Equity -- For the Year Ended
     December 31, 1997, and for the Six Months Ended June
     30, 1998 (Unaudited)...................................  F-20
  Statements of Cash Flows -- For the Year Ended December
     31, 1997, and for the Six Months Ended June 30, 1998
     (Unaudited)............................................  F-21
  Notes to Financial Statements.............................  F-22
PRESTIGE COSMETICS PTY LTD. AND PRESTIGE COSMETICS LIMITED
  Report of Independent Certified Public Accountants........  F-29
  Combined Balance Sheets -- December 31, 1997 and June 30,
     1998 (Unaudited).......................................  F-30
  Combined Statements of Operations -- For the Year Ended
     December 31, 1997, and for the Six Months Ended June
     30, 1997 and 1998 (Unaudited)..........................  F-31
  Combined Statements of Shareholders' Equity
     (Deficit) -- For the Year Ended December 31, 1997, and
     for the Six Months Ended June 30, 1998 (Unaudited).....  F-32
  Combined Statements of Cash Flows -- For the Year Ended
     December 31, 1997, and for the Six Months Ended June
     30, 1997 and 1998 (Unaudited)..........................  F-33
  Notes to Combined Financial Statements....................  F-34
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Financial
     Statements.............................................  F-39
  Pro Forma Balance Sheet -- June 30, 1998..................  F-41
  Pro Forma Statement of Operations -- For the Nine Months
     Ended June 30, 1998....................................  F-42
  Pro Forma Statement of Operations -- For the Year Ended
     September 30, 1997.....................................  F-43
  Notes to Unaudited Pro Forma Financial Statements.........  F-44

                         PRESTIGE COSMETICS CORPORATION

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Prestige Cosmetics Corporation:


     We have audited the accompanying balance sheets of Prestige Cosmetics Corporation (a Florida corporation) as of September 30, 1996 and 1997 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prestige Cosmetics Corporation as of September 30, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Miami, Florida,

  February 27, 1998 (except with respect to the


  matters discussed in Note 10, as to


  which the date is September 10, 1998).

                         PRESTIGE COSMETICS CORPORATION

                                 BALANCE SHEETS


                                                              SEPTEMBER 30,
                                                         ------------------------     JUNE 30,
                                                            1996          1997          1998
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $      300    $      300    $      300
  Accounts receivable, net.............................   2,094,428     1,226,418     2,546,465
  Due from related parties.............................     220,275       840,342       597,772
  Inventories..........................................   2,349,010     4,621,983     3,767,853
  Deferred income taxes................................     307,527       253,865       559,313
  Prepaid expenses and other current assets............          --        20,259        22,505
                                                         ----------    ----------    ----------
     Total current assets..............................   4,971,540     6,963,167     7,494,208
PROPERTY AND EQUIPMENT, net............................   1,490,530     1,723,239     1,732,268
OTHER ASSETS...........................................     122,985        72,717       161,188
                                                         ----------    ----------    ----------
          Total assets.................................  $6,585,055    $8,759,123    $9,387,664
                                                         ==========    ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $3,212,892    $3,134,206    $1,648,176
  Accrued expenses.....................................     176,789       233,056       508,027
  Customer deposits....................................      82,679        81,344       167,839
  Line of credit.......................................   1,364,748     2,246,724     3,126,234
  Current portion of long-term debt....................      83,333        83,333        83,333
  Notes payable -- shareholders........................     754,320       922,596     1,290,977
  Due to related parties...............................      26,492        15,057        37,272
  Income taxes payable.................................     170,384       545,022       478,665
                                                         ----------    ----------    ----------
     Total current liabilities.........................   5,871,637     7,261,338     7,340,523
LONG-TERM DEBT, net of current portion.................     166,667        83,333        13,889
DEFERRED INCOME TAXES..................................         919        25,367        45,861
                                                         ----------    ----------    ----------
          Total liabilities............................   6,039,223     7,370,038     7,400,273
                                                         ----------    ----------    ----------
COMMITMENTS (Note 8)
SHAREHOLDERS' EQUITY:
  Preferred stock $.01 par value, 5,000,000 shares
     authorized, no shares issued or outstanding.......          --            --            --
  Common stock, par value $.01 per share; 30,000,000
     shares authorized 6,297,077 shares issued and
     outstanding.......................................      62,971        62,971        62,971
  Retained earnings....................................     482,861     1,326,114     1,924,420
                                                         ----------    ----------    ----------
     Total shareholders' equity........................     545,832     1,389,085     1,987,391
                                                         ----------    ----------    ----------
          Total liabilities and shareholders' equity...  $6,585,055    $8,759,123    $9,387,664
                                                         ==========    ==========    ==========


     The accompanying notes to financial statements are an integral part of these balance sheets.

                         PRESTIGE COSMETICS CORPORATION

                            STATEMENTS OF OPERATIONS


                                            FOR THE YEAR ENDED              FOR THE NINE MONTHS ENDED
                                               SEPTEMBER 30,                        JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1995          1996          1997          1997          1998
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
NET SALES.......................  $10,468,747   $13,770,927   $20,252,376   $15,517,405   $12,409,087
COST OF GOODS SOLD..............    5,440,284     7,042,215     9,022,046     6,912,598     5,191,251
                                  -----------   -----------   -----------   -----------   -----------
     Gross profit...............    5,028,463     6,728,712    11,230,330     8,604,807     7,217,836
                                  -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
  Selling, general and
     administrative expenses....    4,183,622     5,784,582     7,587,130     6,169,534     5,257,539
  Shareholders' compensation....      704,659       505,125     1,513,000       737,050       441,513
  Provision for doubtful
     accounts...................       72,047       115,127       220,161       116,743        65,830
  Depreciation and
     amortization...............      143,831       174,291       255,963       219,825       206,531
  Foreign exchange (gain)
     loss.......................      161,285      (110,662)     (179,101)     (134,325)      (49,311)
  Unrealized foreign exchange
     (gain) loss................      (28,626)      (16,772)      (19,889)           --        (4,100)
                                  -----------   -----------   -----------   -----------   -----------
  Total operating expenses......    5,236,818     6,451,691     9,377,264     7,108,827     5,918,002
                                  -----------   -----------   -----------   -----------   -----------
  Operating income (loss).......     (208,355)      277,021     1,853,066     1,495,980     1,299,834
                                  -----------   -----------   -----------   -----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense..............      (50,731)      (89,916)     (138,811)      (90,929)     (152,502)
  Interest expense -- related
     parties....................      (57,034)      (52,255)      (64,782)      (37,416)      (93,880)
  Other.........................           --         9,283       (12,994)      (12,736)           --
                                  -----------   -----------   -----------   -----------   -----------
     Total other income
       (expense)................     (107,765)     (132,888)     (216,587)     (141,081)     (246,382)
                                  -----------   -----------   -----------   -----------   -----------
     Income (loss) before
       provision (benefit) for
       income taxes.............     (316,120)      144,133     1,636,479     1,354,899     1,053,452
PROVISION (BENEFIT) FOR INCOME
  TAXES.........................     (120,126)       59,980       793,226       693,962       455,146
                                  -----------   -----------   -----------   -----------   -----------
     Net income (loss)..........  $  (195,994)  $    84,153   $   843,253   $   660,937   $   598,306
                                  ===========   ===========   ===========   ===========   ===========
EARNINGS PER SHARE:
  Basic and diluted.............  $      (.03)  $       .01   $       .13   $       .10   $       .09
                                  ===========   ===========   ===========   ===========   ===========
  Weighted average shares
     outstanding................    6,297,077     6,297,077     6,297,077     6,297,077     6,297,077
                                  ===========   ===========   ===========   ===========   ===========


  The accompanying notes to financial statements are an integral part of these statements.

                         PRESTIGE COSMETICS CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                        TOTAL
                                                           COMMON      RETAINED     SHAREHOLDERS'
                                                            STOCK      EARNINGS        EQUITY
                                                           -------    ----------    -------------
BALANCE, September 30, 1994............................    $62,971    $  594,702     $  657,673

  Net loss.............................................         --      (195,994)      (195,994)
                                                           -------    ----------     ----------

BALANCE, September 30, 1995............................     62,971       398,708        461,679

  Net income...........................................         --        84,153         84,153
                                                           -------    ----------     ----------

BALANCE, September 30, 1996............................     62,971       482,861        545,832

  Net income...........................................         --       843,253        843,253
                                                           -------    ----------     ----------

BALANCE, September 30, 1997............................     62,971     1,326,114      1,389,085

  Net income (unaudited)...............................         --       598,306        598,306
                                                           -------    ----------     ----------

BALANCE, June 30, 1998
  (unaudited)..........................................    $62,971    $1,924,420     $1,987,391
                                                           =======    ==========     ==========


  The accompanying notes to financial statements are an integral part of these statements.

                         PRESTIGE COSMETICS CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                       FOR THE YEAR ENDED               FOR THE NINE MONTHS ENDED
                                                         SEPTEMBER 30,                          JUNE 30,
                                            ----------------------------------------   ---------------------------
                                               1995          1996           1997           1997           1998
                                            ----------   -------------   -----------   ------------   ------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................  $ (195,994)   $    84,153    $   843,253   $    660,937   $    598,306
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities --
    Depreciation and amortization.........     143,831        174,291        255,963        219,825        206,531
    Provision for doubtful accounts.......      72,047        115,127        220,161        116,743         65,830
    Loss on disposition of property.......          --          3,453            258             --             --
    Deferred income tax (benefit)
      provision...........................    (149,167)      (138,264)        78,110       (182,658)      (284,954)
    Changes in operating assets and
      liabilities:
      Accounts receivable.................     304,091       (973,908)       647,849        (92,002)    (1,385,877)
      Due from related parties............      29,125        (74,062)      (620,067)      (468,517)       242,570
      Inventories.........................    (223,307)      (821,981)    (2,272,973)    (1,672,230)       854,130
      Prepaid expenses and other current
         assets...........................       8,042         12,446        (20,259)      (129,020)        (2,246)
      Other assets........................      42,382       (116,013)        71,364        298,971        (96,544)
      Accounts payable....................     156,981      1,766,660        (78,686)       (45,603)    (1,486,030)
      Accrued expenses....................     (31,711)        58,061         56,267        588,152        274,971
      Customer deposits...................       9,527         10,702         (1,335)       (20,597)        86,495
      Due to related parties..............      12,146        (31,879)       (11,435)        33,499         22,215
      Income taxes payable................          --        170,384        374,638        716,442        (66,357)
                                            ----------    -----------    -----------   ------------   ------------
         Net cash provided by (used in)
           operating activities...........     177,993        239,170       (456,892)        23,942       (970,960)
                                            ----------    -----------    -----------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures....................    (100,329)    (1,291,944)      (488,930)      (295,798)      (215,560)
  (Increase) decrease in equipment
    deposits..............................     (67,779)        85,570        (21,096)       (47,346)         8,073
                                            ----------    -----------    -----------   ------------   ------------
         Net cash used in investing
           activities.....................    (168,108)    (1,206,374)      (510,026)      (343,144)      (207,487)
                                            ----------    -----------    -----------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit and
    debt..................................   1,475,000     12,624,605     21,536,146     15,543,988     12,828,403
  Repayments on line of credit and debt...  (1,475,000)   (11,759,856)   (20,737,504)   (15,115,696)   (12,018,337)
  Borrowings from shareholders............     289,548        229,255        668,026        372,515        698,381
  Repayments to shareholders..............    (295,933)      (130,000)      (499,750)      (481,605)      (330,000)
                                            ----------    -----------    -----------   ------------   ------------
         Net cash provided by (used in)
           financing activities...........      (6,385)       964,004        966,918        319,202      1,178,447
                                            ----------    -----------    -----------   ------------   ------------
         Net increase (decrease) in cash
           and cash equivalents...........       3,500         (3,200)            --             --             --
CASH AND CASH EQUIVALENTS, beginning of
  period..................................          --          3,500            300            300            300
                                            ----------    -----------    -----------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of
  period..................................  $    3,500    $       300    $       300   $        300   $        300
                                            ==========    ===========    ===========   ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
CASH PAID DURING THE PERIOD FOR:
  Interest................................  $   60,664    $    89,917    $   264,449   $    203,063   $    148,802
                                            ==========    ===========    ===========   ============   ============
  Income taxes............................  $    4,950    $    23,616    $   334,794   $    115,890   $    675,000
                                            ==========    ===========    ===========   ============   ============


  The accompanying notes to financial statements are an integral part of these statements.

                         PRESTIGE COSMETICS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

  Description of Company


     Prestige Cosmetics Corporation (the "Company", formerly known as Lancetti Cosmetics Corporation) was incorporated in the State of Florida on February 21, 1980. The Company is a manufacturer and wholesaler of cosmetic products, principally in the United States. The Company also has agreements with affiliated and independent distributors of its products in Asia, Canada, Australia and Italy (the "Affiliated Entities"). Subsequent to September 30, 1997, the Company entered into agreements to acquire the Affiliated Entities (see Note 10). Information as of June 30, 1998 and 1997 is unaudited.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Cash and cash equivalents include cash, petty cash and interest-bearing deposits with original maturities of 90 days or less.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets or lease term, if shorter, as follows:

                                                                    YEARS
                                                                -------------
Building....................................................         30
Furniture and equipment.....................................        5 - 7
Leasehold improvements......................................    Life of lease

     Repairs of property and equipment and minor replacements and renewals are charged to maintenance expense, which is included in selling, general and administrative expense, as incurred.

  Inventories

     Inventories consist of items purchased for resale and production and are stated at the lower of cost (first-in, first-out) or market. Inventories are comprised of material purchases and manufacturing costs for manufactured products. Manufacturing costs principally represent allocated labor and overhead costs incurred in the manufacturing of the product.

  Revenue Recognition


     Sales are recorded at the time of shipment of products. Typically, the Company is not contractually obligated to accept returns. However, the Company emphasizes customer service and may accept returns in order to assure customer satisfaction. The Company establishes reserves for estimated returns and allowances at the time of shipment. The Company also provides for returns for periodic resets upon delivery of reset orders. A periodic reset occurs when a customer returns merchandise and places a new order to replace the returned merchandise. In addition, reserves for customer discounts and rebates are recorded when revenues are recognized. All such reserves are deducted from sales and accounts receivable in the accompanying statements of operations and balance sheets.


     While the Company maintains reserves for product returns which it considers adequate the possibility exists that the Company could experience returns at a rate significantly exceeding its historical sales, which could have a material adverse impact on the Company's financial position and results of operations.

                         PRESTIGE COSMETICS CORPORATION

     During the year ended September 30, 1996, the Company granted a single customer extended payment terms for the purchase of inventory. In Fiscal 1997, the agreement was modified to eliminate the extended payment terms. Revenue and cost related to the transaction are recognized on a cash basis.


  Foreign Exchange

     The Company purchases a significant amount of its inventories from foreign vendors. The accounts payable balances with such vendors are translated to U.S. dollars at the exchange rates in effect at each balance sheet date. The resulting gain or loss between the translated amount at the balance sheet date and the date of receipt of the vendor invoice is included in the accompanying statements of operations as unrealized foreign exchange gain or loss. Payments made to such vendors during the reporting period are translated to U.S. dollars at the date of payment and the resulting gain or loss between the translated amount at the time of payment and the date of receipt of the vendor invoice is included in the accompanying statements of operations as foreign exchange gain or loss.

  Income Taxes

     The Company provides Federal and state income taxes at the applicable Federal and state statutory rates. Deferred income taxes are recorded to reflect the tax consequences of future years of differences between the tax bases of assets and liabilities and the amounts recorded for financial reporting purposes in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes".

  Advertising


     The Company expenses the cost of advertising as incurred or when such advertising initially takes place. Advertising expense was $263,650, $632,083 and $650,185 for the years ended September 30, 1995, 1996 and 1997, respectively, and $541,216 (unaudited) and $462,860 (unaudited) for the nine months ended June 30, 1997 and 1998, respectively.


  Fair Value of Financial Instruments

     The Company's financial instruments, primarily consisting of cash and cash equivalents, accounts receivable and borrowings, approximate fair value due to their short-term nature or interest rates that approximate market.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements


     In the opinion of the management of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 1998, and the results of operations for the nine month periods ended June 30, 1997 and 1998. The results of operations and cash flows for the nine month period ended June 30, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1998.

                         PRESTIGE COSMETICS CORPORATION

  Earnings Per Share

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share". This statement simplifies the standards for computing and presenting earnings per share ("EPS") and makes them comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement of all prior periods presented. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS includes the potential impact of convertible securities and dilutive common stock equivalents using the treasury stock method of accounting. The Company has no common stock equivalents.

  Recent Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. The Company does not currently have income which would be considered in other comprehensive income and therefore does not believe the adoption of SFAS No. 130 will have a significant impact on its financial statement presentation.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for fiscal years beginning after December 15, 1997. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments including, among other things, a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. The Company has not yet determined the impact implementation of SFAS No. 131 will have on its financial statement presentation.


     SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).



     The adoption of SFAS 133 will not have a material impact on the Company's financial statements since the Company does not currently or intend to use derivative financial instruments.


3.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:


                                                      SEPTEMBER 30,
                                                 ------------------------     JUNE 30,
                                                    1996          1997          1998
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Accounts receivable............................  $2,234,803    $1,555,324    $2,941,201
Less -- Allowance for doubtful accounts........    (140,375)     (328,906)     (394,736)
                                                 ----------    ----------    ----------
     Accounts receivable, net..................  $2,094,428    $1,226,418    $2,546,465
                                                 ==========    ==========    ==========

                         PRESTIGE COSMETICS CORPORATION

     An analysis of the allowance for doubtful accounts is as follows:


                                    FOR THE YEARS ENDED            FOR THE NINE MONTHS
                                       SEPTEMBER 30,                  ENDED JUNE 30,
                              --------------------------------    ----------------------
                                1995        1996        1997        1997         1998
                              --------    --------    --------    ---------    ---------
                                                                       (UNAUDITED)
Balance, beginning of
  period....................  $ 57,312    $ 69,348    $140,375    $140,375     $328,906
  Provision for doubtful
     accounts...............    72,047     115,127     220,161     116,743       65,830
  Write-offs................   (60,011)    (44,100)    (31,630)    (22,114)          --
                              --------    --------    --------    --------     --------
Balance, end of period......  $ 69,348    $140,375    $328,906    $235,004     $394,736
                              ========    ========    ========    ========     ========


4.  INVENTORIES

     Inventories consist of the following:


                                                      SEPTEMBER 30,
                                                 ------------------------     JUNE 30,
                                                    1996          1997          1998
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Raw materials..................................  $   81,536    $   94,481    $   72,488
Finished goods.................................   2,267,474     4,527,502     3,695,365
                                                 ----------    ----------    ----------
  Inventories..................................  $2,349,010    $4,621,983    $3,767,853
                                                 ==========    ==========    ==========



     Approximately 45% of the Company's inventories are purchased from European suppliers as of September 30, 1997.


5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                                      SEPTEMBER 30,
                                                 ------------------------     JUNE 30,
                                                    1996          1997          1998
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Building.......................................  $  115,000    $  115,000    $  115,000
Furniture and equipment........................   1,661,806     1,846,299     2,061,859
Leasehold improvements.........................     599,275       609,914       609,914
                                                 ----------    ----------    ----------
                                                  2,376,081     2,571,213     2,786,773
Less -- Accumulated depreciation and
  amortization.................................    (885,551)     (847,974)   (1,054,505)
                                                 ----------    ----------    ----------
          Property and equipment, net..........  $1,490,530    $1,723,239    $1,732,268
                                                 ==========    ==========    ==========

                         PRESTIGE COSMETICS CORPORATION

6.  DEBT

     Long-term debt consist of the following:

                                                        SEPTEMBER 30,
                                                     --------------------     JUNE 30,
                                                       1996        1997         1998
                                                     --------    --------    -----------
                                                                             (UNAUDITED)
Note payable to a bank, original principal amount
  of $250,000, interest payable monthly at prime
  plus .25% (8.75% at September 30, 1997), due in
  thirty-six monthly installments of $6,944
  beginning October 5, 1996, secured by the assets
  of the Company...................................  $250,000    $166,666      $ 97,222
Less -- Current maturities.........................   (83,333)    (83,333)      (83,333)
                                                     --------    --------      --------
Long-term debt.....................................  $166,667    $ 83,333      $ 13,889
                                                     ========    ========      ========


     All of the Company's borrowings with a bank are cross-collateralized and cross-defaulted.

     Borrowings under the Company's $3 million revolving line of credit with a bank bear interest payable monthly at prime (8.5% at September 30, 1997) and are due on demand. The line is collateralized by substantially all of the assets of the Company and guaranteed by the shareholders.

     The revolving line of credit contains various covenants pertaining to minimum ratios, dividends, net worth, shareholder debt, ownership and the sale of assets. At September 30, 1997, the Company was not in compliance with certain covenants related to financial ratios. As a result, the Company received a waiver from the bank on January 28, 1998, waiving action on the violation of the covenants. The Company was in compliance with all applicable covenants at June 30, 1998 (unaudited). On February 19, 1998, the Company increased its existing line of credit in the amount of $3 million to $3.5 million and extended the term until May 30, 1999.

     On December 17, 1997, the Company entered into a $500,000 term loan agreement with a bank. Interest only payments at prime plus 1% (9.5% at September 30, 1997) are due on a monthly basis until March 1, 1998 at which time all unpaid principal and interest is due. The loan is cross-collateralized and cross-defaulted with the $3,000,000 line of credit. The funds were not received by the Company until January 5, 1998.

7.  INCOME TAXES

     The provision (benefit) for income taxes consist of the following:

                                      YEAR ENDED                   NINE MONTHS ENDED
                                     SEPTEMBER 30,                      JUNE 30,
                          -----------------------------------    ----------------------
                            1995          1996         1997        1997         1998
                          ---------    ----------    --------    ---------    ---------
                                                                      (UNAUDITED)
Current.................  $  29,041    $ 198,244     $715,116    $ 876,620    $ 740,100
Deferred................   (149,167)    (138,264)      78,110     (182,658)    (284,954)
                          ---------    ---------     --------    ---------    ---------
          Total.........  $(120,126)   $  59,980     $793,226    $ 693,962    $ 455,146
                          =========    =========     ========    =========    =========


                                         YEAR ENDED                   NINE MONTHS ENDED
                                       SEPTEMBER 30,                       JUNE 30,
                           --------------------------------------    --------------------
                             1995           1996           1997        1997        1998
                           ---------    -------------    --------    --------    --------
                                                                         (UNAUDITED)
Federal..................  $(102,739)      $51,298       $667,172    $556,191    $374,256
State....................    (17,387)        8,682        126,054     137,771      80,890
                           ---------       -------       --------    --------    --------
          Total..........  $(120,126)      $59,980       $793,226    $693,962    $455,146
                           =========       =======       ========    ========    ========

                         PRESTIGE COSMETICS CORPORATION

     The tax effect of each type of temporary differences that give rise to a significant portion of deferred tax assets (liabilities) and the total deferred tax assets (liabilities) are as follows:


                                                       SEPTEMBER 30,
                                                    --------------------     JUNE 30,
                                                      1996        1997         1998
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Capitalized inventory costs.......................  $ 84,870    $141,071     $116,953
Depreciation......................................    (9,927)    (48,411)     (45,861)
Allowance for doubtful accounts...................   174,423     123,767      274,427
Inventory reserves................................        --          --      129,649
Accrued interest and other........................    57,242      12,071       38,284
                                                    --------    --------     --------
                                                    $306,608    $228,498     $513,452
                                                    ========    ========     ========


     The amounts have been presented in the financial statements as follows:


                                                       SEPTEMBER 30,
                                                    --------------------     JUNE 30,
                                                      1996        1997         1998
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Current deferred income tax assets................  $307,527    $253,865     $559,313
Non-current deferred income taxes.................      (919)    (25,367)     (45,861)
                                                    --------    --------     --------
                                                    $306,608    $228,498     $513,452
                                                    ========    ========     ========


     A reconciliation of the difference between the expected provision (benefit) for income taxes using the Federal tax rate and the Company's actual provision is as follows:


                                         YEAR ENDED                   NINE MONTHS ENDED
                                       SEPTEMBER 30,                       JUNE 30,
                           --------------------------------------    --------------------
                             1995           1996           1997        1997        1998
                           ---------    -------------    --------    --------    --------
                                                                         (UNAUDITED)
Provision at statutory
  Federal tax rate of
  34%....................  $(107,481)      $49,005       $556,403    $460,666    $358,174
State income taxes.......    (11,475)        5,730         83,195      90,929      53,388
Meals and
  entertainment..........      2,367        11,021         12,629       9,471       6,931
Other....................     (3,537)       (5,776)       140,999     132,896      36,653
                           ---------       -------       --------    --------    --------
                           $(120,126)      $59,980       $793,226    $693,962    $455,146
                           =========       =======       ========    ========    ========


8.  COMMITMENTS

  Lease Commitments

     In May 1997, the Company entered into a 60-month lease agreement for its corporate headquarters with C&C Partnership, an entity owned by the Company's shareholders, which expires in May 2002. The lease calls for monthly payments of $25,200 plus real estate and sales taxes, insurance and other costs. The rent increases every year in June and ranges from $25,200 per month for 1997-1998 to $30,630 per month for 2001-2002.


     Total rent expense included in selling, general and administrative expenses in the accompanying statements of operations is $209,933, $319,842, $327,109, $241,690 (unaudited) and $251,615 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively. Included in rent expense is $78,228, $229,596, $310,368, $230,232 (unaudited) and $241,744 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively, for related party rent.

                         PRESTIGE COSMETICS CORPORATION

     Future minimum annual lease payments are as follows:

                                                  RELATED      NON-RELATED
SEPTEMBER 30,                                      PARTY         PARTIES        TOTAL
-------------                                    ----------    -----------    ----------
  1998.........................................  $  325,886      $29,621      $  355,507
  1999.........................................     342,181       29,409         371,590
  2000.........................................     359,289       17,715         377,004
  2001.........................................     377,250        2,449         379,699
  2002.........................................     259,742           --         259,742
                                                 ----------      -------      ----------
                                                 $1,664,348      $79,194      $1,743,542
                                                 ==========      =======      ==========

  Guaranties


     The Company and its stockholders individually have guaranteed a bank loan of C&C General Partnership. The balance in the bank loan was $1.1 million (unaudited) as of June 30, 1998. The loan agreement contains certain restrictive covenants similar to those discussed in Note 6.


  Litigation


     As a manufacturer and marketer of cosmetic products, the Company is subject to product liability claims from consumers. The nature and use of cosmetic products could give rise to product liability claims if one or more users of the Company's products were to suffer adverse reactions following their use of the products. The Company maintains insurance coverage for these claims; however, a partially or completely uninsured successful claim against the Company could have a material adverse effect on the Company's financial position and results of operations.


  Concentrations


     The Company is dependent on a limited number of customers for a significant portion of its revenues. During the year ended September 30, 1997, Rite-Aid, Eckerd Drugs and Wal-Mart were the Company's three largest customers, and accounted for approximately 12%, 6%, and 6%, respectively, of the Company's gross sales. No single customer accounted for more than 10% of the Company's sales during the years ended September 30, 1995 or 1996. During the nine months ended June 30, 1998 (unaudited), Wal-Mart and Rite-Aid accounted for approximately 8% and 10%, respectively, of the Company's gross sales. The loss of any of the Company's significant customers, especially Rite-Aid, Eckerd Drugs, or Wal-Mart or a decrease in orders from any such customers could have a material adverse effect on the Company's financial position and results of operations.



     The Company is currently dependent on a sole source manufacturer for all its pencil products which accounted for approximately 45% (unaudited) of the Company's gross sales in the nine months ended June 30, 1998. The Company does not maintain a written agreement with such pencil manufacturer and, accordingly, such pencil manufacturer could terminate its relationship at any time.



9.  RELATED PARTY TRANSACTIONS



     The Company purchases goods from and sells goods to certain of the Affiliated Entities. Purchases from the Affiliated Entities aggregated $80,742, $41,599, $61,908, $60,843 (unaudited) and $9,313 (unaudited) for the years ended September 30, 1995, 1996 and 1997, and for the nine months ended June 30, 1997 and 1998, respectively. Sales to the Affiliated Entities aggregated $267,941, $1,209,825, $2,044,337, $1,484,204 (unaudited) and $1,264,289 (unaudited) for the years ended September 30, 1995, 1996, and 1997 and for the

                         PRESTIGE COSMETICS CORPORATION
nine months ended June 30, 1997 and 1998, respectively. Subsequent to September 30, 1997, the Company entered into agreements to acquire the Affiliated Entities (see Note 10).


     The Company has notes payable to shareholders which bear interest at 10% for 1997 and 9% for 1996 and are due on demand.


10.  SUBSEQUENT EVENTS


     The Company is in the process of preparing an initial public offering of up to 2,300,000 of its common shares. The Company will utilize the net proceeds of the offering to repay borrowings and other general corporate purposes.


     In connection with the Company's initial public offering, the Company's Certificate of Incorporation will be amended to increase the number of authorized shares of Common Stock from 500 to 30,000,000 shares and to change the par value of the common stock to $.01 per share, and the Company will declare a 12,594.154 for 1 stock split of the Company's Common Stock. The amended outstanding shares and the stock split have been retroactively reflected in the accompanying financial statements.



     In July 1998, the Company adopted a stock option plan (the "Plan") for grant of up to 750,000 shares of the Company's common stock. Options granted under the Plan will be exercisable in accordance with the Option Agreement executed in connection with such grant.



     The Company is in the process of finalizing its agreements to acquire the Affiliated Entities for consideration of 1,702,923 shares of the Company's common stock. Two of the acquisitions will be accounted for under the purchase method of accounting. One of the acquisitions will be accounted for in a manner similar to a pooling-of-interests since the merger is between entities under common control.

                           PRESTIGE COSMETICS S.R.L.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


TO PRESTIGE COSMETICS S.R.L.:



     We have audited the accompanying balance sheet of Prestige Cosmetics s.r.l. (an Italian corporation) as of December 31, 1997, and the related statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prestige Cosmetics s.r.l. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in accordance with the accounting principles generally accepted in the United States.



ARTHUR ANDERSEN LLP


Miami, Florida,

  May 20, 1998 (except with respect to the

  matter discussed in Note 11, as to

  which the date is September 10, 1998).

                           PRESTIGE COSMETICS S.R.L.


                                 BALANCE SHEETS
              (IN MILLIONS OF ITALIAN LIRE, EXCEPT SHARE AMOUNTS)


                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................       296            690
  Accounts receivable, net..................................     2,322          2,035
  Due from related parties..................................        11             11
  Inventories...............................................       831          1,285
  Prepaid expenses and other current assets.................       161            139
                                                                 -----          -----
     Total current assets...................................     3,621          4,160
PROPERTY AND EQUIPMENT, net.................................     1,279          1,201
OTHER ASSETS................................................        17            128
                                                                 -----          -----
          Total assets......................................     4,917          5,489
                                                                 =====          =====
                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................       849          1,745
  Accrued expenses..........................................       257            504
  Capital lease obligation..................................       218            177
  Lines of credit...........................................       370             84
  Current portion of long-term debt.........................       234            234
  Due to Prestige Cosmetics Corporation and its
     affiliates.............................................       616            126
  Income taxes payable......................................       489            531
                                                                 -----          -----
     Total current liabilities..............................     3,033          3,401
LONG-TERM DEBT, net of current portion......................       586            470
RESERVE FOR TERMINATION INDEMNITIES.........................       783            904
                                                                 -----          -----
     Total liabilities......................................     4,402          4,775
                                                                 -----          -----
COMMITMENTS (Note 10)
SHAREHOLDERS' EQUITY:
  Common stock, par value Lire 1,000 per share; 170,000
     shares authorized, issued and outstanding..............       170            170
  Retained earnings.........................................       345            544
                                                                 -----          -----
     Total shareholders' equity.............................       515            714
                                                                 -----          -----
          Total liabilities and shareholders' equity........     4,917          5,489
                                                                 =====          =====


  The accompanying notes to financial statements are an integral part of these balance sheets.

                           PRESTIGE COSMETICS S.R.L.


                              STATEMENTS OF INCOME
              (IN MILLIONS OF ITALIAN LIRE, EXCEPT SHARE AMOUNTS)


                                                                FOR THE
                                                               YEAR ENDED     FOR THE SIX
                                                              DECEMBER 31,   MONTHS ENDED
                                                                  1997       JUNE 30, 1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
NET SALES...................................................     8,611           4,138
COST OF GOODS SOLD..........................................     3,710           1,615
                                                                 -----           -----
     Gross profit...........................................     4,901           2,523
                                                                 -----           -----
OPERATING EXPENSES:
  Selling, general and administrative expenses..............     2,449           1,606
  Shareholder's compensation................................       270             135
  Royalty expense...........................................       583              --
  Depreciation and amortization.............................       473             177
  Termination indemnities...................................       143              71
  Unrealized loss on foreign currency translation, net......        79              20
                                                                 -----           -----
     Total operating expenses...............................     3,997           2,009
                                                                 -----           -----
     Operating income.......................................       904             514
                                                                 -----           -----
OTHER INCOME (EXPENSE):
  Interest expense..........................................      (117)            (59)
  Other, net................................................      (130)            (33)
                                                                 -----           -----
     Total other income (expense)...........................      (247)            (92)
                                                                 -----           -----
     Income before provision for income taxes...............       657             422
PROVISION FOR INCOME TAXES..................................       482             223
                                                                 -----           -----
     Net income.............................................       175             199
                                                                 =====           =====


  The accompanying notes to financial statements are an integral part of these statements.

                           PRESTIGE COSMETICS S.R.L.


                       STATEMENTS OF SHAREHOLDERS' EQUITY
              (IN MILLIONS OF ITALIAN LIRE, EXCEPT SHARE AMOUNTS)


                                                                                      TOTAL
                                                              COMMON   RETAINED   SHAREHOLDERS'
                                                              STOCK    EARNINGS      EQUITY
                                                              ------   --------   -------------
BALANCE, December 31, 1996..................................    20       223            243

  Net income................................................    --       175            175

  Distributions to shareholders.............................    --       (53)           (53)

  Proceeds from sale of common stock........................   150        --            150
                                                               ---       ---          -----

BALANCE, December 31, 1997..................................   170       345            515

  Net income (unaudited)....................................    --       199            199
                                                               ---       ---          -----

BALANCE, June 30, 1998 (unaudited)..........................   170       544            714
                                                               ===       ===          =====


  The accompanying notes to financial statements are an integral part of these statements.

                           PRESTIGE COSMETICS S.R.L.


                            STATEMENTS OF CASH FLOWS
              (IN MILLIONS OF ITALIAN LIRE, EXCEPT SHARE AMOUNTS)


                                                                FOR THE      FOR THE SIX
                                                               YEAR ENDED    MONTHS ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------   ------------
                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................       175            199
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................       473            177
     Loss on disposal of trademark..........................        18             --
     Loss on disposal of property and equipment.............        51             --
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (675)           287
       Due from related parties.............................       (11)            --
       Inventories..........................................      (110)          (454)
       Prepaid expenses and other current assets............      (114)            22
       Other assets.........................................        53           (111)
       Accounts payable.....................................      (692)           896
       Accrued expenses.....................................       (85)           247
       Reserve for termination indemnities..................       293            121
       Due to Prestige Cosmetics Corporation................       (86)          (490)
       Income taxes payable.................................       482             42
                                                                  ----          -----
          Net cash provided by (used in) operating
            activities......................................      (228)           936
                                                                  ----          -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (411)           (99)
  Proceeds from sale of property and equipment..............        47             --
  Proceeds from sale of common stock........................       150             --
  Distributions to shareholders.............................       (53)            --
                                                                  ----          -----
          Net cash used in investing activities.............      (267)           (99)
                                                                  ----          -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of debt........................................       500             --
  Repayments of debt........................................       (89)          (116)
  Net repayments on lines-of-credit.........................        (7)          (286)
  Payments on capital lease obligation......................        --            (41)
                                                                  ----          -----
          Net cash provided by (used in) financing
            activities......................................       404           (443)
                                                                  ----          -----
          Net increase (decrease) in cash and cash
            equivalents.....................................       (91)           394
CASH AND CASH EQUIVALENTS, beginning of period..............       387            296
                                                                  ----          -----
CASH AND CASH EQUIVALENTS, end of period....................       296            690
                                                                  ====          =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
NON-CASH ACTIVITY:
  Property and equipment acquired pursuant to capital
     lease..................................................       192             --
                                                                  ====          =====
CASH PAID DURING THE PERIOD FOR:
  Interest..................................................        95             24
                                                                  ====          =====


  The accompanying notes to financial statements are an integral part of these statements.

                           PRESTIGE COSMETICS S.R.L.


                         NOTES TO FINANCIAL STATEMENTS
              (IN MILLIONS OF ITALIAN LIRE, EXCEPT SHARE AMOUNTS)

1. ORGANIZATION AND BUSINESS


     Prestige Cosmetics s.r.l. (a limited liability Corporation, the "Company") was incorporated in Italy on August 1, 1994. The Company began operations at the beginning of 1995, upon the acquisition of the operations of FR S.r.l., a Company that produced articles for perfumeries with the trademark Fin-Ros. The Company was fully owned by the Ventura family until October 1997, when SO.GE.COS. S.A. (a Belgium Corporation) made an investment in the Company in the amount of Lire 150.



     The Company manufactures and distributes make-up products, mainly lipsticks, eyeliner, lipliner, nail lacquer and nail care products. Until June 1997, the Company also manufactured and distributed Fin-Ros products. In June 1997, the Company sold the trademark for Fin-Ros and the remaining inventory on hand. As a result, the Company charged to expense the remaining unamortized goodwill of approximately Lire 245 derived from the Fin-Ros acquisition. The net loss from the sale of the Fin-Ros trademark was Lire 18 and is included as a component of other income (expense) in the accompanying 1997 statement of income. Information as of June 30, 1998 is unaudited.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles. The more significant accounting policies employed by the Company are as follows:

  Cash and Cash Equivalents

     Cash and cash equivalents include cash and interest bearing deposits with original maturities of 90 days or less at the date of acquisition.

  Inventories

     Inventories are stated at the lower of purchase or production cost (first-in, first-out method) or market. Inventory costs include material, labor and manufacturing overhead.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets or lease term, if shorter, as follows:

                                                                   YEARS
                                                              ----------------
Leasehold improvements......................................  Shorter of asset useful life or
                                                                 lease term
Furniture and fixtures......................................         8
Machinery and equipment.....................................       5 - 7
Vehicles....................................................       4 - 5

Repairs and maintenance costs are expensed as incurred.


  Other Assets



     Other assets at June 30, 1998 (unaudited) consists primarily of a trademark for the Prestige Brand name purchased during 1998. The trademark is being amortized over five years on a straight line basis. The

                           PRESTIGE COSMETICS S.R.L.

Company will continually evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of the trademark or whether the remaining balance of the trademark should be evaluated for possible impairment. The Company will use an estimate of the related anticipated undiscounted cash flows over the remaining life of the trademark in measuring its recoverability.


  Foreign Currency

     Certain of the Company's accounts receivable and payable balances are denominated in currency other than the Lira. These balances are translated into Lira at each balance sheet date. The resulting gain or loss between the translated amount at the balance sheet date and the date of the transaction generating the receivable or payable balance is included as a component of income from operations.

  Reserve for Termination Indemnities

     Personnel

     Italian Law requires that the Company record a reserve for employee termination benefits which is calculated based upon compensation for each year plus the revaluation of prior period balances using an index derived from the annual increase in the Official Italian Cost of Living Index. The Emerging Issues Task Force of the Financial Accounting Standards Board has determined that this reserve is a defined benefit plan for the purpose of Statement of Financial Accounting Standards ("SFAS") No. 87 and that the liability calculated under Italian Law is more conservative than the amount that would be calculated by SFAS No. 87. The difference would not have a material effect on the accompanying financial statements.

     Sales Agents

     Under Italian National Collective Agreement, sales agents have the right to receive, under certain circumstances, an indemnity upon termination. Such indemnity is based on certain percentages of the commission earned during the agency contract. The computation of the reserve for termination indemnities to sales agents is made based on historical experience and other data and represents the Company's best estimate of the actual liabilities to be paid to sales agents.

     Board of Directors

     The Company accrues amounts due to the Board of Directors for benefits to be paid by the Company upon termination of members of the Board of Directors. In 1995, the shareholders approved the following annual payments through 2001 to the members of the Board of Directors:

     Lire 150 to the Chairman -- Mr. Giorgio Ventura;

     Lire 50 to the delegate Director -- Mrs. Giuliana Finelli (Mr. Ventura's wife);

     Lire 25 each to the remaining two Directors -- Mrs. Stefania Ventura and Mrs. Claudia Ventura (Mr. Ventura's daughters).

     The Company accrues the amount due to each Board member annually. The expense for termination indemnities for the Chairman is included in shareholder's compensation in the accompanying statements of income. In 1996, the Board members agreed to reduce the amounts due to them by 50%.

  Revenue Recognition

     Sales are recorded at the time of shipment of products. The Company establishes reserves for estimated returns and allowances at the time of shipment. In addition, reserves for customer discounts and rebates are

                           PRESTIGE COSMETICS S.R.L.

recorded when revenues are recognized. All such reserves are deducted from sales and accounts receivable in the accompanying balance sheets and statements of income.

  Income Taxes

     The Company provides Italian income taxes at the applicable statutory rates. Deferred income taxes are recorded, if material, to reflect the tax consequences of future years of tax provisions or benefits.

  Advertising


     The Company expenses the cost of advertising as incurred or when such advertising initially takes place. Advertising expense was Lire 114 and Lire 140 (unaudited) for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.


  Fair Value of Financial Statements

     The Company's financial instruments, primarily consisting of cash and cash equivalents, accounts receivable and borrowings, approximate fair value due to their short-term nature or interest rates that approximate market.

  Use of Estimates

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements


     In the opinion of the management of the Company, the accompanying unaudited financial statements contain all adjustments consisting of only normal recurring adjustments necessary to present fairly the financial position of the Company as of June 30, 1998, and the results of operations for the six month period ended June 30, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1998.


3. ACCOUNTS RECEIVABLE, NET


     Accounts receivable, net of allowance for doubtful accounts consists of the following:



                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
Accounts receivable.........................................     2,408           2,129
Less -- allowance for doubtful accounts.....................       (86)            (94)
                                                                 -----           -----
                                                                 2,322           2,035
                                                                 =====           =====

                           PRESTIGE COSMETICS S.R.L.

4. INVENTORIES

     Inventories consists of the following:


                                                             DECEMBER 31,      JUNE 30,
                                                                 1997            1998
                                                             ------------    ------------
                                                                             (UNAUDITED)
Raw materials..............................................      282              628
Finished goods.............................................      549              657
                                                                 ---            -----
                                                                 831            1,285
                                                                 ===            =====

5. PROPERTY AND EQUIPMENT, NET

     Property and equipment consists of the following:


                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
Leasehold improvements......................................       898             933
Furniture and fixtures......................................       326             327
Machinery and equipment.....................................       345             399
Vehicles....................................................        93              93
                                                                 -----           -----
                                                                 1,662           1,752
Less -- accumulated depreciation............................      (383)           (551)
                                                                 -----           -----
                                                                 1,279           1,201
                                                                 =====           =====

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
Loan with a bank, maturing November 2000, repayable in
  quarterly installments, interest payable at prime less
  1.5%......................................................       500            424
Credit facility with a bank, maturing October 2001,
  repayable in quarterly installments, interest payable at
  prime plus 0.5%...........................................       320            280
                                                                  ----           ----
                                                                   820            704
Less -- current portion.....................................      (234)          (234)
                                                                  ----           ----
                                                                   586            470
                                                                  ====           ====


     The Company has lines of credit with certain banks that allow it to borrow up to Lire 2,312 with interest rates to be determined at the date of borrowing. At December 31, 1997 and June 30, 1998, Lire 370 and Lire 84 (unaudited), respectively, are outstanding under these agreements at interest rates ranging from 6.5% to 9.5%.

7. INCOME TAXES

     Income tax expense in the accompanying financial statements represents current income tax expense. There are no deferred taxes in the accompanying balance sheets. The statutory income tax rate in Italy is 53%. The difference between the statutory tax rate and the effective tax rate in the accompanying statement of

                           PRESTIGE COSMETICS S.R.L.

income for the year ended December 31, 1997 relates primarily to the write-off of approximately Lire 245 of goodwill relating to the Fin-Ros product line that is not deductible for tax purposes.


8. SHAREHOLDERS' EQUITY

     As of December 31, 1997, the ownership structure of the Company consists of the following:

                                                              CAPITAL
SHAREHOLDERS                                                  AMOUNT     PERCENTAGE
------------                                                  -------    ----------
SO.GE.COS. S.A..............................................   150.0        88.24%
Mr. Giorgio Ventura.........................................    10.2         6.00
Mrs. Giuliana Finelli.......................................     3.8         2.24
Mrs. Stefania Ventura.......................................     3.0         1.76
Mrs. Claudia Ventura........................................     3.0         1.76
                                                               -----       ------
          Total.............................................   170.0       100.00%
                                                               =====       ======


     Italian Law requires that at least 5% of annual net income be appropriated and transferred to a legal reserve until such reserve has reached 20% of paid in capital. The legal reserve is not available for distribution and may be utilized only to cover losses pursuant to approval by the shareholders. Retained earnings in the accompanying financial statements include the required legal reserve as of December 31, 1997 and June 30, 1998 (unaudited).


9. RELATED PARTY TRANSACTIONS


     During 1997, the Company had hired MA.CO. S.a.s. di Federico Malventi ("MA.CO. S.a.s."), a company owned by Mr. Ventura's son-in-law, to perform certain services for the Company. The Company incurred expenses of approximately Lire 25 for the year ended December 31, 1997. No such expenses were incurred during the six month period ended June 30, 1998 (unaudited). The Company has a payable as of December 31, 1997 and June 30, 1998 (unaudited) of Lire 3 relating to these services, which is included as a component of accounts payable in the accompanying balance sheets. Additionally, as of December 31, 1997 and June 30, 1998 (unaudited), the Company had a receivable from MA.CO. S.a.s. of Lire 11, for machinery to be used in the MA.CO. S.a.s. production process owned by the Company and sold to MA.CO. S.a.s.



     As of December 31, 1997 and June 30, 1998 (unaudited), MA.CO. S.a.s. uses two of the Company's machines for no charge.



     During the year ended December 31, 1997 and the six month period ended June 30, 1998, the Company purchased products of approximately Lire 1,808 and Lire 294 (unaudited), respectively, from Prestige U.S. and sold products of approximately Lire 20 and Lire 2 (unaudited), respectively, to Prestige U.S. As of December 31, 1997 and June 30, 1998, the Company has an outstanding payable to Prestige U.S. of approximately Lire 366 and Lire 126 (unaudited), respectively.



     The Company had a royalty agreement with an affiliate controlled by the owner of Prestige Cosmetics Corporation ("Prestige U.S.") that expired during 1997. The agreement provided for payment of a royalty of 12% of certain revenue of the Company. Total royalties incurred during the year ended December 31, 1997 were Lire 583 of which Lire 250 was due as of December 31, 1997.


     The building that the Company operates in is rented from related parties (see Note 10).

                           PRESTIGE COSMETICS S.R.L.

10. COMMITMENTS

  Lease Commitments

     Future minimum annual lease payments as of December 31, 1997, are as follows:

                                                          RELATED    NON-RELATED
DECEMBER 31,                                              PARTIES      PARTIES      TOTAL
------------                                              -------    -----------    -----
  1998..................................................    180           95          275
  1999..................................................    180           80          260
  2000..................................................    180           79          259
  2001..................................................    180            7          187
  2002..................................................    120           --          120
                                                            ---          ---        -----
                                                            840          261        1,101
                                                            ===          ===        =====


     Rent expense under the related party lease totaled Lire 120 for the year ended December 31, 1997 and Lire 60 (unaudited) for the six months ended June 30, 1997.


     On January 8, 1998, the Company renegotiated the terms of the leasing contract with Mr. Finelli Dante and Mrs. Vecchi Rosina (the father-in-law and mother-in-law of Mr. Giorgio Ventura) for the Company's warehouse and offices. The new contract expires January 7, 2004. The total lease payments for the duration of the rental will be Lire 840 as follows: Lire 120 per year for the first two years, Lire 140 per year for the third and fourth year and Lire 160 per year for the last two years.

11. SUBSEQUENT EVENT


     The Company is in the process of finalizing an agreement to be acquired by Prestige U.S. for consideration of 1,199,923 shares of Prestige U.S.'s common stock. The acquisition will be accounted for under the purchase method of accounting.

                           PRESTIGE COSMETICS PTY LTD

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To Prestige Cosmetics Pty Ltd and Prestige Cosmetics Limited:



     We have audited the accompanying combined balance sheet of Prestige Cosmetics Pty Ltd (an Australian Corporation) and Prestige Cosmetics Limited (a Hong Kong Company) as of December 31, 1997 and the related combined statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Prestige Cosmetics Pty Ltd and Prestige Cosmetics Limited as of December 31, 1997, and the results of their operations and their cash flows for the year ended December 31, 1997, in conformity with the accounting principles generally accepted in the United States.



ARTHUR ANDERSEN LLP



Melbourne, Australia


September 8, 1998.

           PRESTIGE COSMETICS PTY LTD AND PRESTIGE COSMETICS LIMITED



                            COMBINED BALANCE SHEETS

                            (IN AUSTRALIAN DOLLARS)


                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   ----------
                                                                             (UNAUDITED)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................       92,896         9,122
  Accounts receivable.......................................      534,289       732,012
  Inventories...............................................      407,490       452,533
  Prepaid expenses and other current assets.................       13,393        94,971
  Current deferred income tax assets........................       40,737        20,374
                                                               ----------    ----------
          Total current assets..............................    1,088,805     1,309,012
PROPERTY AND EQUIPMENT, net.................................      233,719       398,975
LONG TERM DEFERRED INCOME TAX ASSETS........................       12,561        12,561
                                                               ----------    ----------
     Total assets...........................................    1,335,085     1,720,548
                                                               ==========    ==========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdraft............................................        2,263       260,277
  Accounts payable..........................................      137,913       287,399
  Income taxes payable......................................       64,556        34,889
  Current portion of capital lease obligations..............       38,553        41,323
  Accrued expenses and other liabilities....................       76,747       117,553
  Due to affiliated parties.................................      719,308       637,644
  Due to directors..........................................       95,988        69,077
                                                               ----------    ----------
          Total current liabilities.........................    1,135,328     1,448,162
CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION...........      125,909       104,196
                                                               ----------    ----------
          Total liabilities.................................    1,261,237     1,552,358
                                                               ----------    ----------
COMMITMENTS AND CONTINGENCIES (NOTE 6)
SHAREHOLDERS' EQUITY:
  Common stock, par value $1 per share; 1,000,000 shares
     authorized, 23,800 shares issued and outstanding.......       25,425        25,425
  Cumulative translation adjustment.........................       33,972        74,469
  Retained earnings.........................................       14,451        68,296
                                                               ----------    ----------
          Total shareholders' equity........................       73,848       168,190
                                                               ----------    ----------
          Total liabilities and shareholders' equity........    1,335,085     1,720,548
                                                               ==========    ==========


  The accompanying notes to financial statements are an integral part of these balance sheets.

           PRESTIGE COSMETICS PTY LTD AND PRESTIGE COSMETICS LIMITED



                       COMBINED STATEMENTS OF OPERATIONS

                            (IN AUSTRALIAN DOLLARS)


                                                      FOR THE          FOR THE SIX MONTHS
                                                     YEAR ENDED          ENDED JUNE 30,
                                                    DECEMBER 31,   ---------------------------
                                                        1997           1997           1998
                                                    ------------   ------------   ------------
                                                                           (UNAUDITED)
NET SALES.........................................    3,352,174      1,213,299      1,927,488
COST OF GOODS SOLD................................    1,788,020        485,842        871,685
                                                     ----------     ----------     ----------
          Gross profit............................    1,564,154        727,457      1,055,803
                                                     ----------     ----------     ----------
OPERATING EXPENSES:
  Selling, general and administrative expenses....    1,320,860        811,618        779,300
  Depreciation and amortization...................       29,774          9,300         61,365
  Managing Director's salary......................       73,186         33,104         41,386
  Foreign exchange loss...........................       29,851         31,462         79,336
                                                     ----------     ----------     ----------
          Total operating expenses................    1,453,671        885,484        961,387
                                                     ----------     ----------     ----------
          Operating income (loss).................      110,483       (158,027)        94,416
                                                     ----------     ----------     ----------
OTHER INCOME (EXPENSE):
  Interest income (expense), net..................      (22,601)       (12,991)        (4,118)
  Other, net......................................       (6,700)        (3,233)        (5,033)
                                                     ----------     ----------     ----------
          Total other income (expense)............      (29,301)       (16,224)        (9,151)
                                                     ----------     ----------     ----------
          Net income (loss) before provision for
            income taxes..........................       81,182       (174,251)        85,265
PROVISION (BENEFIT) FOR INCOME TAXES..............      (15,262)       (72,823)        31,420
                                                     ----------     ----------     ----------
          Net income (loss).......................       96,444       (101,428)        53,845
                                                     ==========     ==========     ==========


  The accompanying notes to financial statements are an integral part of these statements.

           PRESTIGE COSMETICS PTY LTD AND PRESTIGE COSMETICS LIMITED



             COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                            (IN AUSTRALIAN DOLLARS)


                                                                    ACCUMULATED        TOTAL
                                                        RETAINED       OTHER       SHAREHOLDERS'
                               COMPREHENSIVE   COMMON   EARNINGS   COMPREHENSIVE      EQUITY
                                  INCOME       STOCK     (LOSS)       INCOME         (DEFICIT)
                               -------------   ------   --------   -------------   -------------
BALANCE, December 31, 1996...          --      25,425   (81,993)       (7,492)        (64,060)
Comprehensive income
  Net income.................      96,444         --     96,444            --          96,444
  Other comprehensive income,
     net of tax-cumulative
     transaction
     adjustment..............      41,464         --         --        41,464          41,464
                                  -------
  Comprehensive income.......     137,908
                                  -------      ------   --------      -------        --------
BALANCE, December 31, 1997...                  25,425    14,451        33,972          73,848
Comprehensive income
  Net income (unaudited).....      53,845         --     53,845            --          53,845
  Other comprehensive income,
     net of tax-cumulative
     transaction adjustment
     (unaudited).............      40,497         --         --        40,497          40,497
                                  -------
  Comprehensive income.......      94,342
                                  -------      ------   --------      -------        --------
BALANCE, June 30, 1998
  (unaudited)................                  25,425    68,296        74,469         168,190
                                               ======   ========      =======        ========


  The accompanying notes to financial statements are an integral part of these statements.

           PRESTIGE COSMETICS PTY LTD AND PRESTIGE COSMETICS LIMITED



                       COMBINED STATEMENTS OF CASH FLOWS

                            (IN AUSTRALIAN DOLLARS)


                                                    FOR THE           FOR THE SIX MONTHS
                                                   YEAR ENDED           ENDED JUNE 30,
                                                  DECEMBER 31,    ---------------------------
                                                      1997            1997           1998
                                                  ------------    ------------   ------------
                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................       96,444        (101,428)        53,845
  Adjustments to reconcile net income to net
     cash Provided by (used in) operating
     activities--
     Depreciation and amortization..............       29,774           9,300         61,365
     Changes in operating assets and
       liabilities:
     Accounts receivable........................     (199,908)       (376,977)      (175,644)
     Inventories................................     (233,719)       (199,551)       (45,043)
     Prepaid expenses and other current
       assets...................................      (46,683)       (167,626)       (61,203)
     Other non-current assets...................      (12,561)        (12,561)            --
     Bank overdraft.............................     (102,381)        120,441        258,014
     Accounts payable and other liabilities.....      181,249         531,955        182,701
     Due to affiliated parties..................      406,645         146,903        (81,664)
                                                   ----------      ----------     ----------
          Net cash provided by (used in)
            operating activities................      118,860         (49,544)       192,371
                                                   ----------      ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..........................      (72,551)        (12,012)      (226,621)
                                                   ----------      ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowing on director's loans.................       25,558          22,577             --
  Repayment of Director's loan..................           --              --        (26,923)
  Payments on capital lease obligations.........      (19,987)         (1,062)       (18,943)
                                                   ----------      ----------     ----------
          Cash provided by (used in) financing
            activities..........................        5,571          21,515        (45,866)
                                                   ----------      ----------     ----------
     Effect of exchange rate changes on cash....      (14,620)         (2,519)        (3,658)
     Net increase (decrease) in cash and cash
       equivalents..............................       37,260         (42,560)       (83,774)
                                                   ----------      ----------     ----------
CASH AND CASH EQUIVALENTS, beginning of
  period........................................       55,636          55,636         92,896
                                                   ----------      ----------     ----------
CASH AND CASH EQUIVALENTS, end of period........       92,896          13,076          9,122
                                                   ==========      ==========     ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
NON-CASH ACTIVITY:
  Property and equipment acquired pursuant to
     capital leases.............................      150,481          50,657             --
                                                   ==========      ==========     ==========
CASH PAID DURING THE PERIOD FOR:
  Interest......................................       43,473          28,293         18,789
                                                   ==========      ==========     ==========
  Income taxes..................................           --              --         38,942
                                                   ==========      ==========     ==========


  The accompanying notes to financial statements are an integral part of these statements.

           PRESTIGE COSMETICS PTY LTD AND PRESTIGE COSMETICS LIMITED



                     NOTES TO COMBINED FINANCIAL STATEMENTS

                            (IN AUSTRALIAN DOLLARS)

1. ORGANIZATION AND BUSINESS

  Description of Company


     The combined financial statements consist of the financial statements of Prestige Cosmetics Pty Ltd ("Pty Ltd") and Prestige Cosmetics Limited ("Limited"), (collectively the "Company"). The Company is presented combined as the entities are under common control through ownership by its Directors. The Company is a wholesaler of cosmetic products which are substantially purchased from Prestige Cosmetics Corporation ("Prestige U.S."). Prestige Cosmetics Pty Ltd was incorporated in Melbourne, Australia on August 6, 1993 and Prestige Cosmetics Limited was incorporated in Hong Kong on February 16, 1990.



     All significant intercompany accounts and transactions have been eliminated in combination.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles. The more significant accounting policies employed by the Company are as follows:


  Cash and Cash Equivalents

     Cash and cash equivalents include cash, petty cash and interest-bearing deposits with original maturities of 90 days or less.

  Inventories


     Inventories consist of items purchased for resale for Pty Ltd and production and are stated at the lower of cost (first-in, first-out) or market. Inventories are comprised of finished goods held for resale.



     There is no physical inventory on hand for Limited as the company arranges for goods to be transferred directly from Prestige U.S. to the customer. If any inventory is in transit at the end of a period, Limited will record inventory. No such amounts were in transit at December 31, 1997 or June 30, 1998 (unaudited).


  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets or lease term, if shorter, as follows:

                                                              YEARS
                                                              -----
Furniture and fixtures......................................     5
Office equipment............................................   2.5
Display Stands..............................................     3

     Repairs of property and equipment and minor replacements and renewals are charged to maintenance expense, which is included in selling, general and administrative expense, as incurred.


  Revenue Recognition



     Sales are recorded at the time of shipment of products. The Company establishes reserves for estimated returns and allowances at the time of shipment. In addition, reserves for customer discounts and rebates are recorded when revenues are recognized. All such reserves are deducted from sales and accounts receivable in the accompanying combined profit and loss statement and combined balance sheet. The Company does not have a history of significant product returns and hence no provision has been made.

           PRESTIGE COSMETICS PTY LTD AND PRESTIGE COSMETICS LIMITED

                            (IN AUSTRALIAN DOLLARS)

  Income Taxes


     The Company provides Federal and state income taxes at the applicable Federal and state statutory rates. Deferred income taxes are recorded to reflect the tax consequences of future years of differences between the tax bases of assets and liabilities and the amounts recorded for financial reporting purposes in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes".



     The statutory income tax rate is 36% and 16.5% in Australia and Hong Kong, respectively.



  Foreign Currency Translation



     Limited is located in Hong Kong. Assets and liabilities stated in Hong Kong Dollars are translated to Australian Dollars at the rate of exchange prevailing at the balance sheet date. Statement of operations amounts are translated at the average rates for the period.



     Gains and losses from translating intercompany balances between Pty Ltd and Limited are recognized as a component of income since the balances are short term in nature.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements


     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. The Company has adopted the provisions of this statement as of December 31, 1996. Comprehensive income includes net income and unrealized gains and losses from currency translation.



     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for fiscal years beginning after December 15, 1997. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments including, among other things, a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. As the Company operates only one segment it does not believe the adoption of FASB No 131 will have a significant impact on its financial statement presentation.



     SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998). The adoption of SFAS 133 will not have a material impact on the Company's financial statements since the Company does not currently or intend to use derivative financial instruments.

           PRESTIGE COSMETICS PTY LTD AND PRESTIGE COSMETICS LIMITED

                            (IN AUSTRALIAN DOLLARS)

3. INVENTORIES


     Inventories consist of finished goods. Approximately 97% of the Company's inventories were purchased from Prestige U.S. during the year ended December 31, 1997.


4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Furniture and equipment.....................................      66,294        115,491
Leasehold improvements......................................       2,889             --
Display stands..............................................     224,921        405,234
                                                                --------      ---------
                                                                 294,104        520,725
Less -- Accumulated depreciation............................     (60,385)      (121,750)
                                                                --------      ---------
        Property and equipment, net.........................     233,719        398,975
                                                                ========      =========


5. TAXATION


     Pty Ltd is in a tax loss position for both accounting and tax purposes, and as such no tax payable has been recognized. The tax effect associated with the tax losses arising in the year ended December 31, 1997 has been recognized as an asset by the Company, as its recoverability is considered more likely than not. The benefit has been presented in the financial statements as follows:



     The provision (benefit) for income taxes consists of the following:



                                                                   SIX MONTHS ENDED
                                                   YEAR ENDED          JUNE 30,
                                                  DECEMBER 31,   ---------------------
                                                      1997         1997        1998
                                                  ------------   ---------   ---------
Current.........................................      38,036         8,911      11,057
Deferred........................................     (53,298)      (81,734)     20,363
                                                   ---------     ---------   ---------
                                                     (15,262)      (72,823)     31,420
                                                   =========     =========   =========



                                                           DECEMBER 31,    JUNE 30,
                                                               1997          1998
                                                           ------------   -----------
                                                                          (UNAUDITED)
Current deferred income tax assets.......................      40,737         20,374
Non-current deferred income tax assets...................      12,561         12,561
                                                             --------      ---------
                                                               53,298         32,935
                                                             ========      =========



     The tax effect of temporary differences is not material to the results of the Company. There is not a material difference between the statutory income tax rates and the effective tax rate provided in the accompanying combined financial statements.

           PRESTIGE COSMETICS PTY LTD AND PRESTIGE COSMETICS LIMITED

                            (IN AUSTRALIAN DOLLARS)

6. COMMITMENTS

  Lease Commitments

     Future minimum annual operating lease payments are as follows:


                                                       DECEMBER 31,
YEAR                                                       1997
----                                                   ------------
1998.................................................     42,900
1999.................................................     51,000
2000.................................................     51,000
2001.................................................     17,000
                                                         -------
                                                         161,900
                                                         =======



     Pty Ltd has entered into capital lease agreements for the purchase of display stands and computer equipment. Future minimum capital lease payments are as follows:



                                                       DECEMBER 31,
YEAR                                                       1997
----                                                   ------------
1998.................................................     54,345
1999.................................................     46,098
2000.................................................     37,851
2001.................................................     37,851
2002.................................................     33,976
                                                         -------
                                                         210,121
Future finance charges...............................    (45,659)
                                                         -------
Net capital lease obligation.........................    164,462
                                                         =======
Reconciled to:
  Current obligation.................................     38,553
  Non current obligation.............................    125,909
                                                         -------
                                                         164,462
                                                         =======


  Guarantees


     Pty Ltd has entered into an overdraft facility of $250,000, secured by a floating charge over the assets of the Company and Directors' guarantees. The renewal of this facility is subject to an annual review. Interest is payable on the amount owing and is calculated using the bank's Indicator Lending Rate plus a margin of 1.65% per annum. At December 31, 1997, the total rate was 11.40% per annum.


  Litigation

     As a marketer of cosmetic products, the Company is subject to product liability claims from consumers. The nature and use of cosmetic products could give rise to product liability claims if one or more users of the company's products were to suffer adverse actions following their use of the products. The Company maintains insurance coverage for these claims; however, a partially or completely uninsured successful claim against the Company could have a material adverse effect on the Company's financial position and results of operations.

           PRESTIGE COSMETICS PTY LTD AND PRESTIGE COSMETICS LIMITED

                            (IN AUSTRALIAN DOLLARS)

  Concentrations


     The Company is dependent on a limited number of customers for a significant portion of its revenues. During the year ended December 31, 1997, Coles Myer Ltd and David Jones Ltd were Pty Ltd's two largest customers, and accounted for approximately 60% and 15% respectively, of the Company's net sales.



     During the year ended December 31, 1997, Colour Cosmetics (Far East) Limited, Excell China Development Limited and Jess Enterprise Co. Limited were Limited's largest customers and accounted for approximately 50%, 25% and 15% of its net sales.



     The Company was dependent on Prestige U.S. for supply of approximately 97% of its product during the year ended December 31, 1997.



  Currency Risk



     The Company conducts business in transactions denominated in Australian, United States, and Hong Kong dollars. At the date of these financial statements, the Hong Kong dollar is tied to the United States dollar. However, if at some point in the future the tie between the Hong Kong dollar and the United States dollar is removed, there is potential for significant devaluation in the Hong Kong denominated assets and liabilities of the Company which could have a material impact on the Company's combined financial position and results of operations. Furthermore, the ability of the Company to conduct and generate sales in Hong Kong that are denominated in United States dollars may become significantly impaired.


7. RELATED PARTY TRANSACTIONS

     The Company had the following amounts due to related parties as of:


                                                           DECEMBER 31,    JUNE 30,
                                                               1997          1998
                                                           ------------   -----------
                                                                          (UNAUDITED)
Due to Directors.........................................     95,988         69,077
                                                             -------        -------
Due to Prestige U.S......................................    643,840        592,175
Due to other affiliated parties..........................     75,468         45,469
                                                             -------        -------
                                                             719,308        637,644
                                                             =======        =======



     Payables due to Prestige U.S. and other affiliated companies relate primarily to the purchase of stock. Amounts due to other affiliated parties represent amounts payable to companies owned directly or indirectly by one of the directors. The amount due to Directors represents loan funding provided by Directors of the Company repayable on demand.



     Included in prepaid expenses and other current assets in the accompanying combined balance sheet is 170 and 182 due from Directors as of December 31, 1997 and June 30, 1998 (unaudited), respectively for advances to the Directors.



8. SUBSEQUENT EVENT



     The Company is in the process of finalizing an agreement to be acquired by Prestige U.S. for consideration of 380,000 shares of Prestige U.S.'s common stock. The transaction will be accounted for as a purchase business combination.

                         PRESTIGE COSMETICS CORPORATION

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following unaudited pro forma financial statements give effect to acquisitions by the Company of its affiliates, Les Cosmetiques P.C. Inc. ("Canada"), Prestige Cosmetics PTY and Prestige Cosmetics Limited (collectively, "Australia") and Prestige Cosmetics s.r.l. ("Italy") (collectively, the "Affiliates") prior to the Offering.


     The following is a summary of the ownership structure of Canada, Australia and Italy:


AFFILIATE                                          OWNERS                   PERCENTAGE
---------                                          ------                   ----------
Canada.............................  Sylvia Bouadena (sister of Jacques      100.00%
                                     and Gabriel Cohen)

Australia..........................  Denilpi Pty Ltd. and affiliates            100%

Italy..............................  So. Ge. Cos. S.A.                        88.24%
                                     Mr. Georgio Ventura                       6.00%
                                     Mrs. Giuliana Finelli                     2.24%
                                     Mrs. Stefania Ventura                     1.76%
                                     Mrs. Claudia Ventura                      1.76%


     As the merger of the Company and Canada is between entities under common control, such transaction will be accounted for in a manner similar to a pooling-of-interests. On a historical basis, the results of operations and financial position of Canada are not material to the combined results of the Company. As such, the fiscal 1995 and 1996 financial statements of the Company will not be restated. The acquisitions of Australia and Italy will be accounted for as purchases with the excess of purchase price being allocated to intangibles which will be amortized over their estimated useful lives.


     Adjustments have been reflected to present the combined financial position as of June 30, 1998 on a pro forma basis as if the mergers had occurred on June 30, 1998, and the combined results of operations for the nine month period ended June 30, 1998 and the year ended September 30, 1997 as if the mergers had occurred at the beginning of the period presented. Such pro forma results do not purport to represent the actual combined financial position or combined results of operations and may not be indicative of future combined operating results.



     The accompanying unaudited pro forma statement of operations for the nine months ended June 30, 1998 includes results of operations for the nine month period ended June 30, 1998 of the Company and the affiliates.



     The accompanying unaudited pro forma statement of operations for the year ended September 30, 1997 includes the Company's results of operations for the year ended September 30, 1997, Canada's results of operations for the year ended December 31, 1997, Australia's results of operations for the year ended December 31, 1997 and Italy's results of operations for the year ended December 31, 1997.


     The Company's pro forma operations include subsidiaries which are located outside of the United States.


     Foreign Currency Translation. The foreign subsidiaries' balance sheets and statements of operations have been translated using a convenience translation which is translating local currency balances into U.S. dollars using a single, recent exchange rate. The balance sheets and statements of operations are not translated under Statement of Financial Accounting Standards No. 52. The translated amounts are presented solely for the convenience of the user of the financial statements. The rates used for all periods presented are .6813 Canadian Dollars, .6194 Australian Dollars, .00056116 Lire, for each U.S. dollar for Canada, Australia and Italy, respectively. The translated amounts should not be construed as representations that the local currency has been, could have been, or could in the future be converted into U.S. dollars at this or any rate of exchange.



     Intangible and Other Assets. Intangible and other assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net

                         PRESTIGE COSMETICS CORPORATION
tangible assets will be amortized over their estimated average life of thirty-five years on a straight-line basis. After the date of acquisition, the Company will continually evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company will use an estimate of the related anticipated undiscounted cash flows over the remaining life of the intangible asset in measuring its recoverability.

                         PRESTIGE COSMETICS CORPORATION

                            PRO FORMA BALANCE SHEET

                                 JUNE 30, 1998

                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                                    PRO FORMA
                                          PRESTIGE   CANADA   AUSTRALIA   ITALY    ADJUSTMENTS      PRO FORMA
                                          --------   ------   ---------   ------   -----------      ---------
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............   $   --     $ 36     $    6     $  387     $               $   429
  Accounts receivable, net..............    2,547      337        453      1,142                       4,479
  Due from related parties..............      598       37         --          6       (635)(a)            6
  Inventories...........................    3,768      293        280        721         --            5,062
  Deferred income taxes.................      559       --         13         --         --              572
  Prepaid expenses and other current
    assets..............................       22       27         58         78         --              185
                                           ------     ----     ------     ------     ------          -------
    Total current assets................    7,494      730        810      2,334       (635)          10,733
PROPERTY AND EQUIPMENT, net.............    1,732       34        247        674       (199)(d)        2,488
OTHER ASSETS............................      161       --          8         72      8,424(b)         8,665
                                           ------     ----     ------     ------     ------          -------
         Total assets...................   $9,387     $764     $1,065     $3,080     $7,590          $21,886
                                           ======     ====     ======     ======     ======          =======
                                    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......................   $1,648     $280     $  178     $  979     $   --          $ 3,085
  Accrued expenses......................      508       44         73        286         --              911
  Customer deposits.....................      168       --         --         --         --              168
  Line of credit........................    3,126                 161         47         --            3,334
  Current portion of long-term debt.....       83                  --        131         --              214
  Notes payable -- shareholders.........    1,291                  43         --         --            1,334
  Due to related parties................       37      162        395         69       (635) (a)          28
  Income taxes payable..................      479       (6)        22        298         --              793
  Current portion of capital lease
    obligations.........................       --       --         25         99         --              124
                                           ------     ----     ------     ------     ------          -------
    Total current liabilities...........    7,340      480        897      1,909       (635)           9,991
LONG-TERM DEBT, net of current portion..       14                  --        264         --              278
RESERVE FOR TERMINATION INDEMNITIES.....       --                  --        507         --              507
CAPITAL LEASE OBLIGATIONS, NET OF
  CURRENT PORTION.......................       --       --         64         --         --               64
DEFERRED INCOME TAXES...................       46                  --         --         --               46
                                           ------     ----     ------     ------     ------          -------
    Total liabilities...................    7,400      480        961      2,680       (635)          10,886
                                           ------     ----     ------     ------     ------          -------
SHAREHOLDERS' EQUITY
  Common stock..........................       63        1         16         95        (95)(g)           80
  Additional paid-in capital............                --         --         --      8,713(g)         8,713
  Cumulative translation adjustment.....       --       --         46         --        (46)(g)           --
  Retained earnings (deficit)...........    1,924      283         42        305       (347)(g)        2,207
                                           ------     ----     ------     ------     ------          -------
    Total shareholders' equity..........    1,987      284        104        400      8,225           11,000
                                           ------     ----     ------     ------     ------          -------
         Total liabilities and
           shareholders' equity.........   $9,387     $764     $1,065     $3,080     $7,590          $21,886
                                           ======     ====     ======     ======     ======          =======

                         PRESTIGE COSMETICS CORPORATION


                       PRO FORMA STATEMENT OF OPERATIONS


                    FOR THE NINE MONTHS ENDED JUNE 30, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                                   PRO FORMA
                                         PRESTIGE   CANADA   AUSTRALIA   ITALY    ADJUSTMENTS      PRO FORMA
                                         --------   ------   ---------   ------   -----------      ---------
NET SALES..............................  $12,409    $1,677    $1,844     $3,641     $(1,274)(c)     $18,297
COST OF GOODS SOLD.....................    5,191    1,051        934      1,434      (1,274)(c)       7,336
                                         -------    ------    ------     ------     -------         -------
    Gross profit.......................    7,218      626        910      2,207          --          10,961
                                         -------    ------    ------     ------     -------         -------
OPERATING EXPENSES:
  Selling, general and administrative
    expenses...........................    5,258      577        663      1,445          --           7,943
  Shareholders' compensation...........      442       44         38        114         (83)(h)         555
  Provision for doubtful accounts......       66       83         --         11          --             160
  Depreciation and amortization........      207        4         44        162         181(e)          598
  Foreign exchange (gain) loss.........      (50)      --         49         11          --              10
  Unrealized foreign exchange (gain)
    loss...............................       (4)      --         --         --          --              (4)
                                         -------    ------    ------     ------     -------         -------
    Total operating expenses...........    5,919      708        794      1,743          98           9,262
                                         -------    ------    ------     ------     -------         -------
    Operating income (loss)............    1,299      (82)       116        464         (98)          1,699
                                         -------    ------    ------     ------     -------         -------
OTHER INCOME (EXPENSE):
  Interest expense, net................     (152)       1         (7)       (42)         --            (200)
  Interest expense -- related
    parties............................      (94)      --         --         --          --             (94)
  Other................................       --       --         --        (54)         --             (54)
                                         -------    ------    ------     ------     -------         -------
    Total other income (expense).......     (246)       1         (7)       (96)         --            (348)
                                         -------    ------    ------     ------     -------         -------
    Income (loss) before provision
      (benefit) for income taxes.......    1,053      (81)       109        368         (98)          1,351
PROVISION (BENEFIT) FOR INCOME TAXES...      455       25          8        195         (71)(f)         612
                                         -------    ------    ------     ------     -------         -------
    Net income.........................  $   598    $(106)    $  101     $  173     $   (27)        $   739
                                         =======    ======    ======     ======     =======         =======
EARNINGS PER SHARE:
  Basic and diluted....................  $   .09                                                    $   .09
                                         =======                                                    =======
  Weighted average shares
    outstanding........................    6,297      123        380      1,200                       8,000
                                         =======    ======    ======     ======                     =======

                         PRESTIGE COSMETICS CORPORATION

                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                                   PRO FORMA
                                         PRESTIGE   CANADA   AUSTRALIA   ITALY    ADJUSTMENTS      PRO FORMA
                                         --------   ------   ---------   ------   -----------      ---------
NET SALES..............................  $20,252    $1,806    $2,076     $4,832     $(2,044)(c)     $26,922
COST OF GOODS SOLD.....................    9,022    1,091      1,108      2,082      (2,044)(c)      11,259
                                         -------    ------    ------     ------     -------         -------
    Gross profit.......................   11,230      715        968      2,750          --          15,663
                                         -------    ------    ------     ------     -------         -------
OPERATING EXPENSES:
  Selling, general and administrative
    expenses...........................    7,587      531        818      1,455          --          10,391
  Royalties............................       --       --         --        327        (327)(i)          --
  Shareholders' compensation...........    1,513       47         45        152      (1,017)(h)         740
  Provision for doubtful accounts......      220       --         --         --          --             220
  Depreciation and amortization........      256       10         19        265         240(e)          790
  Foreign exchange (gain) loss.........     (179)      --         18         44          --            (117)
  Unrealized foreign exchange (gain)
    loss...............................      (20)      --         --         --          --             (20)
                                         -------    ------    ------     ------     -------         -------
    Total operating expenses...........    9,377      588        900      2,243      (1,104)         12,004
                                         -------    ------    ------     ------     -------         -------
    Operating income...................    1,853      127         68        507       1,104           3,659
                                         -------    ------    ------     ------     -------         -------
OTHER INCOME (EXPENSE):
  Interest expense.....................     (139)      (1)       (14)       (58)         --            (212)
  Interest expense -- related
    parties............................      (65)      --         --         --          --             (65)
  Other................................      (13)       3         (4)       (80)         --             (94)
                                         -------    ------    ------     ------     -------         -------
    Total other income (expense).......     (217)       2        (18)      (138)         --            (371)
                                         -------    ------    ------     ------     -------         -------
    Income (loss) before provision
      (benefit) for income taxes.......    1,636      129         50        369       1,104           3,288
PROVISION (BENEFIT) FOR
  INCOME TAXES.........................      793       25         (9)       270         332(f)        1,411
                                         -------    ------    ------     ------     -------         -------
    Net income (loss)..................  $   843    $ 104     $   59     $   99     $   772         $ 1,877
                                         =======    ======    ======     ======     =======         =======
EARNINGS PER SHARE:
  Basic and diluted....................  $   .13                                                    $   .23
                                         =======                                                    =======
  Weighted average shares
    outstanding........................    6,297      123        380      1,200                       8,000
                                         =======    ======    ======     ======                     =======

                         PRESTIGE COSMETICS CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following adjustments have been reflected to present the pro forma financial position and results of operations of Prestige as if the acquisitions of the Affiliates described in the Introduction to Pro Forma Financial Statements had been consummated at June 30, 1998 for balance sheet purposes, or at the beginning of the period presented for statement of operations purposes.


(a) Represents the elimination of amounts receivable from/payable to the Company and the Affiliates for the sale/purchase of products.

(b) Represents the excess of the merger consideration for Australia and Italy over the fair value of their merged net assets as follows:


Merger consideration (1,579,923 restricted common shares at a
value of $5.525 per share).......................................     $8,729
Fair value of assets acquired..............................   504
Adjustment to fair value...................................  (199)(d)
                                                             ----
Adjusted fair value of net assets acquired.......................        305
                                                                      ------
     Intangible assets...........................................     $8,424
                                                                      ======



(c) Represents the elimination of intercompany sales/purchases. No elimination of intercompany profit in ending inventory is required as transactions are made at substantially a cost basis.



(d) Represents an adjustment to conform the accounting policies of Australia to Prestige related to the acquisition and capitalization of displays.


(e) Represents the amortization of intangible assets, which arise in connection with the acquisitions of Australia and Italy, over their estimated average life of 35 years


(f) Represents adjustment to reflect taxes at an overall effective tax rate of approximately 40%, after consideration of non-deductible intangible asset amortization.


(g) Represents the elimination of the equity accounts of Australia and Italy and the issuance of the merger shares.


(h) Represents the elimination of shareholders' compensation to certain shareholders who will enter into employment agreements upon consummation of the offering, net of the recording of compensation required by the employment agreements. The pro forma presentation is shown solely as a result of the employment agreements that will exist following consummation of the Offering. The shareholders' duties and responsibilities will not be diminished after the Offering. This information is necessary to realistically assess the impact of the Offering.



(i) Represents the elimination of royalty expense incurred by Italy subject to a royalty agreement with an affiliate of the owner of Prestige that expired during 1997.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   15
Dividend Policy.......................   16
Capitalization........................   17
Dilution..............................   18
Selected Financial Data...............   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   28
Management............................   39
Certain Transactions..................   43
Principal Shareholders................   45
Description of Capital Stock..........   46
Shares Eligible for Future Sale.......   48
Underwriting..........................   49
Legal Matters.........................   50
Experts...............................   50
Additional Information................   51
Index to Financial Statements.........  F-1


  UNTIL             , 1998, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                2,300,000 SHARES

                                     [LOGO]

                         PRESTIGE COSMETICS CORPORATION

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                             JOSEPHTHAL & CO. INC.
                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that expenses payable by it in connection with the offering described in this registration statement excluding underwriting discounts and commissions and the Representative's non-accountable expense allowance will be as follows:


Securities and Exchange Commission registration fee.........  $  6,031.87
NASD filing fee.............................................     2,544.70
Nasdaq National Market listing fee..........................    43,250.00
Printing expenses...........................................    75,000.00
Accounting fees and expenses................................    60,000.00
Legal fees and expenses.....................................   150,000.00
Fees and expenses (including legal fees) for qualifications
  under state securities laws...............................    15,000.00
Transfer Agent's fees and expenses..........................     5,000.00
Miscellaneous...............................................    43,923.43
                                                              -----------
Total.......................................................  $400,750.00
                                                              ===========


---------------
* To be provided by amendment.

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under Section 607.0850 of the FBCA to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Articles of Incorporation provide that the Registrant will indemnify and may insure its officers and directors to the full extent permitted by law. The Registrant has also entered into indemnification agreements with each of its directors and executive officers where it has agreed to indemnify each of them to the fullest extent permitted by law. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise, against liabilities arising from conduct that such persons reasonably believed to be in, nor not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws or state or Federal environmental laws.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought from the Registrant, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification from the Registrant by any officer or director.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     No securities that were not registered under the Securities Act have been issued or sold by the Company within the past three years except as follows:


     Set forth below is information relating to certain issuances of an aggregate of 1,702,923 shares of Common Stock which the Company anticipates will occur prior to consummation of the Offering.



                                     SHARES
             PURCHASER             PURCHASED        PURCHASE PRICE
             ---------             ----------   ----------------------
          Sylvia Bouadena             123,000            (1)
         Denilpi Pty Ltd.             380,000            (2)
         So. Ge. Cos. S.A.          1,058,812            (3)
          Giorgio Ventura              71,995            (4)
         Giuliana Finelli              26,878            (5)
         Stefania Ventura              21,119            (6)
          Claudia Ventura              21,119            (7)


---------------


(1) Sylvia Bouadena will receive 123,000 shares of Common Stock in connection with the Company's acquisition of Prestige Canada.


(2) Denilpi Pty Ltd. will receive 380,000 shares of Common Stock in connection with the Company's acquisition of Prestige Australia.


(3) So. Ge. Cos. S.A. will receive 1,058,812 shares of Common Stock in exchange for the 88.24% interest in Prestige Italy, to be acquired by the Company in connection with its acquisition of Prestige Italy.


(4) Giorgio Ventura will receive 71,995 shares of Common Stock in exchange for the 6% interest in Prestige Italy, to be acquired by the Company in connection with its acquisition of Prestige Italy.


(5) Guiliana Finelli will receive 26,878 shares of Common Stock in exchange for the 2.24% interest in Prestige Italy, to be acquired by the Company in connection with its acquisition of Prestige Italy.


(6) Stefania Ventura will receive 21,119 shares of Common Stock in exchange for the 1.76% interest in Prestige Italy, to be acquired by the Company in connection with its acquisition of Prestige Italy.


(7) Claudia Ventura will receive 21,119 shares of Common Stock in exchange for the 1.76% interest in Prestige Italy, to be acquired by the Company in connection with its acquisition of Prestige Italy.



     The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the 1933 Act, or an exemption from such registration requirements. The Company will place stop transfer instructions with its transfer agent with respect to all such securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT                          DESCRIPTION
-------                          -----------
  1.1    Proposed form of Underwriting Agreement
  3.1    Form of Amended and Restated Articles of Incorporation
  3.2    Form of Amended and Restated Bylaws
  4.1    Form of Representative's Warrant Agreement, including Form of Representative's Warrants
  4.2    Form of Common Stock Certificate**
  5.1    Form of Opinion of Greenberg Traurig, P.A. as to the
         validity of the Common Stock being registered
 10.1    Credit and Security Agreement, dated September 28, 1995, by and between First Union National Bank of Florida and the
         Company.
 10.2    Demand, Renewal and Consolidated Revolving Promissory Note,
         dated as of April __, 1998, by and between First Union
         National Bank of Florida and the Company.**
 10.3    Second Additional Term Promissory Note, dated April 15, 1998 by and between First Union National Bank of Florida and the
         Company.*
 10.4    Form of Tax Indemnity Agreement**
 10.5    Guaranty, dated as of September 28, 1995, by and among First
         Union National Bank of Florida, the Company, and Gabriel
         Cohen, as Guarantor.
 10.6    Guaranty, dated as of September 28, 1995, by and among First
         Union National Bank of Florida, the Company and Jacques
         Cohen, as Guarantor.
 10.7    Amendment to Credit and Security Agreement, dated as of May
         29, 1997, by and between First Union National Bank of
         Florida and the Company.
 10.8    Second Amendment to Credit and Security Agreement, dated as of December 17, 1997, by and between First Union National
         Bank of Florida and the Company.
 10.9    Third Amendment to Credit and Security Agreement dated as of
         April __ , 1998 by and between First Union National Bank and the Company.*
 10.10   1998 Stock Option Plan of the Company.**
 10.11   Form of Employment Agreement, by and between Jacques Cohen and the Company.
 10.12   Form of Employment Agreement, by and between Gabriel Cohen and the Company.
 10.13   Form of Employment Agreement, by and between Thomas Winarick and the Company.
 10.14   Form of Employment Agreement, by and between Marc Feller and the Company.
 10.15   Form of Employment Agreement, by and between Chris Dow and the Company.
 10.16   Form of Employment Agreement, by and between Giorgio Ventura and the Company.
 10.17   Net Lease Agreement, dated May 1, 1994, by and between C&C
         General Partnership and the Company.
 10.18   Lease, dated June 1, 1996 by and between Stemar, as Nominees
         Pty. Ltd. and Cosmopak Pty. Ltd.
 10.19   Deed of Lease, dated January 3, 1998 by and between 2757800
         Canada Inc. and Prestige Canada.
 10.20   Promissory Note, dated December 31, 1997 by and between
         Jacques Cohen and the Company.
 10.21   Promissory Note, dated December 31, 1997 by and between
         Gabriel Cohen and the Company.

EXHIBIT                          DESCRIPTION
-------                          -----------
 23.1    Consent of Greenberg Traurig, P.A. (included in its opinion to be filed as Exhibit 5.1).
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consents of Director Nominees.
 24.1    Reference is made to the Signatures section of this
         Registration Statement for the Power of Attorney contained therein.
 27.1    Financial Data Schedule.


---------------

 * Previously filed.


** To be filed by amendment.


     (b) Financial Statement Schedules:

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission (the "Commission") are not required under the related instructions, the required information is contained in the financial statements and notes thereto or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, State of Florida, on September 15, 1998.


                                          PRESTIGE COSMETICS CORPORATION

                                          By:       /s/ JACQUES COHEN

                                            ------------------------------------
                                            Jacques Cohen, Chairman, President
                                              and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the date indicated.



                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----

                 /s/ JACQUES COHEN                   Chairman, President and Chief   September 15, 1998
---------------------------------------------------    Executive Officer (principal
                   Jacques Cohen                       executive officer)

                  /s/ MARC FELLER                    Chief Financial Officer         September 15, 1998
---------------------------------------------------    (principal financial and
                    Marc Feller                        accounting officer)

                 /s/ GABRIEL COHEN                   Vice President and Director     September 15, 1998
---------------------------------------------------
                   Gabriel Cohen

                /s/ THOMAS WINARICK                  Executive Vice President and    September 15, 1998
---------------------------------------------------    Director
                  Thomas Winarick

                                 EXHIBIT INDEX



EXHIBIT                          DESCRIPTION
-------                          -----------
  1.1    Proposed form of Underwriting Agreement
  3.1    Form of Amended and Restated Articles of Incorporation
  3.2    Form of Amended and Restated Bylaws
  4.1    Form of Representative's Warrant Agreement, including Form of Representative's Warrants
  5.1    Form of Opinion of Greenberg Traurig, P.A. as to the
         validity of the Common Stock being registered
 10.1    Credit and Security Agreement, dated September 28, 1995, by and between First Union National Bank of Florida and the
         Company.
 10.5    Guaranty, dated as of September 28, 1995, by and among First
         Union National Bank of Florida, the Company, and Gabriel
         Cohen, as Guarantor.
 10.6    Guaranty, dated as of September 28, 1995, by and among First
         Union National Bank of Florida, the Company and Jacques
         Cohen, as Guarantor.
 10.7    Amendment to Credit and Security Agreement, dated as of May
         29, 1997, by and between First Union National Bank of
         Florida and the Company.
 10.8    Second Amendment to Credit and Security Agreement, dated as of December 17, 1997, by and between First Union National
         Bank of Florida and the Company.
 10.11   Form of Employment Agreement, by and between Jacques Cohen and the Company.
 10.12   Form of Employment Agreement, by and between Gabriel Cohen and the Company.
 10.13   Form of Employment Agreement, by and between Thomas Winarick and the Company.
 10.14   Form of Employment Agreement, by and between Marc Feller and the Company.
 10.15   Form of Employment Agreement, by and between Chris Dow and the Company.
 10.16   Form of Employment Agreement, by and between Giorgio Ventura and the Company.
 10.17   Net Lease Agreement, dated May 1, 1994, by and between C&C
         General Partnership and the Company.
 10.18   Lease, dated June 1, 1996 by and between Stemar, as Nominees
         Pty. Ltd. and Cosmopak Pty. Ltd.
 10.19   Deed of Lease, dated January 3, 1998 by and between 2757800
         Canada Inc. and Prestige Canada.
 10.20   Promissory Note, dated December 31, 1997 by and between
         Jacques Cohen and the Company.
 10.21   Promissory Note, dated December 31, 1997 by and between
         Gabriel Cohen and the Company.
 23.1    Consent of Greenberg, Traurig, P.A. (included in its opinion to be filed as Exhibit 5.1).
 23.2    Consent of Authur Andersen LLP.
 23.3    Consents of Director Nominees.
 27.1    Financial Data Schedule.